As filed with the Securities and Exchange Commission on March 7, 2008
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Tiptree Financial Partners, L.P.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6199 (Primary Standard Industrial Classification Code Number)	33-1167206 (I.R.S. Employer Identification Number)
Tiptree Financial Partners, L.P.
767 Third Avenue, 11th Floor
New York, NY 10017
(646) 388-5900
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael G. Barnes
Chairman and Co-Chief Executive Officer
Tiptree Financial Partners, L.P.
767 Third Avenue, 11th Floor
New York, NY 10017
(646) 388-5900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Michael R. Littenberg
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
(212) 756-2000
Fax: (212) 593-5955
     Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered	Per Unit (1)	Price(1)	Fee (2)
Common partnership units representing limited partner interests	9,281,697	$15.00	$139,225,455	$5,471.56

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Calculated in accordance with Rule 457 under the Securities Act of 1933.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 7, 2008

PROSPECTUS
TIPTREE FINANCIAL PARTNERS, L.P.
Common Partnership Units
Representing Limited Partner Interests
     Tiptree Financial Partners, L.P., a Delaware limited partnership, or Tiptree, seeks to acquire performing and distressed credit assets and related equity instruments and make acquisitions and form joint ventures primarily focused on specialty finance companies and alternative asset managers. Tiptree was organized in May 2007 by our manager, Tricadia Capital Management, LLC, or Tricadia Capital. We are externally managed by Tricadia Capital.
     This prospectus relates to an aggregate of up to 9,281,697 limited partnership units, or LP units, which may be offered by the selling unitholders identified in this prospectus or a supplement hereto for their own account. Our filing of the registration statement, of which this prospectus is a part, is intended to satisfy our obligations to the selling unitholders to register for resale the LP units owned by them. The selling unitholders may sell LP units from time to time at the prevailing market price or in negotiated transactions. We do not know when or in what amount the selling unitholders may offer the LP units for sale. The selling unitholders may sell any, all or none of the LP units offered by this prospectus.
     We will not receive any of the proceeds from the sale of our LP units by the selling unitholders.
     The LP units will not be listed on any national securities exchange.
     This prospectus describes the general manner in which our LP units may be offered and sold by the selling unitholders. If necessary, the specific manner in which the LP units may be offered and sold will be described in a supplement to this prospectus.

     Investing in our LP units involves risks. See “Risk Factors” beginning on page 7 of this prospectus for risks that we think may be significant regarding an investment in the LP units.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2008

     You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

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SUMMARY
          The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including “Risk Factors,” before making a decision to purchase LP units. In this prospectus, unless the context suggests otherwise: references to “we,” “us” and “our” refer collectively to Tiptree Financial Partners, L.P., a Delaware limited partnership, and its subsidiaries; references to the “LP” refer to Tiptree Financial Partners, L.P. only, and not its subsidiaries; references to “Tricadia Capital” or “Tricadia” mean Tricadia Capital Management, LLC, a Delaware limited liability company, and our manager; and references to “LP units” mean the limited partner interests in the LP.
Overview
          We are a Delaware limited partnership organized by our manager, Tricadia Capital. As a holding company, we operate primarily through our subsidiaries. We intend to acquire performing and distressed credit assets and related equity interests, including broadly syndicated and middle market corporate leveraged loans, mezzanine debt, unsecured debt, synthetic credit default swaps, synthetic credit indexes and tranches from synthetic credit indexes, consumer related debt and structured debt, such as asset backed securities and collateralized debt obligations. We also expect to utilize a portion of our capital to opportunistically make acquisitions or participate in joint ventures, primarily focused on specialty finance companies and alternative asset managers. We seek to generate income from distributions and capital gains that we realize from our assets after payment of related expenses and debt service payments.
          We expect to leverage some of our credit assets through credit facilities and structured finance subsidiaries that are structured for us and serviced by Tricadia Capital and its affiliates. Although our business policies do not provide for any minimum or maximum limitations on leverage, the actual amount of leverage that we will utilize will depend upon a variety of factors, including type and maturity of assets, cost of financing, credit profile of the underlying assets and general economic and market conditions.
          On June 12, 2007, we completed a private offering of 9,281,697 LP units, at a price of $15.00 per unit, pursuant to which we received approximately $134 million.
Tricadia Capital
          We are managed by Tricadia Capital, pursuant to a management agreement under which Tricadia Capital is responsible for structuring and determining the asset composition of our subsidiaries and supervising their activities, subject to oversight by our board of directors, or Board, which includes two independent directors. All of our executive officers currently are employees of Tricadia Capital or one or more of its affiliates. Under the management agreement, Tricadia Capital is entitled to a base management fee and an incentive allocation. See “Tricadia Capital and the Management Agreement — The Management Agreement” for more information concerning the terms of the management agreement.
          Tricadia Capital is a New York-based U.S. Securities and Exchange Commission, or SEC, registered investment advisor focused primarily on credit-related trading strategies. Tricadia was founded in April 2003 by Messrs. Michael Barnes and Arif Inayatullah, each of whom has over 19 years of experience in the issuance and proprietary trading of fixed income and credit products. In addition to Messrs. Barnes and Inayatullah, Tricadia and its affiliates have approximately 40 professionals focused on the administration, analysis and trading of credit-related products. The Tricadia team currently manages approximately $8.3 billion in hedge funds, managed accounts, collateralized debt obligations and permanent capital businesses. We believe that our access to the resources, infrastructure and expertise of Tricadia Capital will provide us with a wide variety of business opportunities and a significant competitive advantage. We believe that this access, together with Tricadia Capital’s rigorous credit analysis for acquiring fixed-income assets, well positions us to achieve our business objectives.
          In addition, Tricadia Holdings, L.P., or Tricadia Holdings, the parent of Tricadia Capital, has an ongoing services agreement with Mariner Investment Group, LLC, or Mariner, under which a portion of Mariner’s revenues are tied to the success of Tricadia Capital. Mariner is an investment management company based in New York with more than $13.0 billion of assets under management and over 140 employees. Mariner offers an array of alternative asset management services focused primarily on fixed income and relative-value credit asset management strategies.

Under the services agreement, Mariner provides certain support services to Tricadia Holdings and its affiliates, including Tricadia Capital. These support services include back office, human resources, marketing, compliance and legal support and investor relations. We believe that this relationship and the services agreement enhance Tricadia's operational infrastructure. However, Mariner is not responsible under the services agreement for the LP's day-to-day business, operations, risk monitoring or supervision. We have also retained a subsidiary of Mariner to perform certain back office, administrative and accounting services for the LP.
          We believe that we have structured our relationship with Tricadia Capital to closely align our interests with those of Tricadia Capital. Tricadia Capital and its affiliates, officers, directors and employees own 2,558,525 LP units, including 211,860 restricted LP units. An affiliate of Tricadia Capital will receive an incentive allocation and corresponding distribution from us only after our net income allocable to LP units in any quarter exceeds an equivalent annual return equal to 2% above the three-month U.S. dollar London Interbank Offered Rate, or LIBOR, in effect for such quarter. Furthermore, at all times, the management agreement mandates that certain transactions involving conflicts of interest may not be consummated unless approved by our Board. In addition, exclusivity provisions in our management agreement with Tricadia Capital mandate that until 50% of the proceeds from our June 12, 2007 private placement (or approximately $67 million) have been deployed by us in accordance with our business strategies, Tricadia Capital will not sponsor or act as investment manager for any publicly traded entity that is primarily engaged in the business of owning equity and subordinated debt tranches of collateralized debt obligations, or CDOs, and Tricadia Capital will not sponsor or act as collateral manager or servicer for any newly created CDO other than on our behalf.
Competitive Advantages
          We believe we have the following competitive advantages over other entities with business objectives similar to ours:
•	an experienced management team, including four senior managers of Tricadia Capital who have, on average, 20 years of experience in the fields of credit analysis and trading, leveraged loans, consumer related debt, capital markets, risk management, and special situation investing;

•	depth of experience in credit investing, with Tricadia Capital and its affiliates currently managing more than 20 different funds which invest in credit related assets;

•	access to Tricadia Capital’s infrastructure, including its team of experienced asset management professionals and established operational infrastructure; and

•	access to Tricadia Capital’s deal flow.
Business Strategy
          Our business strategy is to acquire performing and distressed credit assets and related equity interests, including broadly syndicated and middle market corporate leveraged loans, mezzanine debt, unsecured debt, synthetic credit default swaps, synthetic credit related indexes and tranches from synthetic credit indexes, consumer related debt and structured debt, such as asset backed securities and collateralized debt obligations. Within these sectors, it is expected that we will own a broad range of fixed-income assets across a variety of industries. We expect to leverage some of our credit assets through credit facilities and structured finance subsidiaries (some of which may be formed as CDOs), that will be structured for us and serviced by Tricadia Capital and its affiliates. We also expect to utilize a portion of our capital to opportunistically make acquisitions or participate in joint ventures, primarily focused on specialty finance companies and alternative asset managers. We intend to operate our business to comply with exemptions from registration under the Investment Company Act of 1940, or the 1940 Act. This places limitations on our business strategy. See “Risk Factors — Risks Related to Our Business — Maintenance of our 1940 Act exemption will impose limits on our operations” and “Our Company — Regulatory Matters — 1940 Act.”

Our Organizational Structure
     The following chart sets forth our organizational structure:

(1)	Based on 9,546,552 LP units outstanding, including 264,825 restricted LP units subject to vesting and excluding options to purchase 540,000 LP units.

(2)	Includes special limited partner. See “Tricadia Capital and the Management Agreement — The Management Agreement — Incentive Allocation.”

The Offering

LP units to be sold by selling unitholders	9,281,697 common partnership units

Use of proceeds	The selling unitholders will receive all of the proceeds from the sale of the LP units offered by this prospectus. We will not receive any proceeds from the sale by the selling unitholders of LP units offered by this prospectus.

Risk Factors	For a discussion of risks relating to an investment in the LP Units, see “Risk Factors.”

Our executive offices are located at 767 Third Avenue, 11th Floor, New York, NY 10017 and our telephone number is (212) 388-5900.

Summary Financial Data
          The following table contains summary consolidated financial data of Tiptree Financial Partners, L.P. as of December 31, 2007 and for the period from June 12, 2007 (commencement of operations) to December 31, 2007, derived from the audited consolidated financial statements and related notes of the LP.
          You should read the financial data below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

From June 12, 2007
(Commencement of
Operations)
to December 31, 2007
(audited)
(in thousands,
other than LP unit
amounts)

Consolidated Statement of Operations

Realized and unrealized gains/(losses)
Realized loss — securities	$(18,616)
Realized gain — Extinguishment of notes payable	3,657
Net unrealized loss — securities	(25)
Unrealized gain — derivatives	29,395

Total net realized and unrealized gains/(losses)	$14,411

Income
Margin and bank interest income	$2,187
Loan interest income	18,993
Other interest income	2,015
Other income	24

Total income	$23,219

Total net realized and unrealized gains/(losses) and income	$37,630

Expense
Interest expense	$14,428
Organizational expenses	17,507
Management fee expense	1,570
Restricted unit and option expense	817
Accrued expenses	344
Other expenses	432

Total expenses	$35,098

Net income	$2,532

Net income per common LP unit
Basic	$0.27
Diluted	$0.27
Weighted average number of common LP units
Basic	9,281,697
Diluted	9,546,522

As of December 31,
2007
(audited)
(in thousands)

Consolidated Balance Sheet

Assets
Cash and cash equivalents — unrestricted	$75,257
Cash and cash equivalents — restricted	21,905
Due from trustee	1,828
Trading securities	1,300
Held-to-maturity securities — pledged	9,386
Loans owned, at amortized cost — pledged	372,671
Derivative financial instruments, at fair value	29,395
Accrued interest receivable	3,784

Total assets	$515,525

Liabilities
Notes payable	$370,500
Accrued interest payable	5,034
Other liabilities and accrued expenses	1,408

Total liabilities	$376,942

Partnership capital
Limited partnership units, unlimited LP units authorized, 9,546,522 LP units issued and outstanding, including 264,825 restricted LP units	$139,225
Distributions paid	(3,991)
Capital change due to equity compensation	817
Retained Earnings	2,532

Total partnership capital	$138,583

Total liabilities and partnership capital	$515,525

RISK FACTORS
          An investment in the LP units involves a high degree of risk. You should carefully consider the following information, together with the other information contained in this prospectus, before buying the LP units. Any of the risks described herein could have a material adverse effect on our business, one or more of our assets, the market price of the LP units and our ability to make distributions to the holders of the LP units. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Related to Our Business
We have a limited operating history and, accordingly, it is difficult to evaluate an investment in the LP units.
          We were formed in May 2007 and have a limited operating history. It is difficult to evaluate our future prospects and an investment in the LP units due to our limited operating history. We will be subject to the risks generally associated with the formation of any new business, including the risk that we will not be able to successfully execute our investment and business strategy. There can be no assurance that we will generate sufficient revenue from operations to pay our expenses and make or sustain distributions to holders of the LP units.
          Tricadia Capital is authorized to follow a very broad business approach on our behalf. Our policies do not impose any limitations on the relative amount of our interests in any asset class. As a result, we cannot predict with any certainty the percentage of our assets that will be in each category. We may change our business strategy and policies without a vote of the limited partners. Our Board will periodically review our business approach and our assets. However, our Board does not review each proposed purchase. In addition, in conducting periodic reviews, our Board relies primarily on information provided to it by Tricadia Capital.
We may not realize gains or income from our assets and our assets may decline in value.
          We seek to generate both current income and capital appreciation. The assets that we acquire may not appreciate in value, however, and in fact, may decline in value, and the debt securities that we acquire may default on interest and/or principal payments. Market values of our assets may decline for a number of reasons, including due to liquidity issues, changes in prevailing market rates, increases in defaults, actual or perceived credit issues involving one or more issuers, increases in voluntary prepayments for those assets that we have that are subject to prepayment risk, widening of credit spreads, actions by rating agencies, declines in the value of the collateral supporting debt and difficulty in valuing assets. Also, a decline in credit quality of assets where there is a significant risk that there will be a default or imminent default may force us to sell certain assets at a loss. Accordingly, we may not be able to realize gains or income from our assets and our assets may lose value. Any gains that we do realize may not be sufficient to offset any losses we experience. Furthermore, any income that we realize may not be sufficient to offset our expenses. Except for assets held by our subsidiaries and variable interest entities consolidated on our balance sheet, we value our assets at fair value, which may result in significant fluctuations in our asset values.
Beginning with the third calendar quarter of 2007, there has been considerable dislocation in credit markets. If credit markets do not recover, we may not be able to implement our business strategy effectively.
          Investor concerns about the credit quality of subprime mortgages and increased default rates have led investors to question the reliability of credit ratings for a broad range of fixed income securities and structured products. Reduced confidence by investors in their ability to correctly value complex financial products has significantly reduced new issuances of many of the types of structured credit assets we intend to acquire. In addition, as financial institutions reported losses related to structured products and have been unable to sell loans at attractive prices in the secondary market, they have become less willing to provide loans, significantly affecting the market for corporate debt. The dislocation in the credit markets also has made it difficult to value and trade the types of credit assets we intend to acquire, which has adversely affected liquidity. If one or more major market participants fails or withdraws from the market, it could further negatively impact the volume of issuances or the liquidity of one or more of the types of credit assets we intend to acquire. The failure of a significant number of counterparties or a counterparty that holds a significant amount of credit default swaps could also have a material adverse effect on the volume of new issuances and/or liquidity of fixed income securities. If there is not a sufficient level of new issuances, investors continue to have concerns regarding the valuation of credit assets or liquidity issues persist, we may not be able to implement our business strategy effectively or may need to modify our business strategy.

     A significant portion of our assets will be illiquid or have limited liquidity, which may limit our ability to sell those assets at favorable prices or at all.
          A portion of our assets are expected to consist of debt or equity instruments that are illiquid or have limited liquidity. As of December 31, 2007, based on fair value, approximately 97.5% of our credit assets consisted of corporate loans that have limited liquidity. It may be difficult for us to dispose of assets with limited liquidity rapidly, or at all, or at favorable prices. Historically, the trading volume in the loan market has been small relative to other markets and transfers may require the consent of an agent or borrower. In addition, assets with limited liquidity may be more difficult to value and may trade at a substantial discount or experience more volatility than more liquid securities.
          When restricted securities are sold to the public, we may be deemed an “underwriter” or possibly a controlling person with respect thereto for purposes of the Securities Act and be subject to liability under the Securities Act.
We intend to utilize external sources of leverage, and, if we encounter difficulty in obtaining leverage at attractive spreads or at all, we may be unable to earn attractive rates of income.
          We intend to apply a high degree of leverage to the assets held by our subsidiaries in order to earn an incremental amount on the difference between the income on their assets and the cost of their leverage. If we are unable to obtain leverage at an attractive cost, and therefore operate with less leverage or pay more for our leverage, our total earnings from our subsidiaries’ unleveraged assets may be substantially reduced. Changes in interest rates on our borrowings can adversely affect our net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Changes in the level of interest rates also may adversely affect our ability to acquire assets and create efficient financing. In addition, overcollateralization covenants or other covenants in our financing documents may require us to sell assets if their fair value drops below a certain level, which may result in a reduction in our income and cash flow from these assets. The current disruption in the credit markets has adversely affected our ability to use leverage at the present time.
Most of our assets will be rated below investment grade or unrated.
          We expect most of the loans we acquire will be rated below investment-grade or unrated but of comparable credit quality. These loans are expected to have greater credit and liquidity risk than more highly rated loans. In addition, many borrowers of these loans are expected to be highly leveraged, which creates increased risks that their operations might not generate sufficient cash flow to service their debt obligations. To the extent that these borrowers are unable to refinance their debt at maturity, or to make scheduled interest payments on their indebtedness, they may be forced to seek bankruptcy protection or may have an involuntary bankruptcy commenced against them, which would reduce the value of the debt of those borrowers held by us. Loans that are rated below investment grade or unrated also may have less liquidity and experience greater fluctuations in price than may highly rated investments.
The fair value of many of our assets may not be readily determinable and we may not be able to realize the value at which such assets are carried if we are required to dispose of them.
          We will generally value our assets at fair value. Many of our assets will have limited liquidity or be illiquid and will not be publicly traded or readily marketable. As a result, we may not be able to sell a given asset at a price equal to the amount ascribed to such asset. The market value of our LP units and any other securities we may issue could be adversely affected if our determinations regarding the fair value of our assets are materially higher than the values that we ultimately realize upon their disposal.

Actual default rates on the categories of credit assets held by us may be higher than historical default rates.
          The historical performance of the types of assets that we intend to acquire is not necessarily indicative of their future performance. Should increases in default rates or decreases in recovery rates occur with respect to the types of assets that we own, the actual default rates with respect to the assets in our portfolio may be significantly greater than, or the actual recovery rates with respect to the assets in our portfolio may be significantly less than, the hypothetical default rates and recovery rates that we used in purchasing these assets. If this were to occur, any debt issued by special purpose vehicles or alternative instruments used to finance these assets may be impaired and any subordinated debt and equity interests that we hold in any such vehicles may not receive distributions.
The credit ratings of the assets we hold are only opinions and not guarantees of future performance or market value.
          Credit ratings of assets and securities that we may hold represent the rating agencies’ opinions regarding the credit quality of those assets and securities and are not a guarantee of future performance. Rating agencies attempt to evaluate the safety of principal and interest payments and do not evaluate the risks of fluctuations in market value; therefore, ratings may not fully reflect the true risks of holding an asset. In addition, rating agencies may fail to make timely changes in credit ratings in response to subsequent events, so that an issuer’s current financial condition may be better or worse than a rating indicates. The credit ratings of the assets we purchase also may change over time.
Future acquisitions or joint ventures may not be successful.
          We intend to opportunistically make acquisitions or participate in joint ventures, primarily focused on specialty finance companies and alternative asset managers. We may not be successful in assessing the value, strengths and weaknesses of potential acquisitions or joint ventures and consummating them on acceptable terms or at all. Diligence and negotiation of acquisitions or joint ventures may strain our resources and distract us from operating other aspects of our business. Consideration in an acquisition or joint venture may include the issuance of additional LP units by us, which would result in dilution to existing holders of our LP units. We may also incur indebtedness in connection with an acquisition or joint venture.
          We may not realize the anticipated benefits of any acquisition or joint venture, due to several factors, including but not limited to:
•	the loss of clients of the acquired company;

•	a failure of our due diligence process to identify significant issues or contingencies;

•	our inability to retain key personnel of an acquired company;

•	difficulties assimilating the operations and personnel of an acquired company;

•	our inability to achieve the financial and strategic goals of the acquired company or joint venture; and

•	difficulties in maintaining internal controls, procedures and policies.
          Acquisitions or joint ventures involving specialty finance companies or alternative asset managers also could increase conflicts of interest involved in asset allocation choices by our manager.

          Synthetic securities are subject to counterparty risk, which could result in losses to us.
          We may acquire interests in synthetic securities, the reference obligations of which are asset backed securities or a specified pool of financial assets, including credit default swaps. The issuer of synthetic securities will usually have a contractual relationship only with the counterparty, and not the reference obligor on the reference obligation. In acquiring synthetic securities, we generally will have no right directly to enforce compliance by the reference obligor with the terms of the reference obligation nor any rights of set-off against the reference obligor, nor have any voting or other consensual rights of ownership with respect to the reference obligation and will not directly benefit from any collateral supporting the reference obligation. In addition, in the event of the insolvency of the counterparty, we will be treated as a general creditor of the counterparty, and will not have any claim of title with respect to the reference obligation. As a result, we will be subject to the credit risk of the counterparty as well as that of the reference obligor. Concentrations of synthetic securities entered into with any one counterparty will subject us to an additional degree of risk with respect to defaults by that counterparty.
          Our CDO subsidiaries that rely on Rule 3a-7 will obtain synthetic collateral exposure through credit-linked notes, credit-linked trust certificates, credit-linked trust units or other structured bond investments. In the event of the insolvency of a credit-linked security, the purchaser will not have any claim or title to the related reference obligation and, except to the extent the credit-linked security is collateralized, will be treated as a general creditor of the credit-linked note issuer. Purchasers of credit-linked securities are subject to the credit risk of the credit-linked note issuer, the credit default swap counterparty and the issuers of the reference obligations. A credit-linked security may also involve leveraged exposure to the related reference obligations.
Our rights under loan participations are more limited than under loans acquired by direct purchase or assignment.
          We may acquire corporate loans in the form of participations. In purchasing participations, we generally will have no right to enforce compliance by the borrower with the terms of the credit agreement nor any rights of set-off against the borrower, and we may not directly benefit from the collateral supporting the debt obligation in which we have purchased the participation. As a result, we will assume the credit risk of both the borrower and the institution selling the participation.
Total return swaps and credit default swaps are subject to risks related to changes in interest rates, credit spreads, credit quality, expected recovery rates of the underlying credit instrument and renewal risks.
          We may enter into total return swaps, or “TRS,” and credit default swaps, or “CDS,” to obtain synthetic exposure to certain credit-based assets. For a description of the types of swaps we currently intend to acquire, see “Business — Business Strategy.” We will have a contractual relationship with the TRS or CDS counterparty and not with the issuer of the credit-based assets. Generally, we will have no right to directly enforce compliance by the issuer or to participate in any vote or consent of holders of the underlying asset. TRS and CDS also are subject to risks related to changes in interest rates, credit spreads, the credit quality of the underlying credit instrument and expected recovery rates of the underlying credit instrument, any of which may affect the value of the TRS or CDS. A TRS or CDS may require us to deliver collateral in certain situations. In addition, a CDS may require us to pay an amount equal to any shortfalls on payments of interest or principal on a reference obligation or any writedowns of the principal balance of a reference obligation. In the case of a CDS on a portfolio of reference obligations in which we do not make payments until the total losses resulting from our credit events and floating amount events exceeds a specified threshold, we may experience a sudden loss in our entire investment.
          Upon the occurrence of a credit event, a CDS may be physically settled or cash settled depending upon the terms of the particular CDS. The value of the deliverable obligation on physical settlement or amount of cash settlement upon a credit event is likely to be less than the initial principal balance referenced in the CDS.
          We also may enter into CDS referencing a recognized index or a bespoke portfolio of reference entities or obligations, or “synthetic credit indexes,” which may pose additional risks. The index referenced may not necessarily replicate acquisition of a portfolio of reference entities or obligations that comprise the index. Market dislocations or lack of appropriate issuance in a sector may increase the disparity between the value of an index and the portfolio of securities and/or loans or reference entities comprising the index. Speculative trading may increase volatility and exaggerate index movement when compared to cash markets. Certain indices have recently experienced increased volatility and decreased liquidity, which could accelerate selling out of an index as participants attempt to close out synthetic credit indexes at potentially unfavorable prices. The market for synthetic credit indexes is relatively new and rapidly evolving, which may increase market risk.
          Because swap maturities may not correspond to the maturities of the credit instruments underlying the swap, we may wish to renew swaps as they mature. However, there is a limited number of providers of swaps, and the initial swap providers may not choose to renew a swap. Accordingly, we may not be able to obtain suitable replacement swaps.
We may not be able to acquire eligible collateral securities for a CDO issuance, or may not be able to issue CDO securities on attractive terms, which could increase our financing costs or adversely affect our ability to establish a CDO subsidiary.
          Shorter-term credit facilities are expected to be used to finance the acquisition of securities for any CDO subsidiary until a sufficient quantity of securities is accumulated, at which time the assets would be refinanced through a securitization, such as a CDO issuance, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that the short-term facilities are available, a sufficient amount of eligible securities to create a CDO subsidiary. We also may not be able to obtain a short-term credit facility on acceptable terms or at all or may not be able to renew a short-term credit facility on acceptable terms or at all after it expires should we find it necessary to obtain an extension. Any of the foregoing could increase our financing costs or adversely affect our ability to establish a CDO subsidiary. In addition, conditions in the capital markets may make the creation of a CDO subsidiary less attractive to us when we do have available a sufficient pool of collateral.
We may be required to repurchase or be responsible for any loss on non-conforming assets held by a CDO subsidiary.
          If any of the loans or securities that we originate or acquire and sell or securitize do not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, we may be required to repurchase the loans or securities or replace them with substitute loans or securities. In addition, in the case of loans or securities that we have sold instead of retained, we may be required to indemnify purchasers for losses or expenses incurred as a result of a breach of a representation or warranty. Any significant repurchases or indemnification payments could materially and adversely affect our liquidity, financial condition and operating results.
Hedging transactions may reduce our income or result in losses.
          We intend to engage in hedging transactions to limit our exposure to underlying portfolio defaults and to changes in interest rates, credit spreads, currency exchange rates and other financial market changes. Hedging does not eliminate the possibility of fluctuations or prevent losses. Hedging transactions may also limit the opportunity for income or gain if rates change favorably. In addition, the ability of our structured finance subsidiaries that rely on Rule 3a-7 to enter into hedging transactions may be limited.
          The success of any hedging transactions will depend on our ability to anticipate potential movements of relevant market rates and credit spreads. For a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. In addition, we will also be exposed to the credit risk of the counterparty with respect to payments under derivative instruments used to hedge.
The terms of any indebtedness we incur may impose limitations on our business.
          Any future indebtedness that we incur may contain restrictive covenants that impose operating and other restrictions on us or one or more of our subsidiaries, including restrictions on our ability to make distributions to holders of LP units. These covenants may limit our ability, or the ability of one or more of our subsidiaries, to:
•	incur or guarantee additional debt;

•	create or incur liens;

•	engage in mergers and sales of substantially all of our assets;

•	make loans, acquisitions or investments;

•	make distributions on our LP units unless we maintain specified financial covenants;

•	engage in transactions with affiliates; and

•	otherwise engage in operations as currently contemplated or as may be contemplated in the future.
We operate in a highly competitive market for business opportunities.
          We will be subject to significant competition in seeking business opportunities. Many of our competitors have substantially greater resources than us and we may not be able to compete successfully for assets. Furthermore, competition for assets of the types and classes that we intend to acquire may lead to the price of such assets increasing, which may further limit our ability to generate our desired returns. The barriers to entry for additional competitors are low and we expect that our competition will continue to increase.

Maintenance of our 1940 Act exemption will impose limits on our operations.
          We intend to continue to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Therefore, we must limit the types and nature of businesses in which we may engage and assets that we may acquire.
          Section 3(a)(1)(C) of the 1940 Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities, and owns or proposes to acquire “investment securities” having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Assets that would generally be excluded from the term “investment securities,” include specialty finance companies and alternative asset managers in which we own a majority of the equity and securities issued by other majority-owned subsidiaries that are not themselves investment companies and are not relying on certain exemptions from the definition of investment company set forth in the 1940 Act. In addition, we believe that certain credit default swaps are not “investment securities,” although the status of credit default swaps is not currently settled under the 1940 Act. In the event that credit default swaps are at some point deemed to be “securities” under the 1940 Act, we could be required to register under the 1940 Act. Assets that generally would constitute “investment securities” include loans, debt securities, preference shares and subordinated notes issued by CDOs that are not majority owned subsidiaries of ours. Accordingly, we may be required to limit our acquisition of these assets, which may adversely affect our opportunity to capitalize on particular investment opportunities.
          We intend to monitor our assets to ensure that we are not required to register as an investment company under the 1940 Act. To the extent we do not do so successfully, or if the SEC were to disagree with our treatment of one or more businesses or assets for purposes of the 1940 Act, we might be required to register as an investment company or adjust our business strategy and our assets. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons, portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters, and we could be subject to adverse tax consequences, including being treated as a corporation for U.S. federal income tax purposes. We believe that registration as an investment company would have a material adverse effect on our ability to successfully operate our business. See “Business — Regulatory Matters — 1940 Act.”
In order for our majority owned CDO subsidiaries to comply with Rule 3a-7, the indentures that govern these CDOs will impose limitations on their ability to purchase and sell assets, including provisions that prohibit assets from being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes. This may reduce our earnings.
          Certain of our subsidiaries that issue CDOs will rely on the exemption from registration provided by Rule 3a-7 under the 1940 Act. Rule 3a-7 imposes significant limitations on the ability of a CDO issuer to purchase or sell assets, including prohibiting the issuer from purchasing or selling assets for the primary purpose of recognizing gains or decreasing losses resulting from market value changes. Thus, provisions in the indentures that govern our CDO subsidiaries restrict them from purchasing and selling assets in circumstances in which it may otherwise be advantageous for them to do so, which may result in lower earnings and distributions for equity holders.
We may change our business strategy and operational policies without our limited partners’ consent, which may result in a determination to pursue riskier business activities.
          We may change our business strategy at any time without the consent of holders of the LP units, which could result in our acquiring assets or making investments that are different from, and possibly riskier than, those contemplated by the strategy described in this prospectus. A change in our business strategy may increase our exposure to market fluctuations or certain other risks. Our Board will determine our operational policies and may amend or revise our policies, including our policies with respect to acquiring assets, operations, indebtedness, capitalization and distributions or approve transactions that deviate from these policies, without a vote of, or notice to, holders of the LP units.

Tiptree is a holding company. Our holding company structure may limit our ability to make regular distributions to holders of the LP units because we will rely on distributions from our subsidiaries and other companies in which our subsidiaries hold assets.
          We operate using a holding company structure and acquire assets primarily through our subsidiaries. Therefore, we are dependent upon the ability of our subsidiaries and their businesses and assets to generate earnings and cash flows and distribute them to us in the form of dividends or distributions to enable us to meet our expenses and to make distributions to holders of the LP units. The ability of our subsidiaries and the businesses in which they will hold assets to make distributions or pay dividends will depend on their respective operating results and may be subject to limitations, including, among other things, laws limiting the amount of funds available for the payment of dividends or distributions and the terms and covenants of any future outstanding indebtedness, contract or agreement. If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient funds for distributions from our subsidiaries and their businesses and assets, we may not be able to make or may have to delay distributions on the LP units.
Certain provisions in our organizational documents and management agreement could inhibit a change of control.
          Certain provisions of the LP Agreement could make it more difficult or less beneficial for a third party to acquire control of us even if such a change in control would be beneficial to you. These provisions include:
•	removal of directors of the LP requires action by holders of LP units representing at least two-thirds of the LP units;

•	our ability to issue additional LP units and incentive interests;

•	advance notice requirements by holders of the LP units for actions to be taken at annual meetings; and

•	that special meetings may not be called by holders of the LP units and holders of LP units may not act by written consent.
          Furthermore, if the management agreement is terminated other than for cause, Tricadia Capital will be entitled to four times the average amount of the annual management fee and incentive allocation earned by Tricadia Capital or its affiliates, as the case may be, during the 24-month period preceding such termination. This termination provision could inhibit a change of control.

Risks Related to our Manager and/or its Affiliates
Our performance is dependent on Tricadia Capital and we may not find a suitable replacement if the management agreement is not renewed or is terminated.
          We are externally managed by Tricadia Capital pursuant to a management agreement. All of the executive officers of the LP are also executive officers of Tricadia Capital. We have no separate facilities, employees or management and are reliant on Tricadia Capital, which has significant discretion as to the implementation of our operating policies and strategies. We are dependent on Tricadia Capital for certain services, including administrative and business advice. We are subject to the risk that Tricadia Capital will not renew or will terminate the management agreement and that no suitable replacement will be found. The management agreement has a three year term automatically renewable for successive one year terms. Tricadia Capital may terminate or elect not to renew the management agreement without penalty upon written notice 180 days prior to the end of the term.
The departure of any of the members of senior management of Tricadia Capital may adversely affect our ability to achieve our business objectives; our management agreement does not require the availability to us of any particular individuals.
          We depend on the diligence, skill and network of business contacts of the employees of Tricadia Capital. The management of Tricadia Capital evaluates, negotiates, structures, closes and monitors transactions for us. Our future success depends on the continued service of the management team of Tricadia Capital, and that continued service is not guaranteed. The management agreement does not obligate that any particular individual’s services be made available to us. The departure of any of the members of the management of Tricadia Capital could have a material adverse effect on our ability to achieve our business objectives.
We rely on Tricadia Capital and Mariner to perform substantially all of our back office operations.
          We rely on Tricadia Capital to perform substantially all of our back office operations. A portion of the services that Tricadia provides to us are in turn provided to Tricadia by Mariner pursuant to a services agreement that may be terminated by Tricadia or Mariner without our consent, and provides for termination upon certain conditions set forth therein. In addition, a subsidiary of Mariner provides certain back office services to us directly for a fee. If Tricadia ceases to be our manager, its services agreement with Mariner is terminated or the subsidiary of Mariner ceases to directly provide services to us, we would be required to make alternative arrangements for the performance of these services. We may not be able to obtain these services at reasonable rates or at all, and our costs of obtaining such services could materially increase, which could adversely affect our results of operations. We do not have a written contract with Mariner with respect to the services that it provides to us directly, so it may cease providing services to us at any time without cost or penalty. For a description of these services arrangements, see “Tricadia Capital and the Management Agreement — The Management Agreement — Expenses.”
We are highly dependent on information systems, and systems failures could significantly disrupt our business.
          Our business is highly dependent on information systems, in particular those relating to the trading or pricing of assets or otherwise containing detailed information relating to the types of assets, that we intend to buy or sell. Any failure or interruption of the information systems used by our manager could adversely impact our business.
Tricadia Capital’s liability is limited and it is indemnified under the management agreement.
          The management agreement provides that Tricadia Capital or any of its affiliates or their respective directors, officers, employees, partners, members, shareholders, advisors and agents and/or representatives will not be liable to us, any subsidiary of ours, our directors, holders of the LP units or any subsidiary’s shareholders for any acts or omissions by any of the foregoing arising from, or in connection with, the provision of services by Tricadia Capital, or on behalf of Tricadia Capital, under the management agreement, except by reason of acts or omissions constituting fraud, willful misconduct or gross negligence. We have agreed to indemnify Tricadia Capital and its directors, officers, employees, members, advisors and agents to the fullest extent permitted by law against all liabilities and expenses arising from acts or omissions of any such indemnified party arising from, or in connection with, the provision of services by Tricadia Capital, or on behalf of Tricadia Capital, under the management agreement, except by reason of acts or omissions constituting fraud, willful misconduct or gross negligence.
Tricadia Capital and its affiliates own a significant minority interest in our LP units and may vote in a manner that does not coincide with the interests of other holders of LP units.
          As of the date of this prospectus, Tricadia Capital and its affiliates owned approximately 26.8% of the LP units outstanding. As a result, Tricadia Capital and its affiliates have significant voting power in any vote by holders of LP units. Tricadia Capital and its affiliates may vote in a manner that does not coincide with the interests of other holders of LP units.
We may purchase assets from Tricadia Capital or its affiliates, make co-purchases alongside Tricadia Capital or its affiliates or otherwise participate in asset acquisitions in which Tricadia Capital or its affiliates have an interest, which could result in conflicts of interest.
          We have in the past purchased, and in the future may purchase, assets from Tricadia Capital or its affiliates, finance the assets of Tricadia Capital or its affiliates or make co-purchases alongside Tricadia Capital or its affiliates. These transactions may not be the result of arms’ length negotiations and will involve conflicts between our interests and the interest of Tricadia Capital and/or its affiliates in obtaining favorable terms and conditions. Accordingly, certain of these transactions may require approval of the Board. There can be no assurance that any procedural protections, such as obtaining the approval of the Board, will be sufficient to assure that these transactions will be made on terms that will be at least as favorable to us as those that would have been obtained in an arms’ length transaction.
Tricadia Capital has broad operational latitude, and even if Tricadia Capital finds a business opportunity that is appropriate for us, it may allocate, in its discretion, some or all of such opportunity to other accounts or other vehicles managed by it and its affiliates.
          Although Tricadia Capital has agreed with us that it will allocate opportunities among its clients pursuant to its written policies and procedures, there is no assurance that these policies and procedures will mandate that any particular opportunity will be allocated for our benefit. In addition, Tricadia Capital owes no direct fiduciary obligation to holders of the LP units.
We may purchase assets in situations where our interests conflict with those of Tricadia Capital or its affiliates.
          We may purchase assets that are senior or junior to, or have rights and interests different from or adverse to, assets held by other accounts or funds managed by Tricadia Capital. Certain of these transactions require approval of the Board. Our interests in such assets may conflict with the interests of such other accounts in related investments at the time of acquisition or in the event of a default or restructuring of a company, property or other asset.
We may compete with Tricadia Capital’s current and future investment vehicles for access to capital and assets.
          Tricadia Capital has sponsored and currently manages various investment vehicles, and may in the future sponsor or manage additional investment vehicles. This could result in us competing with one or more of these vehicles for capital or assets or for access to the benefits that we expect our relationship with Tricadia Capital to provide to us. We may also compete with one or more businesses in which Tricadia Capital, its affiliates and/or our management have an interest.
Tricadia Capital’s base management fee is payable regardless of our performance.
          Under the management agreement, Tricadia Capital is entitled to a base management fee from us that is based on the amount of our equity (as defined in the management agreement), regardless of the performance of our portfolio. For example, we would pay Tricadia Capital a base management fee for a specific period even if we experienced a net loss during the same period. This in turn could hurt our ability to make distributions to our unitholders and the market price of our LP units. In addition, the expenses for which Tricadia Capital will be reimbursed are not subject to any cap.
The incentive allocation may induce Tricadia Capital to engage in riskier activities than it otherwise would.
          The management incentive allocation structure that we have agreed to with Tricadia Capital may cause Tricadia Capital to purchase high risk assets or take other risks. In addition to its management fee, Tricadia Capital or an affiliate is entitled to receive an incentive allocation and corresponding distribution from us based in part upon our achievement of targeted levels of net income. In evaluating acquisitions and other management strategies, the opportunity to earn an incentive allocation based on net income may lead Tricadia Capital to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity, and/or management of credit risk or market risk, in order to achieve a higher incentive allocation. Assets with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our operations.
The management agreement may be difficult and costly to terminate.
          Termination of the management agreement may be difficult and costly. The initial term of the management agreement ends on June 12, 2010 and shall be automatically renewed for a one year term on each anniversary date after the initial term unless (i) two-thirds of the holders of our outstanding LP units determine by resolution that there has been unsatisfactory performance by Tricadia Capital that is materially detrimental to us or the compensation payable to Tricadia Capital is unfair and the parties are unable to negotiate an acceptable compensation arrangement and (ii) we provide notice of termination to Tricadia Capital 180 days prior to the end of the term or any extension thereof. Unless terminated for cause, and even if terminated on an anniversary date by us, Tricadia Capital will be entitled to a termination payment and we will be required to purchase from the holder(s) thereof the limited partnership interest that pays the incentive allocation as described herein. These provisions may increase the effective cost to us of terminating the management agreement.
Risks Related to this Offering
There currently is no public market for our LP units, an active trading market may never develop and the market price of the LP units may be volatile.
          There currently is no public market for our LP units and there can be no assurance that an active trading market for our LP units will develop. Even if an active trading market develops, the market price of our LP units may be highly volatile and could be subject to wide fluctuations. Some of the factors that could negatively affect our LP unit price include:
•	general market and economic conditions, including disruptions, downgrades, credit events and perceived problems in the credit markets;

•	actual or anticipated variations in our quarterly operating results or distributions;

•	changes in our investments or asset composition;

•	write-downs or perceived credit or liquidity issues affecting our assets;

•	market perception of our company, our business and our assets;

•	our level of indebtedness and/or adverse market reaction to any indebtedness we incur in the future;

•	additions or departures of Tricadia Capital’s key personnel;

•	changes in market valuations of similar companies; and

•	speculation in the press or investment community.
Because our LP units will not be listed on a securities exchange, the liquidity of our LP units may be severely limited.
          We do not intend to apply to list the LP units on a securities exchange. We expect to contact a market maker following the effectiveness of the registration statement of which this prospectus is a part and request to have the LP units quoted on the OTC Electronic Bulletin Board, or OTCBB. The OTCBB is a regulated quotation service that displays real-time quotes, last sale prices and volume information in over-the-counter securities. The OTCBB is not an issuer listing service, market or exchange. Although the OTCBB does not have any listing requirements per se, to be eligible for quotation on the OTCBB, issuers must remain current in their filings with the SEC. Market makers are not permitted to begin quotation of a security whose issuer does not meet this filing requirement. Securities already quoted on the OTCBB that become delinquent in their required filings will be removed following a 30 or 60 day grace period if they do not make their required filing during that time. We cannot guarantee that our LP units will be quoted on the OTCBB. As of the date of this filing, there have been no discussions or understandings between us or anyone acting on our behalf with any market maker regarding participation in a future trading market for our securities.
          Securities trading on the OTCBB have much lower trading volume than on a national exchange. Very few market makers take interest in securities traded over-the-counter; and, accordingly, the markets for such securities are less orderly than is usual for securities traded on a national exchanges such as The New York Stock Exchange or The NASDAQ Stock Market. As a result of the low trading volumes ordinarily obtained in over-the-counter markets, sales of our LP units in any significant amount can generally not be absorbed without a dramatic reduction in price. Moreover, thinly traded securities in the over-the-counter markets are more susceptible to trading manipulation than is ordinarily the case for more actively traded securities.
To the extent a market for our LP units develops, LP units eligible for future sale may have adverse effects on our LP unit price.
          We cannot predict the effect, if any, of future sales of LP units, or the availability of LP units for future sales, on the market price of the LP units. Sales of substantial amounts of LP units, or the perception that such sales could occur, may adversely affect prevailing market prices for the LP units.
          The registration statement of which this prospectus is a part relates to the registration of the 9,281,697 LP units sold in a private placement on June 12, 2007. As of the date of this prospectus, we have issued 540,000 options to purchase LP units, an aggregate of 211,860 restricted LP units to individuals affiliated with Tricadia Capital and 52,965 restricted LP units to Mariner Partners, Inc. pursuant to our 2007 LP Unit Incentive Plan and our 2007 LP Unit Incentive Plan for Non-Natural Persons and an aggregate of 95,175 LP units remain available for future grant under these plans. LP units granted under or resulting from the exercise of options granted under the plans are subject to vesting and may not be transferred unless registered under the Securities Act or an exemption from registration is available. We also may issue from time to time additional LP units and we may grant demand or piggyback registration rights in connection with such issuances.
          Sales of substantial amounts of LP units or the perception that such sales could occur may adversely affect the prevailing market price for our LP units.
Our failure to maintain effective internal controls could have a material adverse effect on our business in the future, our access to capital markets and the price of our LP units.
          Pursuant to the Sarbanes-Oxley Act of 2002, beginning with our second annual report filed with the SEC, management will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting and our independent registered public accounting firm will be required to deliver an attestation report on management’s assessment of, and the operating effectiveness of, our internal controls over financial reporting in conjunction with their opinion on our audited financial statements. Any failure to maintain adequate internal control over financial reporting or to implement required, new or improved controls, or difficulties encountered in their implementation, could cause us to report material weaknesses or other deficiencies in our internal control over financial reporting and could result in a more than remote possibility of errors or misstatements in our consolidated financial statements that would be material. If we or our independent registered public accounting firm were to conclude that our internal control over financial reporting was not effective, investors could lose confidence in our reported financial information and the price of our LP units could decline. Our failure to achieve and maintain effective internal controls could have a material adverse effect on our business in the future, our access to the capital markets and investors’ perception of us. In addition, material weaknesses in our internal controls could require significant expense and management time to remediate.
We will incur increased costs as a result of being a public partnership.
          As a public partnership, we will incur significant legal, accounting and other expenses that we did not incur as a private partnership, including costs associated with our public partnership reporting requirements, the Sarbanes-Oxley Act of 2002 and increased director and officer liability insurance costs. Although we expect to incur increased costs as a result of being a public partnership, we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. The increased costs of being a public partnership will likely reduce the amount of cash available for distribution to our unitholders.
Risks Related to Taxation
Holders of the LP units will be subject to U.S. federal income tax on their share of the LP’s taxable income, regardless of whether or when they receive any cash distributions from the LP.
          We intend to be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Holders of the LP units will be subject to U.S. federal income taxation and, in some cases, state, local and foreign income taxation on their share of the LP’s taxable income, regardless of whether or when they receive cash distributions from the LP. In addition, certain of our holdings, including holdings in controlled foreign corporations, or “CFCs,” and passive foreign investment corporations, or “PFICs,” may produce taxable income without corresponding distributions of cash to us or produce taxable income prior to or following the receipt of cash relating to such income, and holders of the LP units will be required to take such income into account in determining their taxable income. Holders of the LP units may not receive cash distributions equal to their share of our taxable income.
Dividends paid by PFICs will not qualify, and dividends paid by CFCs in which the LP will own equity will likely not qualify, for the reduced tax rates generally applicable to corporate dividends paid to individuals.
          Tax legislation enacted in 2003 reduced the maximum U.S. federal income tax rate on certain corporate dividends payable to individuals and other non-corporate taxpayers to 15% through 2010. Dividends payable by, or certain income inclusions derived with respect to the ownership of, PFICs and certain CFCs (including the CFCs we expect to own), however, are generally not eligible for the reduced rates. Although this legislation does not generally change the taxation of PFICs and CFCs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in PFICs or CFCs, or in companies like us where a substantial portion of our holdings are in PFICs and CFCs, to be relatively less attractive than holdings in the stocks of non-CFC and non-PFIC corporations that pay dividends.
If the LP fails to satisfy the “qualifying income” exception and is treated as a publicly traded partnership taxable as a corporation, all of its income will be subject to an entity-level tax in the United States, which could result in a material reduction in cash flow and after-tax return for holders of the LP units.
          In general, if a partnership is “publicly traded partnership” (as defined in the Code) it will be treated as a corporation for U.S. federal income purposes. A publicly traded partnership will, however, be taxed as a partnership, and not as a corporation for U.S. federal income tax purposes, so long as 90% or more of its gross income for each taxable year constitutes “qualifying income” within the meaning of Section 7704(d) of the Code. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes rents, dividends, interest, and capital gains from the sale or other disposition of stocks, bonds and real property and includes other income derived from the business of investing in, among other things, stocks and securities. Amounts included in gross income under Section 951(a)(1)(A)(i) of the Code as “Subpart F income” from a CFC and under

Section 1293(a) of the Code as earnings from a PFIC that is a qualified electing fund (within the meaning of Section 1295 of the Code, a “QEF”) constitute other income derived from the business of investing in, among other things, stocks and securities. If we fail to satisfy the “qualifying income” exception described above and are treated as a publicly traded partnership taxable as a corporation, items of income and deduction would not pass through to holders of the LP units and holders of the LP units would be treated for U.S. federal (and certain state and local) income tax purposes as shareholders in a corporation. In such case, we would be required to pay income tax at regular corporate rates on all of our income, including income derived from our non-U.S. assets. In addition, we would likely be liable for state and local income and/or franchise taxes on all of such income. Distributions to holders of LP units would constitute ordinary dividend income taxable to such holders to the extent of the LP’s earnings and profits, the payment of these dividends would not be deductible by the LP and a U.S. withholding tax of 30 percent would generally be imposed on distributions to non-U.S. investors. Taxation of the LP as a publicly traded partnership taxable as a corporation could result in a material reduction in cash flow and after-tax return for holders of the LP units.
          In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available for distribution to holders of the LP units would be substantially reduced.
Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available, and which is subject to potential change, possibly on a retroactive basis. Any such change could result in adverse consequences to the holders of the LP units.
          The U.S. federal income tax treatment of holders of the LP units depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Holders of LP units also should be aware that the U.S. federal income tax rules are constantly under review by the Internal Revenue Service, or IRS, resulting in revised interpretations of established concepts. The IRS pays close attention to the proper application of tax laws to partnerships and investments in foreign entities. The present U.S. federal income tax treatment of an investment in the LP units may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. We and holders of the LP units could be adversely affected by any such change in, or any new, tax law, regulation or interpretation. Our organizational documents and agreements permit Tricadia Capital to modify the LP Agreement from time to time, without the consent of the holders of the LP units, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have an adverse impact on some or all of the holders of LP units. Moreover, the LP will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to investors in a manner that reflects such investors’ beneficial shares of LP items, but these assumptions and conventions may not be in technical compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions used by the LP do not satisfy the technical requirements of the Code and/or Treasury regulations and could require that items of income, gain, deduction, loss or credit be adjusted or reallocated in a manner that adversely affects holders of the LP units.
There can be no assurance that the IRS will not assert successfully that some portion of the LP’s income is properly treated as income effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. investors.
          While it is intended that the LP’s method of operation will not result in the LP generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business (“effectively connected income”) with respect to non-U.S. investors, there can be no assurance that the IRS will not assert successfully that some portion of the LP’s income is properly treated as effectively connected income with respect to such non-U.S. investors. To the extent the LP’s income is treated as effectively connected income, non-U.S. investors generally would be required to (i) file a U.S. federal income tax return for such year reporting its allocable share, if any, of the LP income or loss effectively connected with such trade or business, and (ii) pay U.S. federal income tax (including the branch profits tax in the case of non-U.S. investors that are corporations) at regular U.S. tax rates on any such income.

Although we anticipate that our foreign corporate subsidiaries will not be subject to U.S. federal income tax on a net basis, no assurance can be given that such subsidiaries will not be subject to U.S. federal income tax on a net basis in any given taxable year.
          We anticipate that our foreign subsidiaries that are CDOs will generally conduct their activities in such way as not to be deemed to be engaged in a U.S. trade or business and not to be subject to U.S. federal income tax on a net basis. There can be no assurance, however, that our foreign subsidiaries will not pursue investments that may cause them to be engaged in a U.S. trade or business. Moreover, there can be no assurance that as a result of any change in applicable law, treaty, rule or regulation or interpretation thereof, the activities of any of our foreign subsidiaries would not become subject to U.S. federal income tax. Further, there can be no assurance that unanticipated activities of our foreign subsidiaries would not cause such subsidiaries to become subject to U.S. federal income tax. If any of our foreign subsidiaries became subject to U.S. federal income tax (including the U.S. branch profits tax), the amount of cash available for distribution by the LP would be reduced, which in turn could have an adverse impact on the value of the LP units. Although our foreign corporate subsidiaries are generally not expected to be subject to U.S. federal income tax on a net basis, such subsidiaries may generate income that may be subject to withholding taxes imposed by the United States or other countries.
The LP will have to withhold on U.S. source income allocable to non-U.S. investors.
          The LP will have the obligation to withhold on certain U.S. source income allocable (whether or not actually distributed) to non-U.S. investors. The LP reserves the right to withhold on income allocable to both U.S. and non-U.S. investors to the extent it deems necessary to discharge its withholding obligations. U.S. investors will receive a tax credit for any amounts withheld on income allocable to them.
An investment in the LP will give rise to UBTI.
          The LP expects to incur some acquisition indebtedness which will give rise to UBTI for U.S. tax-exempt investors.
Complying with certain tax-related requirements may cause the LP to forego otherwise attractive business or investment opportunities or enter into borrowings or financings it may not have otherwise entered into.
          In order for the LP to be treated as a partnership for U.S. federal income tax purposes, and not as a publicly traded partnership taxable as a corporation, at least 90% of the LP’s gross income each taxable year must consist of interest, dividends, capital gains and other types of “qualifying income.” In addition, in respect of certain investments, in order to minimize certain tax risks, the LP will invest through one or more subsidiaries treated as corporations for U.S. federal tax purposes. Structuring investments in this manner is expected to minimize the risk of non-U.S. investors having income effectively connected to a U.S. trade or business, is expected to limit UBTI for U.S. tax-exempt investors and is expected to reduce the risk of the LP not generating sufficient “qualifying income” for purposes of the publicly traded partnership rules under the Code. However, there will be additional costs (including corporate level taxes) associated with structuring investments in this manner, and such costs will reduce the overall return to all investors. The LP (or its subsidiaries) may also have to forego attractive business or investment opportunities or enter into borrowings or financings it may not have otherwise entered into. Thus, compliance with these tax-related requirements may adversely affect the LP’s ability to operate solely to maximize profits.
Future subsidiaries may be personal holding companies.
          Certain of the domestic subsidiaries that the LP may form in the future may be treated as personal holding companies for U.S. federal income tax purposes. A personal holding company is a “closely-held” corporation at least 60% of whose income constitutes “personal holding company income,” which generally includes dividends, interest, certain royalties, annuities and rents. Under certain applicable attribution rules, a domestic subsidiary owned more than 50 percent (by value) by the LP will be deemed to be “closely-held” for purposes of the personal holding company rules. A personal holding company generally is subject to an additional 15% corporate tax on its personal holding company income that is not distributed, or treated as distributed, during the year in which such income is earned. For taxable years beginning after December 31, 2010, the personal holding company tax rate on undistributed personal holding company income will be equal to the highest marginal rate on ordinary income applicable to individuals. If a domestic subsidiary of the LP is a personal holding company, the LP expects to cause such subsidiary to distribute its income in order to avoid the personal holding company tax.
We may not be able to deliver tax information, including IRS Schedules K-1, on a timely basis.
          Our LP Agreement requires us to furnish to the holders of our LP units, as soon as reasonably practicable after the close of each fiscal year, tax information, including IRS Schedules K-1, which describes on a U.S. dollar basis a holder’s share of our income, gain, loss, deduction and credit for our preceding taxable year. We may be unable to provide final tax information, including IRS Schedules K-1, to holders of LP units for any given fiscal year until significantly after April 15 of the following year. The LP will endeavor to provide holders of LP units with estimates of the taxable income or loss allocated to their LP units on or before such date, but final tax information, including IRS Schedules K-1, may not be available until completion of the LP’s annual audit. Holders of LP units may be required to obtain extensions of the filing date for their income tax returns at the Federal, state, local or foreign levels.
          We strongly urge you to review carefully the discussion under “Material U.S. Federal Income Tax Considerations” and to seek advice based on your particular circumstances from an independent tax advisor.

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS
          This prospectus contains certain forward-looking statements, which are subject to various risks and uncertainties. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:
•	our limited operating history;

•	our inability to successfully execute our business strategy due to general market and economic conditions, including disruptions, downgrades, credit events and perceived problems in the credit markets;

•	the illiquid nature of assets we may acquire;

•	our use of leverage;

•	write-downs or perceived credit or liquidity issues affecting our assets;

•	our ability to accurately determine the fair value of our assets;

•	our ability to successfully complete acquisitions or joint ventures;

•	counterparty risks associated with synthetic securities;

•	the degree and nature of our competition;

•	limitations imposed on our business by our exemptions under the 1940 Act;

•	changes in our business strategy;

•	limitations on our ability to make distributions arising from our holding company structure;

•	our dependence on Tricadia Capital and inability to find a suitable replacement if Tricadia Capital were to terminate its management agreement with us;

•	availability of qualified personnel;

•	the existence of conflicts of interest in our relationship with Tricadia Capital and/or its affiliates, which could result in decisions that are not in the best interests of holders of LP units;

•	the lack of a trading market for the LP units;

•	general volatility of the securities markets;

•	our ability to maintain effective internal controls;

•	our ability to satisfy the “qualifying income” exception under the Code; and

•	changes in governmental regulations, tax laws and tax rates and other similar matters which may affect us and holders of the LP units.
          When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus. The “Risk Factors” and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement.
          Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

USE OF PROCEEDS
          The selling unitholders will receive all of the proceeds from the sale of the LP units offered by this prospectus. We will not receive any proceeds from the sale by the selling unitholders of LP units offered by this prospectus.

MARKET PRICE
          There is no public market for our LP units. As of February 29, 2008, there were 18 record holders of LP units.

DISTRIBUTION POLICY
          We intend to distribute approximately 90% of our net income (excluding any unrealized holding gains and losses) to holders of the LP units, although the amount distributed in any particular year may be more or less than 90% of net income due to a variety of factors, including timing differences between the recognition of net income and the receipt of cash.
          All distributions from us will be made at the discretion of the Board, and will depend on a number of factors affecting us, including:
•	our financial condition;

•	general business conditions;

•	actual results of operations;

•	the timing of the deployment of our capital;

•	our debt service requirements;

•	availability of cash distributions from our subsidiaries;

•	our operating expenses;

•	any contractual, legal and regulatory restrictions on the payment of distributions by us to holders of the LP units or by our subsidiaries to us; and

•	other factors our Board in its discretion deem relevant.
          We are a holding company and are dependent upon the ability of our subsidiaries to generate and distribute revenue to us. See “Risk Factors—Risks Related to Our Business —Tiptree is a holding company. Our holding company structure may limit our ability to make regular distributions to holders of the LP units because we will rely on distributions from our subsidiaries and other companies in which our subsidiaries hold assets.”
          On November 16, 2007, our Board declared a cash distribution for the quarter ended September 30, 2007 on our LP units of $0.43 per LP unit. The total distribution amount of $3,991,130 was paid on December 1, 2007 to our LP unitholders of record as of the close of business on September 30, 2007. On February 6, 2008, our Board declared a cash distribution for the quarter ended December 31, 2007 on our LP units of $0.38 per LP unit. The total distribution amount of $3,527,044 was paid on February 15, 2008 to our LP unitholders of record as of the close of business on January 1, 2008. We cannot assure you that we will make any future distributions to our LP unitholders, and our past distributions are not intended to be indicative of the amount and timing of future distributions, if any.

SELECTED FINANCIAL DATA
          The following table contains selected consolidated financial data of Tiptree Financial Partners, L.P. as of December 31, 2007 and for the period from June 12, 2007 (commencement of operations) to December 31, 2007, derived from the audited consolidated financial statements and related notes of the LP.
          You should read the financial data below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, including the notes thereto, included elsewhere in this prospectus.

From June 12, 2007
(Commencement of
Operations)
to December 31, 2007
(audited)
(in thousands, other
Consolidated Statement of Operations	than LP unit amounts)

Realized and unrealized gains/(losses)
Realized loss — securities	$(18,616)
Realized gain — Extinguishment of notes payable	3,658
Net realized loss — securities	(25)
Unrealized gain — derivatives	29,395

Total net realized and unrealized gains/(losses)	$14,411

Income
Margin and bank interest income	$2,187
Loan interest income	18,993
Other interest income	2,015
Other income	25

Total income	$23,219

Total net realized and unrealized gains/(losses) and income	$37,630

Expense
Interest expense	$14,429
Organizational expenses	17,507
Management fee expense	1,570
Restricted unit and option expense	817
Accrued expenses	344
Other expenses	432

Total expenses	$35,098

Net income	$2,532

Net income per common LP unit
Basic	$0.27
Diluted	$0.27
Weighted average number of common LP units
Basic	9,281,697
Diluted	9,546,522

As of December 31,
2007
(audited)
Consolidated Balance Sheet	(in thousands)

Assets
Cash and cash equivalents — unrestricted	$75,257
Cash and cash equivalents — restricted	21,905
Due from trustee	1,828
Trading securities	1,300
Held-to-maturity securities — pledged	9,386
Loans owned, at amortized cost — pledged	372,671
Derivative financial instruments, at fair value	29,395
Accrued interest receivable	3,784

Total assets	$515,525

Liabilities
Notes payable	$370,500
Accrued interest payable on notes payable	5,034
Other liabilities and accrued expenses	1,408

Total liabilities	$376,942

Partnership capital
Limited partnership units, unlimited LP units authorized, 9,546,522 LP units issued and outstanding, including 264,825 restricted LP units	$139,225
Distributions paid	(3,991)
Capital change due to equity compensation	817
Retained Earnings	2,532)

Total partnership capital	$138,583

Total liabilities and partnership capital	$515,525

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes of Tiptree Financial Partners, L.P. included elsewhere in this prospectus. The financial condition and results of operations discussed below principally reflect the activities of Tiptree Financial Partners, L.P. for the period from June 12, 2007 (commencement of operations) to December 31, 2007. The following discussion of our financial condition and results of operations contains forward-looking statements. See “Cautionary Statement Regarding Forward-Looking Statements,” for a discussion of the risks and uncertainties associated with forward-looking statements.
Overview
          We seek to generate competitive risk-adjusted returns by acquiring performing and distressed credit assets and related equity interests, including broadly syndicated and middle market corporate leveraged loans, mezzanine debt, unsecured debt, credit default swaps, synthetic credit indexes and tranches from synthetic credit indexes, consumer related debt and structured debt, such as asset backed securities and collateralized debt obligations. We also expect to utilize a portion of our capital to opportunistically make acquisitions or participate in joint ventures, primarily focused on specialty finance companies and alternative asset managers. In addition, we may allocate a portion of our capital to engaging in hedging transactions. We acquire both cash and derivative instruments.
          We are externally managed by Tricadia Capital, pursuant to a management agreement. See “Tricadia Capital and the Management Agreement.”
Principles of Consolidation
          Our consolidated financial statements include (i) our accounts, (ii) those of our majority owned subsidiary and (iii) those of entities that are variable interest entities, or “VIEs” for which we are the primary beneficiary and which are required to be consolidated under applicable accountings standards. Currently, only the accounts of Tiptree CDO Holding Company, LLC, a majority owned subsidiary, and TELOS CLO 2007-2, Ltd., or “TELOS CLO-2007-2,” a VIE, are consolidated with our financial statements. TELOS CLO 2007-2 is a collateralized loan obligation issuer primarily focused on a diversified portfolio of broadly syndicated and middle market senior secured loans. When we consolidate a subsidiary or VIE, our combined financial statements reflect the assets, liabilities, revenues, expenses and cash flows of the consolidated subsidiary or VIE. Intercompany accounts and transactions are eliminated in consolidation. We do not have access to the cash held at TELOS CLO 2007-2 even though the cash appears on our balance sheet. We purchased $11 million of the $42 million principal amount of subordinated notes we own from an unrelated seller for approximately $7.3 million in cash. Although these subordinated notes are owned by us, the previously outstanding $11 million principal amount of subordinated notes that were owned by the unrelated seller are considered to be extinguished at the time of purchase by us. As a result, we recognized a gain of approximately $3.7 million in the consolidated statement of operations.
Results of Operations
          Our income is derived from our acquisition of diversified credit assets and related equity interests. Our income for the period discussed below consists primarily of:
•	realized and unrealized gains from assets, including derivative instruments;

•	margin and bank interest income received by us in connection with repurchase agreements;

•	interest income received by us on corporate loans, corporate debt securities, preference shares and subordinated notes;

•	other investment interest income earned on excess cash in TELOS CLO 2007-2; and

•	other income from commitment fees paid to us for delayed draw loan commitments.
     Our expenses for the period discussed below consist primarily of:

•	interest expense, consisting of interest payments by TELOS CLO 2007-2 on debt securities issued by it and premiums we paid on credit default swaps;

•	organizational expenses of us and TELOS CLO 2007-2;

•	management fees we and TELOS CLO 2007-2 paid;

•	restricted LP unit and option expenses amortized over the vesting period; and

•	accrued administrative expenses.
          For the Period from June 12, 2007 (commencement of operations) to December 31, 2007
          Realized and Unrealized Gains from Investments
     For the period from June 12, 2007 (commencement of operations) to December 31, 2007, we had total net realized and unrealized gains from investments of $14.4 million. We had unrealized gains of $29.4 million from appreciation in value of our CDS assets. We had a realized gain of $3.7 million from extinguishment of notes payable. We had realized losses of $18.6 million from sales of trading securities and unrealized losses of $0.03 million on assets held by Tiptree CDO Holding Company, LLC. Included in this amount is $17.7 million of realized losses resulting from our sale of interests in Tricadia CDO 2007-8, Ltd., consisting of (i) $5.4 million from the sale of our investment in the Class E tranche of Tricadia CDO 2007-8, Ltd., (ii) $4.9 million from the sale of our investment in the Class F tranche of Tricadia CDO 2007-8, Ltd., and (iii) $7.4 million from the sale of our investment in the subordinated note class of Tricadia CDO 2007-8, Ltd. We sold our interest in this CDO primarily to eliminate our long exposure to residential sub-prime mortgage backed securities. We were the primary beneficiary of CDO 2007-8, Ltd., as defined in FIN 46-R, discussed below under “Critical Accounting Policies — Variable Interest Entities.”
          Income
          Total income for the period from June 12, 2007 (commencement of operations) through December 31, 2007 was $23.2 million, consisting of $19 million of loan interest income, $2.2 million of margin and bank interest income and $2.0 million of other interest income, the last of which consisted of reinvestment of excess cash by TELOS CLO 2007-2 and certain commitment fees received by it.
          Expenses
          Expenses for the period from June 12, 2007 (commencement of operations) through December 31, 2007 totaled $35 million, which includes (i) interest expense of $14.4 million, (ii) organizational expenses of both us and TELOS CLO 2007-2, including underwriting and placement agent fees and commissions relating to private placement offerings by us and TELOS CLO 2007-2, of $17.5 million, (iii) compensation expense related to amortization over the vesting period of restricted LP units and options under our LP unit incentive plans of $0.8 million, (iv) management fees of $1.6 million, (v) $0.3 million of accruals related to accounting and legal expense and (vi) $0.4 million of other expenses, including compensation expense related to distributions on restricted LP units, clearing charges and trustee and transfer agent fees.
          Management fees consisted of $1.5 million of fees paid by TELOS CLO 2007-2 to an affiliate of Tricadia Capital pursuant to the terms of a management agreement between TELOS CLO 2007-2 and that affiliate and $0.1 million of management fees paid by us to Tricadia Capital pursuant to the management agreement after giving effect to fee waivers. Tricadia Capital waived $1.5 million of fees from us for the period. See “Tricadia Capital and the Management Agreement — The Management Agreement — Management Fee” for a description of the management fees and “Tricadia Capital and the Management Agreement — The Management Agreement — Incentive Allocation” for a description of the incentive allocation and “Tricadia Capital and the Management Agreement — The Management Agreement — Waiver of Certain Fees” for a description of the fee waivers.

          Net Income
          For the period from June 12, 2007 (commencement of operations) through December 31, 2007, we had net income of $2.5 million or $0.27 per weighted average basic and diluted LP unit outstanding, primarily from appreciation in value of our CDS assets and as a result of a realized gain on the extinguishment of notes payable of TELOS CLO 2007-2.
Credit Asset Portfolio
          As of December 31, 2007, our credit asset portfolio, excluding derivative instruments, totaled $383.4 million, primarily consisting of corporate loans and corporate debt securities totaling $382.1 million held by TELOS CLO 2007-2, and other fixed income credit assets totaling $1.3 million. Based on fair value as of December 31, 2007, 97.5% of our credit asset portfolio consisted of loans held in TELOS 2007-2. Our corporate loan portfolio as of December 31, 2007 consisted of debt obligations of corporations, partnerships and other entities in the form of first and second lien loans. Our corporate debt securities portfolio as of December 31, 2007 consisted of securities issued by special purpose investment vehicles collateralized by a pool of corporate loans. The carrying value for preference shares, subordinated notes and corporate debt securities held by us is the estimated fair value and the carrying value for corporate loans is amortized cost. Estimated fair values are based on dealer quotes and nationally recognized pricing services.
          The following table provides additional information concerning our corporate loan portfolio as of December 31, 2007.
Corporate Loan Portfolio
(Dollar amounts in thousands)

						Credit Asset
	Carrying	Principal/Par		Net Amortized	Estimated	Portfolio Mix %
	Value	Amount	Discount	Cost	Fair Value	by Fair Value
Loans held in TELOS 2007-2	$372,671	$374,832	$(2,161)	$372,671	$359,265	97.5%
The loans in the table above consist of assets of TELOS 2007-2, our consolidated VIE. We consider a loan to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due to us based on the contractual terms of the loan. Using this criteria, it has been determined that none of the corporate loans were impaired as of December 31, 2007.
          The following table provides additional information concerning our held-to-maturity securities as of December 31, 2007:
Held-To-Maturity Securities
(Dollar amounts in thousands)

						Credit Asset
	Carrying	Principal/Par		Net Amortized	Estimated	Portfolio Mix %
	Value	Amount	Discount	Cost	Fair Value	by Fair Value
Debt securities held in TELOS 2007-2	$9,386	$10,000	$(614)	$9,386	$7,895	2.2%
The debt seccurities in the table above consist of assets of TELOS 2007-2, our consolidated VIE.
          The following table provides additional information concerning our securities classified as trading as of December 31, 2007:
Trading Securities
(Dollar amounts in thousands)

	Carrying	Principal/Par	Estimated	Credit Asset Portfolio
	Value	Amount	Fair Value	Mix % by Fair Value
CLO Subordinated Notes	$750	$1,000	$750	0.2%
CDO Preference Shares	550	1,000	550	0.1

Total	$1,300	$2,000	$1,300	0.3%

          The CLO subordinated notes reflected in the table above consist of our investment in TELOS CLO 2006-1, Ltd., a collateralized loan obligation issuer primarily focused on a diversified portfolio of broadly syndicated and middle market senior secured loans. The preference shares reflected in the table above consist of our investment in Tricadia CDO 2003-1, Ltd., a CDO of CDOs primarily focused on mezzanine loans.
Asset Quality
               Asset Quality Review
          We evaluate and monitor the asset quality of our investment portfolio by performing credit reviews and by monitoring key credit statistics and trends. We monitor the credit rating of our investment portfolio through the use of both Moody’s Investor Services, Inc., or Moody’s, and Standard & Poor’s Ratings Service, or Standard & Poor’s, ratings, and Moody’s weighted average rating factor, or WARF. WARF is the quantitative equivalent of Moody’s traditional rating categories (e.g., Ba1, Ba2, etc.) and is used by Moody’s in its credit enhancement calculations for securitization transactions. By monitoring both Moody’s and Standard & Poor’s ratings and Moody’s WARF, we can monitor trends and changes in the credit ratings of our investment portfolio.
          We also regularly review each loan on an individual basis for impairment, using in our analysis quoted market values or estimated fair values, current valuation multiples, quality of collateral and estimated cash flows. We maintain an allowance for loan losses at a level we believe is adequate to recognize losses incurred as of the balance sheet date, based on an evaluation of known and inherent risks related to the loan. When determining the adequacy of the allowance for loan losses, we consider economic conditions and trends, the estimated fair value of the loans, delinquency of contractual payments, credit quality trends and other factors that we determine to be relevant. We perform the foregoing review on both our corporate loan portfolio and the corporate loans underlying our corporate debt securities, since our corporate debt securities consist of securities issued by special purpose vehicles collateralized by a pool of corporate loans.
          We consider a loan to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due to us based on the contractual terms of the loan. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over its estimated fair value. Increases in the allowance for loan losses are recognized in the accompanying consolidated statement of income as a provision for loan losses. When we foreclose on the loan or transfer it to held for sale, the loan is charged-off or written-down to fair value and the allowance for loan losses is reduced.
          An impaired loan may be left on accrual status during the period we are pursuing repayment of the loan. If a loan is placed on non-accrual status, interest income is recorded only upon receipt of actual cash and previously recognized accrued interest is reversed. A loan is placed on non-accrual status when one of the following events occurs: (i) we believe that scheduled debt service payments will not be paid when contractually due; (ii) the loan becomes 90 days delinquent; (iii) we determine the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (iv) the net realizable value of the underlying collateral securing the loan decreases below our carrying value of the loan. Loans may be restored to accrual status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection.

          We performed an allowance for corporate loan loss analysis as of December 31, 2007, and have made the determination that no allowance was required for our corporate loan portfolio as of December 31, 2007.
          Stratification by Ratings Category
          The following table summarizes the par value of our corporate loan portfolio stratified by Moody’s and Standard & Poor’s ratings category as of December 31, 2007.
Corporate Loans
(Dollar amounts in thousands)

Standard & Poor’s		Moodys Ratings
Ratings Category		Category
BB-	$3,500	Ba3	$11,470
B+	84,315	B1	52,768
B	191,099	B2	231,412
B-	88,595	B3	69,089
CCC+	5,230	Caa1	6,000
CCC	4,093	Caa2	4,093

	$374,832		$374,832

          The following table summarizes the par value of our corporate debt securities portfolio stratified by Moody’s and Standard & Poor’s ratings category as of December 31, 2007.

Corporate Debt Securities
(Dollar amounts in thousands)

Standard & Poor’s Ratings Category		Moody’s Ratings Category
BBB	$4,000	Baa2	$4,000
BB	6,000	Ba2	6,000
Non-rated	2,000	Non-rated	2,000

	$12,000		$12,000

Liquidity and Capital Resources
          As of December 31, 2007, we had cash and cash equivalents of $75.3 million, excluding $22 million of cash of TELOS CLO 2007-2 which is not available to us. As of December 31, 2007, we had a tri-party repurchase agreement with a principal balance of $74 million that matured on January 2, 2008. Under our tri-party repurchase agreements, we agreed to purchase securities from a third party who agreed to repurchase the securities at a future date at a price equal to the original price plus an interest factor. A bank acted as the intermediary and held additional securities pledged by the seller as collateral for its repurchase obligations. We and the seller agreed on the principal amount, maturity and collateral for each tri-party repurchase agreement. We generally entered into tri-party repurchase agreements with a maturity of seven days or less. We no longer are a party to any tri-party repurchase agreements.
          At December 31, 2007, we had outstanding obligations, as a result of the consolidation of TELOS CLO 2007-2, totaling $370.5 million based on estimated fair value. These obligations bear interest at a floating rate equal to three months LIBOR plus a specified amount and had a weighted-average current interest rate of 5.9% as of December 31, 2007. These obligations have a stated maturity of April 2022.
          We believe that our liquidity level is sufficient to enable us to meet our anticipated liquidity requirements for at least the next twelve months.
      Cash Flows from Operations
          Our net cash used by operating activities for the period from June 12, 2007 (commencement of operations) to December 31, 2007 was $10.6 million, consisting of $17.5 million of organizational expenses of us and TELOS CLO 2007-2, interest expense of $14.4 million and management fees of $1.6 million. These amounts were partially offset by $22.6 million of income.
          On an unconsolidated basis, net cash used by operating activities for the period from June 12, 2007 (commencement of operations) to December 31, 2007 was $4.7 million, consisting primarily of $6.4 million of organizational expenses and $1.2 million of CDS fixed premium payments, partially offset by $3 million of interest income consisting primarily of loan interest income and bank interest income.
      Cash Flows from Investing Activities
          Our investing activities used net cash of $419.8 million for the period from June 12, 2007 (commencement of operations) to December 31, 2007, primarily consisting of the purchase of corporate debt securities of $13 million, the purchase of corporate loans of $435 million and purchases of investments in Tricadia CDO 2007-8, Ltd. of $19 million. The foregoing were partially offset by $67 million of proceeds from principal repayments of loans, $1.6 million of proceeds from sales of securities and $1.5 million of distributions from and sales of investments in VIEs.
          On an unconsolidated basis, our investing activities used cash of $55.3 million, primarily consisting of the purchase of interests in Tricadia CDO 2007-8, Ltd. and TELOS CLO 2007-2,

offset in part by $1.6 million of proceeds from the sale of securities and $1.5 million of distributions from and sales of investments in VIEs.

      Cash Flows from Financing Activities
          Our financing activities for the period from June 12, 2007 (commencement of operations) to December 31, 2007 provided net cash of $505.7 million consisting of $370.5 million of gross proceeds of notes issues by TELOS CLO 2007-2, $139.2 million of gross proceeds from the sale of LP units in a private offering, offset in part by $4 million of distributions paid to holders of our LP units.
          On an unconsolidated basis, for the period from June 12, 2007 (commencement of operations) to December 31, 2007, our financing activities provided $139.2 million of gross proceeds from the sale of LP units in a private offering, offset in part by $4 million of distributions paid to holders of our LP units.
      Contractual Obligations
          The table below summarizes our contractual obligations as of December 31, 2007. The table below excludes contractual commitments that do not have fixed and determinable payments, such as those under our management agreement, accrued interest expense or contractual commitments related to derivatives. As of December 31, 2007, we owed our manager $0.1million for the payment of management fees and reimbursable expenses pursuant to the management agreement.
Contractual Obligations

	Payments due by period
		Less
		Than	1-3	3-5	After
	Total	1 Year	Years	Years	5 Years
Delayed draw loan commitments(1)	$3,028,223	$3,028,223	$—	$—	$—

Total	$3,028,223	$3,028,223	$—	$—	$—

(1)	Delayed draw loan commitments represent credit facilities under which we are committed to provide funding to borrowers up to a specified predetermined amount and date.
Quantitative and Qualitative Disclosures About Market Risk
      Market Risk
          Our credit assets expose us to market risk. Market risk represents the potential loss that may be incurred by us due to a change in the market value of our assets. Our exposure to market risk is determined by many factors, including the size, composition and diversification of our assets, interest rates and market volatility. None of our credit assets are listed on a national securities exchange and, accordingly, have limited liquidity, which further increases our exposure to market risk. In addition, we may employ leverage, which magnifies the effect of any asset value changes. We seek to manage our exposure to market risk by reviewing on an ongoing basis the strategies underlying the decisions to acquire credit assets.
          The dislocation of the credit markets over the last several months has made it difficult to value and trade the types of credit assets we have and intend to acquire, which has increased market risk. As part of our business strategy to reduce market risk in the current environment, we have implemented hedges by purchasing CDS on mezzanine ABS, CDOs and CLOs. These hedges are intended to offset the material changes in the valuation of the assets held by us. In addition, during the fourth quarter of 2007, we sold all of our long exposure in securities related to the residential sub-prime mortgage market to reduce our exposure to that asset class. See “Risk Factors—Risks Related to our Business—Beginning with the third calendar quarter of 2007, there has been considerable dislocation in the credit markets. If credit markets do not recover, we may not be able to implement our business strategy effectively.” There can be no assurance that the measures we have taken to reduce market risk will do so effectively or at all.

          Our corporate loan and debt securities assets are subject to market value volatility. Over the last several months, market value volatility has increased and has not been consistent with historical volatility studies. Furthermore, there has been a disruption in the primary and secondary markets for corporate loans and corporate debt that has adversely affected the value of outstanding corporate loans and corporate debt. To the extent that these trends continue, defaults increase and/ or the market perceives an increase in credit risk, market risk is likely to increase. See “Risk Factors — Risks Related to Our Business — Actual default rates on the categories of credit assets held by us may be higher than historical default rates.”
          In addition to credit risk, corporate loans and corporate debt rated below investment-grade generally have greater liquidity risk and volatility than securities of higher-rated corporate issuers. See “—Asset Quality—Stratification by Ratings Category” for a summary of the par value of our corporate loan portfolio stratified by Moody’s and Standard & Poor’s ratings categories as of December 31, 2007. Future periods of uncertainty in the U.S. economy and the possibility of increased volatility and default rates in the non-investment grade sector may further adversely affect the price and liquidity of non-investment grade loans and debt securities.
      Credit Risk
          Credit risk is the risk that borrowers or counterparties may fail to fulfill their obligations or that collateral may become inadequate to cover our exposure. Credit risk is a function of corporate defaults and recovery rates and counterparty solvency.
          In purchasing loans participations, we assume the credit risk of both the borrower and the institution selling the participation and generally will not have the right to enforce the borrower’s compliance with the loan terms and may not benefit directly from any collateral supporting the debt obligation.
          Our synthetic assets, such as TRS, CDS and loan participations, expose us to counterparty risk. In the event of insolvency of a counterparty, we will be treated as a general creditor of the counterparty and will not have any claim of title to the reference obligation of the synthetic asset. Bank of America, N.A. was the counterparty for all of our CDS as of December 31, 2007.
          We seek to manage credit risk by limiting the total amount of arrangements outstanding, both by the individual borrower or counterparty and in the aggregate, monitoring the size, maturity dates and structure of the arrangements, applying uniform credit standards for all activities associated with credit risk, and entering into credit hedges when appropriate. At December 31, 2007, we held CDS with an aggregate notional value of $85.1 million to hedge credit risk on mezzanine ABS, CDOs and CLOs.
      Interest Rate Risk
          Interest rate risk is defined as the sensitivity of our current and future earnings to interest rate volatility, variability of spread relationships, the difference in repricing intervals between our assets and liabilities and the effect that interest rates may have on our cash flows and the prepayment rates experienced on our credit assets that allow for prepayment. Interest rate risk impacts our interest income, interest expense, prepayments, the fair value of our credit assets, interest rate derivatives and liabilities. We seek to manage interest rate risk and make interest rate risk decisions by evaluating our projected earnings under selected interest rate scenarios. We also use static measures of interest rate risk including duration.
          As of December 31, 2007, $378.7 million, or 99.6% of our portfolio value, consisted of floating rate corporate debt securities and corporate loans. All of our floating rate corporate debt securities and corporate loans had index reset frequencies of less than twelve months, with the majority of the loans resetting at least quarterly. The weighted-average coupon on our floating rate corporate debt securities and corporate loans was LIBOR plus 3.5% as of December 31, 2007. As of December 31, 2007, the weighted-average years to maturity of our floating rate corporate debt securities and corporate loans was 5.5 years. Our floating rate credit assets and our floating rate borrowings do not reset on the same day or with the same frequency and, as a result, we are exposed to risk with respect to index reset frequency. In addition, our floating rate credit assets may reprice on indices that are different than the indices that are used to price our floating rate borrowings.
      Derivative Financial Instruments
          We have purchased 14 CDS that have an aggregate notional value of $85.1 million and estimated fair value of $29.4 million as of December 31, 2007. Our CDS consist of synthetic protection hedging credit risk on mezzanine ABS, CDOs and CLOs.
Off-Balance Sheet Arrangements
          As of December 31, 2007, we did not have any off-balance sheet arrangements, as defined by SEC rules.
Critical Accounting Policies
          Our consolidated financial statements are prepared by management in accordance with accounting principles generally accepted in the United States of America. Our significant accounting policies are fundamental to understanding our financial condition and results of operations because some of these policies require that we make significant estimates and assumptions that may affect the value of our assets or liabilities and our financial results. The critical policies summarized below relate to classifications of investment securities, revenue recognition, accounting for derivative financial instruments and hedging activities, and stock-based compensation.
      Principles of Consolidation
          Our consolidated financial statements include our accounts, those of our majority owned subsidiaries and VIEs required to be consolidated under applicable accountings standards. Intercompany accounts and transactions are not included in such financial statements. The accounts of TELOS CLO 2007-2 are consolidated with our financial statements.
      Variable Interest Entities
          In December 2003, the Financial Accounting Standards Board, or FASB, issued FIN 46-R, “Consolidation of Variable Interest Entities.” Financial Interpretation, or FIN, 46-R addresses the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” to a VIE and requires that the assets, liabilities and results of operations of a VIE be consolidated into the financial statements of the enterprise that is the primary beneficiary, as defined. The interpretation provides a framework for determining whether an entity should be evaluated for consolidation based on voting interests or significant financial support provided to the entity which we refer to as variable interests. The application of this framework will require judgment and estimates around the determination of expected losses, the results of which will have a significant impact on the consolidation conclusion. We consider all counterparties to a transaction to determine whether an entity is a VIE. If we determine that an entity is a VIE, we will evaluate whether we are the primary beneficiary. To the extent we are the primary beneficiary, we will consolidate the VIE. To the extent an entity is not determined to be a VIE and we own greater than 20% but no more than 50% of the voting interest, we will apply the equity method of accounting and will consolidate if we hold voting interest in excess of 50%.
      Loans
          Our subsidiaries’ holdings of corporate loans are held for the long term and not for trading and, therefore, we record them on our balance sheet initially at their purchase price and subsequently account for them based on their outstanding principal plus or minus unamortized premiums or discounts. In certain instances when the credit fundamentals underlying a particular loan have deteriorated significantly or we can improve the quality of the subsidiary’s holdings in terms of the various rating agency tests that apply to the subsidiary, we may determine to sell a loan. Once that determination has been made, we will account for the loan at the lower of amortized cost or market value.

          We regularly review each loan on an individual basis for impairment, using quoted market values or estimated fair values, current valuation multiples, quality of collateral and estimated cash flows in our analysis. We consider a loan to be impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due to us based on the contractual terms of the loan. We maintain an allowance for loan losses at a level we believe is adequate to recognize losses incurred at the balance sheet date, based on an evaluation of known and inherent risks related to the loan. When determining the adequacy of the allowance for loan losses, we consider economic conditions and trends, the estimated fair values of the loans, delinquency of contractual payments, credit quality trends and other factors that we determine to be relevant. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over its estimated fair value. Increases in the allowance for loan losses are recognized in the accompanying consolidated statement of income as a provision for loan losses. When we foreclose on the loan or transfer it to held for sale, the loan is charged-off or written-down to fair value and the allowance for loan losses is reduced.
          An impaired loan may be left on accrual status during the period we are pursuing repayment of the loan. If a loan is placed on non-accrual status, interest income is recorded only upon receipt of actual cash and previously recognized accrued interest is reversed. A loan is placed on non-accrual status when one of the following events occurs: (i) we believe that scheduled debt service payments will not be paid when contractually due; (ii) the loan becomes 90 days delinquent; (iii) we determine the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (iv) the net realizable value of the underlying collateral securing the loan decreases below our carrying value of the loan. Loans may be restored to accrual status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection.
      Classifications of Securities Held
          Statement of Financial Accounting Standards, or SFAS, No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” requires us to classify our securities as trading, available-for-sale or held-to-maturity. We generally intend and have the ability to hold to maturity the securities held by our CDO subsidiaries. We may, however, from time to time and under limited circumstances, sell securities that have experienced significant credit deterioration or, in isolated circumstances, to improve various rating agency tests relating to these subsidiaries. Accordingly, SFAS No. 115 permits us to classify these securities as held-to-maturity. We may have other assets that we intend to hold indefinitely but may be permitted to sell under limited circumstances due to changes in market conditions or other factors. SFAS No. 115 would require us to classify these assets as available-for-sale. We report all securities classified as held-to-maturity at amortized cost.
          We evaluate our held-to-maturity securities for other-than-temporary impairment charges under FSP FAS No. 115-1 and FAS No. 124-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” FSP FAS No. 115-1 and FAS No. 124-1 require us to determine when an asset is considered impaired (i.e., decline in fair value below its amortized cost), evaluate whether the impairment is other than temporary (i.e., the value of the asset will not be recovered over its remaining life), and, if the impairment is other than temporary, recognize an impairment loss equal to the difference between the asset’s cost and its fair value. The guidance also includes accounting considerations subsequent to the recognition of other-than-temporary impairments. FSP FAS No. 115-1 and FAS No. 124-1 also includes disclosure requirements for assets in an unrealized loss position for which other than temporary impairments have not been recognized.
          Acquisitions of fixed-income assets are recorded on their acquisition date. Purchases of newly issued fixed-income assets are recorded when all significant uncertainties regarding the characteristics of the assets are removed, generally shortly before the settlement date. Realized gains and losses on our securities are generally determined using the specific identification method.
      Fair Value of Assets
          The fair value of our assets is based on observable market prices when available. Such prices are based on the last sales price on the date of determination or, if no sales occurred on that date, the “bid” price on the close of business on that date and if sold short, the “asked” price at the close of business on that date. In the absence of observable market prices we value our assets based on independent dealer price quotations. The dislocation in the credit markets that began in the third calendar quarter of 2007 has severely reduced liquidity and increased volatility of the types of credit assets that we acquire. As a result, it has become more difficult to determine the fair value of our credit assets, particularly assets that are collateralized by, or the reference obligations of which are, mortgages.
      Interest Income Recognition
          We accrue interest income on our interest bearing assets using the effective yield method based on the actual coupon rate and the outstanding principal amount of the underlying assets. We amortize or accrete into interest income premiums and discounts over the lives of the securities also using the effective yield method (or a method that approximates effective yield), adjusted for the effects of estimated prepayments based on SFAS 91, “Nonrefundable Fees and Cost Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.” For assets purchased at par, the effective yield is the contractual interest rate on the asset. If the asset is purchased at a discount or at a premium, the effective yield is computed based on the contractual interest rate increased for the accretion of a purchased discount or decreased for the amortization of a purchase premium. The effective yield method requires that we make estimates for future prepayment rates for our assets that can be contractually prepaid before their contractual maturity date so that the purchase discount can be accreted, or the purchase premium can be amortized, over the estimated remaining life of the asset. The prepayment estimates that we use directly affect the estimated remaining lives of our assets. We review and adjust our prepayment estimates quarterly or more frequently if we become aware of any material information that would lead us to believe that an adjustment is necessary. If our estimate of prepayments is incorrect, we may have to adjust the amortization or accretion of premiums and discounts, which would have an impact on future income.
          We use both our experience and judgment and third-party prepayment projections when developing our estimates of future prepayment rates. Prepayment rates for leveraged loans, residential mortgage loans and their related residential mortgage backed securities are very difficult to predict accurately because the underlying borrowers have the option to prepay their mortgages at any time before the contractual maturity date of their loans, generally without incurring any prepayment penalties. Prepayment models attempt to predict borrower behavior under different interest rate scenarios and the related projected prepayment rates. Prepayment models are likely to be less accurate during periods when there are material interest rate changes or material changes in the interest rate yield curves.
          If we experience material differences between our projected prepayment rates and the actual prepayment rates that we realize, the remaining estimated lives of our assets may change and result in greater earnings volatility and/or lower net income than originally estimated. We may mitigate this risk by purchasing assets where the underlying borrowers have no or fewer prepayment options.
          Interest income on loans includes interest at stated rates adjusted for amortization or accretion of premiums and discounts. Premiums and discounts are amortized or accreted into income using the effective yield method. When we purchase a loan or pool of loans at a discount, we consider the provisions of AICPA Statement of Position (“SOP”) 03-3 “Accounting for Certain Loans or Debt Securities Acquired in Transfer” to evaluate whether all or portion of the discount represents accretable yield. If a loan with a premium or discount is prepaid, we immediately recognize the unamortized portion as a decrease or increase to interest income.
          When management places loans on non-performing status, we reverse all previously accrued but unpaid interest against current interest income. We recognize cash receipts of interest on non-performing loans either as interest income or as a reduction of principal, based upon management’s judgment as to the ultimate collectibility of principal. Generally, a non-performing loan may be returned to performing status when all contractual amounts due are reasonably assured of repayment within a reasonable period and the borrower shows sustained repayment performance, in accordance with the contractual terms of the loan or when the loan has become well secured and is in the process of collection.
          We regularly review our assets for possible impairment based on criteria including economic conditions, market prices, past experience and other issuer-specific developments among other factors. If there is a decline in a security’s net realizable value, a determination will be made as to whether that decline is temporary or “other-than temporary.” If it is believed that a decline in the value of a particular asset is temporary, the decline will be recorded as an unrealized loss in accumulated other comprehensive income. If it is believed that the decline is “other-than temporary,” we will write down the carrying value of the asset and record a realized loss in the statement of income.
      Derivative Financial Instruments
          We may use derivative instruments to manage certain risks such as credit risk, interest rate risk, market value risks, and foreign currency risk. The derivative instruments we currently use are credit default swaps. We have not designated any derivative transactions as accounting hedges, and, consequently, have not applied hedge accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted.
          All derivative instruments are reported on the consolidated balance sheet at their fair market value. Changes in their fair values are reported as unrealized gains in the consolidated statement of operations. All fixed premium payments made by us related to these credit default swaps are recorded in interest expense.
      Income Taxes
          The LP is a partnership, and it is therefore not a taxable entity for U.S. federal income tax purposes. As such, the LP does not directly pay U.S. federal income tax. Our taxable income or loss is includable in the taxable income of each of the holders of LP units.
          The LP’s treatment as a corporation under the “publicly-traded partnership” rules of Section 7704 of the Code would substantially reduce the cash distributions on the LP units that we distribute quarterly. The anticipated benefit of an investment in the LP units depends largely on the treatment of the LP as a partnership for U.S. federal income tax purposes. No advance rulings have been sought from the IRS regarding any matter discussed herein. Section 7704 of the Code requires the LP to derive 90% or more of its annual gross income from interest, dividends, capital gains and other types of “qualifying income” to continue to be treated as a partnership for U.S. federal income tax purposes. We may not find it possible, regardless of our efforts, to meet this income requirement or may inadvertently fail to meet this income requirement. Current law may change so as to cause the LP to be treated as a corporation for U.S. federal income tax purposes without regard to its sources of income or otherwise subject the LP to entity-level taxation.
          If the LP were to be treated as a corporation for U.S. federal income tax purposes, the LP would pay U.S. federal income tax on its income at the corporate tax rate, which is currently a maximum of 35%, and would pay state and local income and/or franchise taxes at varying rates. In such a case, distributions to holders of the LP units would generally be taxed as corporate distributions and be treated as dividend income to the extent of the LP’s current and accumulated earnings and profits for U.S. federal income tax purposes. Payment of dividend income would not be deductible by the LP and a U.S. withholding tax of 30% would generally be imposed on distributions to non-U.S. investors. Because a tax would be imposed upon us as a corporation, the cash available for distribution to a holder of the LP units would be substantially reduced, which would cause a substantial reduction in the value of the LP units.
          In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available for distribution to holders of the LP units would be substantially reduced, which could cause a substantial reduction in the value of the LP units.
          Some of our domestic corporate subsidiaries and corporations in which we have an equity investment will likely pay U.S. federal, state and local income taxes and/or franchise taxes.
      Equity Based Compensation
          Pursuant to our 2007 LP Unit Incentive Plan and 2007 LP Unit Incentive Plan for Non-Natural Persons, we have granted 540,000 options to purchase LP units to Tricadia Capital, an aggregate of 211,860 restricted LP units to individuals affiliated with Tricadia Capital and 52,965 restricted LP units to Mariner Partners, Inc. Holders of the restricted LP units have all of the rights of a unit holder, including the right to vote and receive distributions, but are subject to transfer restrictions that lapse over a vesting period of three years. In accordance with SFAS No. 123(R), we measure the cost of services received in exchange for an award of equity instruments based on the grant-date fair value of those instruments. This cost is recognized over the vesting period. We initially measure the cost of services received in exchange for an award of liability instruments based on its current fair value and then subsequently remeasure the cost at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation cost over that period.
      Incentive Allocation
          Our management agreement with Tricadia Capital provides for an incentive allocation in the form of a profit allocation and a corresponding cash distribution from the LP if our net income exceeds certain benchmarks. See “Tricadia Capital and the Management Agreement — The Management Agreement — Incentive Allocation,” for a description of this compensation. The incentive allocation is accrued during the period for which it is earned.
Recent Accounting Pronouncements
          The Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140”, (“SFAS No. 155”), in February 2006. SFAS No. 155 permits fair value remeasurement for hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation, clarifies which interest-only strip receivables are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity, or QSPE, from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The Statement is effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. The adoption of SFAS No. 155 at commencement of operations did not have a material impact on our consolidated financial statements.
          In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. In February 2008, the FASB issued FASB Staff Position No. 157-2 “Effective Date of FASB Statement No. 157” (“FSP 157-2”), which defers application of SFAS No. 157 to nonfinancial assets and liabilities that are not required or permitted to be recognized or disclosed at fair value on a recurring basis, provided, however, that deferral does not apply to such assets or liabilities if SFAS No. 157 has previously been applied in annual or interim financial statements. We adopted SFAS No. 157 and FSP 157-2 on January 1, 2008 and it is anticipated that the adoption will not have a material impact on our consolidated financial statements.
          In February 2007, the FASB released SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. FAS No. 159 may be adopted and the fair value option may be elected in the first quarter of 2008. We adopted SFAS No. 159 on January 1, 2008 and it is anticipated that the adoption will not have a material impact on our consolidated financial statements.
          In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”. The objective of SFAS No. 160 is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements as it pertains to noncontrolling interests (also known as minority interest). SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profits organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 also changes the presentation of the consolidated income statement and establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. This Statement also expands disclosures in the consolidated financial statements. SFAS 160 is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. We are evaluating the impact, if any, that SFAS No. 160 may have on the consolidated financial statements.

BUSINESS
          We are a Delaware limited partnership organized by our manager, Tricadia Capital. As a holding company, we operate primarily through our subsidiaries. We intend to acquire performing and distressed credit assets and related equity interests, including broadly syndicated and middle market corporate leveraged loans, mezzanine debt, unsecured debt, synthetic credit default swaps, synthetic credit indexes and tranches from synthetic credit indexes, consumer related debt and structured debt, such as asset backed securities and collateralized debt obligations. We expect to utilize a portion of our capital to opportunistically make acquisitions or participate in joint ventures, primarily focused on specialty finance companies and alternative asset managers. In addition, we may allocate a portion of our capital to engaging in hedging transactions. We seek to generate income from distributions and capital gains that we realize from our assets after payment of related expenses and debt service payments.
          We expect to leverage some of our credit assets through credit facilities and structured finance subsidiaries that are structured for us and serviced by Tricadia Capital and its affiliates. Although our business policies do not provide for any minimum or maximum limitations on leverage, the actual amount of leverage that we will utilize will depend upon a variety of factors, including type and maturity of assets, cost of financing, credit profile of the underlying assets and general economic and market conditions.
Tricadia Capital
          We are managed by Tricadia Capital, pursuant to a management agreement, subject to oversight by our Board, which includes two independent directors. All of our executive officers currently are employees of Tricadia Capital or one or more of its affiliates. Under the management agreement, Tricadia Capital is entitled to a base management fee and incentive allocation. See “Tricadia Capital and the Management Agreement — The Management Agreement” for more information concerning the terms of the management agreement.
          Tricadia Capital is a New York-based SEC-registered investment advisor focused primarily on credit-related trading strategies. Tricadia Capital was founded in April 2003 by Messrs. Michael Barnes and Arif Inayatullah, each of whom has over 19 years of experience in the issuance and proprietary trading of fixed income and credit products. In addition to Messrs. Barnes and Inayatullah, Tricadia and its affiliates have approximately 40 professionals focused on the administration, analysis and trading of credit-related products. The Tricadia team currently manages approximately $8.3 billion in hedge funds, managed accounts, collateralized debt obligations and permanent capital businesses. We believe that this access, together with Tricadia Capital’s rigorous credit analysis for acquiring fixed-income assets, well positions us to achieve our business objectives.
          In addition, Tricadia Holding, the parent of Tricadia Capital, is party to an ongoing services agreement with Mariner, under which a portion of Mariner’s revenues are tied to the success of Tricadia Capital. Mariner is an investment management company based in New York with more than $13.0 billion of assets under management and over 140 employees. Mariner offers an array of alternative asset management services focused primarily on fixed income and relative-value credit asset management strategies. Under the services agreement, Mariner provides certain support services to Tricadia Holdings and its affiliates, including Tricadia Capital. These support services include back office, human resources, marketing, compliance and legal support and investor relations. Although Mariner is not responsible under the services agreement for the LP’s day-to-day business, operations, risk monitoring or supervision, we believe that this relationship and the services agreement enhance Tricadia’s operational infrastructure. We have also retained a subsidiary of Mariner to perform certain back office, administrative and accounting services for the LP.
          We believe that we have structured our relationship with Tricadia Capital to closely align our interests with those of Tricadia Capital:
•	Tricadia Capital and its affiliates, officers, directors and employees own 2,558,525 LP units and have been granted 211,860 restricted LP units, together representing approximately 26.8% of our outstanding LP units.

•	Tricadia Capital has been issued 540,000 options to purchase LP units.

•	An affiliate of Tricadia Capital will receive an incentive allocation and corresponding distribution from us in addition to Tricadia Capital’s base management fee only after our net income allocable to LP units in any quarter exceeds an equivalent annual return equal to 2% above three-month U.S. dollar LIBOR in effect for such quarter.

•	The management agreement with Tricadia Capital mandates that certain transactions involving conflicts of interest may not be consummated unless approved by our Board.

•	The exclusivity provisions of the management agreement with Tricadia Capital mandate that, until 50% of the proceeds from our June 12, 2007 private placement (or approximately $67 million) have been deployed by us in accordance with our business strategies, Tricadia Capital will not sponsor or act as investment manager for any publicly traded entity that is primarily engaged in the business of owning equity and subordinated debt tranches of CDOs and Tricadia Capital will not sponsor or act as collateral manager or servicer for any newly created CDO other than on our behalf.
          We believe that our access to the resources, infrastructure and expertise of Tricadia Capital will provide us with a wide variety of business opportunities and a significant competitive advantage.
Competitive Advantages
          We believe we have the following competitive advantages over other entities with business objectives similar to ours:
          Experienced Management Team. Our executive management consists of four senior managers of Tricadia Capital who have, on average, 19 years of experience in the fields of credit analysis and trading, leveraged loans, consumer related debt, capital markets, risk management and special situation investing. Our Co-Chief Executive Officers and Co-Chief Investment Officers, Michael Barnes and Arif Inayatullah, are founding partners and Co-Chief Investment Officers of Tricadia Capital. Our Chief Operating Officer is Geoffrey Kauffman, who oversees the development and administration of a derivative products company and other alternative asset management and permanent capital vehicles at Tricadia Capital. Our Chief Financial Officer, Julia Wyatt, is the Chief Financial/Operating Officer of Tricadia Capital. Messrs. Barnes and Inayatullah also serve as directors.
          Depth of Experience in Credit Investing. Tricadia Capital and its affiliates currently manage more than 20 different credit related CDOs and funds which invest in credit related assets. This includes its hedged investment vehicles comprised of its flagship fund, Mariner-Tricadia Credit Strategies Master Fund, Ltd., Tricadia Distressed and Special Situations, L.P. and three managed accounts. Tricadia Capital and its affiliates currently manage 15 different credit related CDOs.
          Access to Tricadia Capital’s Infrastructure. We have access to Tricadia Capital’s team of experienced asset management professionals, who are supported by an established operational infrastructure. This includes 32 asset management professionals who, subject to Tricadia Capital’s credit analysis procedures, are responsible for selecting assets for us and our subsidiaries. Tricadia has a seasoned management team with extensive experience in the credit markets. In addition, Tricadia’s team of programmers have developed sophisticated, proprietary surveillance and risk management systems which we believe provide our manager with a competitive advantage in monitoring existing positions. In addition, we believe that Tricadia’s services agreement with Mariner, under which a portion of Mariner’s revenues are tied to the success of Tricadia Capital, enhances Tricadia’s operational infrastructure.
          Access to Tricadia Capital’s Deal Flow. Acquiring assets in our targeted classes is highly competitive, and we compete with many other participants for opportunities in these areas. Accordingly, we believe the ability to identify these opportunities is important to our success and distinguishes us from many of our competitors. We expect to source the majority of our assets through Tricadia Capital’s relationships with a large and diverse group of financial intermediaries, including commercial and investment banks.

Business Strategy
          Our business strategy is to acquire performing and distressed credit assets and related equity interests, including broadly syndicated and middle market corporate leveraged loans, mezzanine debt, unsecured debt, synthetic credit default swaps, synthetic credit indexes and tranches from synthetic credit indexes, consumer related debt and structured debt, such as asset backed securities and collateralized debt obligations. Within these sectors, it is expected that our subsidiaries will own a broad range of fixed-income assets across a variety of industries. We expect to leverage some of our credit assets through credit facilities and structured finance subsidiaries (some of which may be formed as CDOs), that are structured for us and serviced by Tricadia Capital and its affiliates. We also expect to utilize a portion of our capital to opportunistically make acquisitions or participate in joint ventures, primarily focused on specialty finance companies and alternative asset managers. In addition, we may allocate a portion of our capital to engaging in hedging transactions. Our monitoring, trading, hedging and administration of credit assets will utilize Tricadia Capital’s infrastructure, which we believe will help us to reduce our exposure to defaults and to increase recoveries in the case of defaults.
          We are not contractually obligated to maintain any particular asset allocations and Tricadia Capital will seek to construct a portfolio to achieve high relative value based on its credit views and diversification in order to mitigate the effect of isolated credit events on the overall portfolio. In addition, our portfolio will be constructed to maintain our exemption from registration under the 1940 Act, and our qualification as a partnership, and not as an association or publicly traded partnership that is taxable as a corporation, for U.S. federal income tax purposes. Both of the foregoing may place significant limitations on our business strategy. See “Risk Factors — Risks Related to Our Business — Maintenance of our 1940 Act exemption will impose limits on our operations,” and “Risk Factors — Risks Related to Taxation — If the LP fails to satisfy the “qualifying income” exception and is treated as a publicly traded partnership taxable as a corporation, all of its income will be subject to an entity-level tax in the United States, which could result in a material reduction in cash flow and after-tax return for holders of the LP units.”
          Within each of our asset classes, we intend to select assets that meet our business objectives, subject to the foregoing restrictions. We expect to participate in the asset sectors below although we may change our business strategy or our asset allocation in our discretion.
          Corporate Loans. Corporate loans include both broadly syndicated and middle market leveraged loans and, to a lesser extent, second lien loans, mezzanine debt and unsecured debt. These loans may be term loans and revolving loans, may pay interest at a fixed or floating rate, may be senior or subordinated and may be secured or unsecured. We expect that most of these loans will be rated below investment grade or unrated and of comparable credit quality and will be denominated in either U.S. dollars or Euros. Loans may be originated by banks or other financial institutions. We may acquire interests in corporate loans either directly (by way of sale or assignment) or indirectly (by way of participation). The purchaser of an assignment typically succeeds to all the rights and obligations of the assigning institution, and becomes a lender under the credit agreement with respect to the debt obligation; however, its rights can be more restricted than those of the assigning institution. Participation interests in a portion of a debt obligation typically result in a contractual relationship only with the institution participating out the interest, not with the borrower.
          Total Return Swaps. We may enter into total return swaps, or “TRS,” to obtain exposure to certain credit-based assets. The type of TRS in which we intend to enter will replicate being “long” the asset and we will pay a periodic premium payment to a total return swap counterparty. The purpose of a TRS is to provide us with exposure to an underlying credit instrument without purchasing the credit instrument; it therefore provides leverage to us. On a TRS, the return (interest, fixed fees and capital gains/losses) on an underlying credit instrument in an amount equal to a notional amount will be paid to us (or received by the counterparty from us in the event that the return is negative) on a final scheduled termination date in exchange for a periodic premium payment paid by us to the counterparty. Depending upon the terms of the TRS, we may have to collateralize our position by delivering a portion of the notional amount to the counterparty. Because there are no standard market TRS forms, each TRS may have different terms.
          Credit Default Swaps. A CDS is a contract in which the contract buyer pays, in the case of a short position, or receives, in the case of a long position, a periodic premium until the contract expires or a credit event occurs. In return for this premium, the contract seller receives a payment from, in the case of a short position, or makes a payment to, in the case of a long position, the buyer if there is a credit event with respect to the underlying credit instrument referenced in the CDS. Credit events, depending upon the nature of the CDS, may include, among others, a bankruptcy of the reference entity, a ratings downgrade of a reference obligation below certain specified ratings levels, a writedown of the reference obligation, a failure by a reference entity to pay principal or interest with respect to the reference obligation or failure to pay borrowed money, a restructuring of the terms of the reference obligation, or an acceleration of the reference obligation so that it is due prior to its stated maturity date. Upon the occurrence of a credit event, a CDS may be physically settled or cash settled depending upon the terms of the particular CDS. In the event of physical settlement of the CDS, if we are long the credit risk, the derivative counterparty may satisfy its obligations under the CDS by delivering to us one or more deliverable obligations (which could be a specified reference obligation). In the event of cash settlement, the derivative counterparty would, if we are long the credit risk, obtain prices in the general credit market for the final principal value of a deliverable obligation and we would be obligated to pay the difference of the initial principal amount referenced in the CDS over the final principal amount of the deliverable obligation as obtained by the derivative counterparty in the general credit market.
          Synthetic Credit Indexes. We may enter into credit derivative transactions referencing a recognized index or a bespoke portfolio of reference entities or obligations. The purposes of trading a synthetic credit index is to gain exposure (or short exposure) to credit itself as an asset class. Under certain synthetic credit indexes, we will be exposed to a customized credit risk of the index or portfolio by agreeing to attachment and detachment points (or a similar floor and cap) for one or more specific credit tranches of the index or portfolio, which is referred to as a tranched index trade. We may take long positions employing synthetic credit indexes or take short positions employing synthetic credit indexes as part of our hedging strategy. Synthetic credit indexes referencing recognized indices may be executed on market standard documentation with large dealers or banks; however, we may also enter into synthetic credit indexes with other market participants and/or on non-standard documentation.
          Commercial Real Estate Leveraged Loans. Commercial real estate leveraged loans are expected to be similar to corporate leveraged loans described above, but secured primarily by real estate assets. These loans are expected to rank senior to all other debt on the particular real estate assets and, as such, are intended to exhibit the lower default rates and higher recovery rates historically characteristic of corporate leveraged loans.
          Commercial Mortgage-Backed Securities (CMBS). CMBS are securities backed by obligations (including certificates of participation in obligations) that are principally secured by mortgages on real property or interests in real property having a multifamily or commercial use, such as regional malls, other retail space, office buildings, industrial or warehouse properties, hotels, nursing homes and senior living centers. These securities may be senior, subordinate, investment grade or non-investment grade securities. CMBS assets generally are expected to consist of securities that are part of a capital structure or securitization where the rights of the class to receive principal and interest are subordinate to senior classes, but they may be senior to the rights of lower rated classes of securities. We intend to focus on CMBS opportunities that yield high current interest income and where we consider the return of principal to be likely. We intend to acquire CMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities.
          Residential Mortgage-Backed Securities (RMBS). RMBS represent interests in pools of residential mortgage loans secured by one- to four-family residential mortgage loans in which payments of both principal and interest are generally made monthly, net of any fees paid to the issuer, servicer or guarantor of the securities. We expect our acquisitions in this asset class to principally consist of adjustable rate RMBS, fixed rate RMBS, hybrid adjustable rate RMBS and whole loans.
          Other Asset-Backed Securities (ABS). ABS assets may consist of investment grade or non-investment grade ABS. The underlying collateral for ABS may be either consumer or commercial receivables in sectors such as auto, credit card, student loans and equipment. The structure of an asset-backed security and the terms of the investors’ interest in the collateral can vary widely depending on the type of collateral, the desires of investors and the use of credit enhancements. Issuers are special purpose entities owned or sponsored by banks and finance companies, captive finance subsidiaries of non-financial corporations or specialized originators such as credit card lenders.

          Collateralized Debt Obligations (CDOs). CDO assets may consist of both the debt and equity tranches of CDOs, including CLOs, ABS CDOs, commercial real estate CDOs and other types of CDOs, sponsored by third parties as well as Tricadia Capital and its affiliates. As part of our strategy, we intend to pursue acquisition opportunities in CDOs which might be characterized as distressed.
          Acquisitions and Joint Ventures. We intend to opportunistically make acquisitions or participate in joint ventures, primarily focused on specialty finance companies and alternative asset managers. These acquisitions may take the form of acquisitions of an entire entity, minority equity investments or acquisitions of a majority, but less than all, of the equity interests of an entity.
Operating Guidelines and Procedures
      General Guidelines
          Tricadia Capital, with direction from our Board, has established general policies, procedures and guidelines to govern our operations. These guidelines are intended to allow us to conduct our business while avoiding assets or activities that would cause us to be treated as being engaged in a trade or business within the United States, cause us to fail to be treated as a partnership for U.S. federal income tax purposes, cause our LP unitholders to recognize unrelated business taxable income (other than in respect of certain acquisition indebtedness) or cause us or any of our subsidiaries to be regulated as an investment company under the 1940 Act. We review our assets and related compliance with our policies, procedures and guidelines at each regularly scheduled meeting of the Board and may change these policies, procedures and guidelines without approval of holders of our units. Tricadia Capital and other service providers will be subject to our guidelines.
      Asset Sourcing
          We recognize that acquiring assets in our targeted classes is highly competitive, and that we compete with many other participants for opportunities in these areas. Accordingly, we believe our ability to source these opportunities is important to our success and distinguishes us from many of our competitors.
          Our asset opportunities are sourced for us by Tricadia Capital. Tricadia Capital has extensive relationships with a large and diverse group of financial intermediaries, including commercial and investment banks, financial sponsors, specialty dealers and brokerage firms. Tricadia Capital also capitalizes on its relationships in the financial community through its management of multiple investment vehicles. Tricadia Capital’s professionals also maintain close relationship with major dealers in various types of fixed-income assets. Tricadia Capital focuses on both primary and secondary market transactions, continually evaluating both performing and distressed debt, and further diversifies its sourcing through inquiries to potential issuers of debt securities.
      Credit Process
          Before acquiring an asset, Tricadia Capital conducts preliminary assessment and transaction analysis for each proposed asset. Preliminary assessment focuses on broader market environments, while the transaction analysis focuses on details of each transaction.
          Preliminary Assessment. Tricadia Capital evaluates macroeconomic environments and trends involving the capital markets and consumer and commercial credit that may influence certain asset classes and certain types of issuers. It also considers pricing and liquidity factors by analyzing relative value of each asset class, issue size and frequency and through active dialogues with market participants. Based on these preliminary researches, Tricadia Capital establishes its portfolio and asset allocation strategies, which in turn forms the foundation from which its portfolio managers select and analyze each potential transaction.
          Transaction Analysis. Tricadia Capital conducts a detailed credit-driven analysis of each potential purchase. Important steps in this process include gathering and evaluating dealer presentations and research, rating agency publications, legal documentation, comparable transaction information and technical market resources. It places emphasis on critically evaluating collateral pool composition for stratification characteristics and historical performance trends. Through exploration of structural considerations as well as the economic rationale, financial position and qualifications of the issuer and servicer, Tricadia seeks to reveal any relevant risks related to a potential asset. Potential assets also have to satisfy sensitivity analysis and stress scenarios designed to ensure the assets’ ability to withstand extreme conditions and/or to help determine appropriate hedging strategies. When a proposed investment involves securities issued by a third-party CDO, Tricadia diligences the collateral manager as well as the underlying assets of the CDO.
          Asset Purchase Decisions. Based on the preliminary assessment and transaction analysis, each team of specialists in specific asset classes makes initial purchase decisions. Prices are determined on the basis of the quality of the assets, structure of the transaction and, in the case of CDOs, competence of the collateral manager, compared with alternative opportunities in both the primary and secondary markets. Each team presents the completed credit analysis to senior managers of Tricadia Capital for approval to purchase, and the purchase must be approved by at least two investment professionals including a member of senior management.
      Monitoring and Surveillance
          The risk management and operational oversight functions for our assets are supervised by Tricadia Capital’s trading, surveillance and compliance professionals. Portfolio holdings are monitored by Tricadia Capital’s asset specialists on an ongoing basis. In addition, Tricadia Capital reviews our assets monthly, including asset performance, and marks to market each security. The review process is enhanced by the review of financial reports, due diligence visits to issuers and the use of Tricadia Capital’s proprietary systems, which incorporate live information from Intex, ABSnet, TREPP, Bloomberg, Mark-it Partners/Loan-X, LoanPerformance, CreditSights and rating agencies and our performance data.
Our Financing Strategy
          We intend to use leverage in order to increase potential earnings to holders of our units. Tricadia Capital has substantial experience in utilizing leverage across a wide variety of assets and actively uses warehouses, credit facilities, repurchase agreements, total return swaps, CDOs and credit default swaps to enhance earnings. However, our use of leverage may also have the effect of increasing losses when economic conditions are unfavorable. See “Risk Factors — Risks Related to Our Business — We intend to utilize external sources of leverage, and, if we encounter difficulty in obtaining leverage at attractive spreads or at all, we may be unable to earn attractive rates of income.”
      Credit Facilities and Warehouses
          We may utilize credit facilities and warehouses to fund our acquisitions of corporate loans, CMBS, RMBS, ABS and CDOs. These facilities and warehouses are typically credit from commercial and investment banks that can be drawn upon to fund the acquisition of assets and are typically collateralized by the securities and loans acquired.
          The pool of assets acquired under a credit facility or warehouse typically must meet certain requirements, including term, average life, rating agency ratings and sector diversity requirements. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the financing facility. Tricadia Capital maintains relationships with multiple counterparties for the purpose of maintaining credit facilities on attractive terms.
      Repurchase Agreements
          We may utilize repurchase agreements to borrow against our corporate loans, CMBS, RMBS, ABS and CDOs. Under these agreements, we will sell these assets to a counterparty and agree to repurchase the same securities from the counterparty at a price equal to the original sales price plus an interest factor. These repurchase agreements are accounted for as debt, secured by the underlying assets. During the term of a repurchase agreement, we earn the principal and interest on the related securities and pay interest to the counterparty. Tricadia Capital maintains relationships with multiple counterparties for the purpose of maintaining repurchase agreements on favorable terms.

      Total Return Swaps and Credit Default Swaps
          We may acquire total return swaps and credit default swaps to gain exposure to reference assets without actually owning the assets. In a total return swap, the total return (interest, fees and capital gains/losses on an underlying asset) is paid to an investor in exchange for a fixed or floating rate payment. The investor usually posts only a fraction of the value of the total amount of the asset that is referenced in the swap as collateral. The total return swap, therefore, is a leveraged investment in the underlying asset. By contrast, in a credit default swap, the investor receives periodic payments from a counterparty that seeks protection against the default of a referenced fixed-income asset. In return for this payment, the investor must pay the protection buyer default losses on the referenced assets if the obligor of the referenced assets defaults.
      CDOs
          We expect to acquire additional CDO assets that are structured for us and serviced by Tricadia. The CDOs that Tricadia services will employ leverage to enhance earnings on our CDO assets. We expect that this leverage will be provided by third party investors who purchase the CDO debt. The amount of leverage in a CDO will depend on the underlying collateral, including the expected performance of these assets.
          Tricadia intends to commit a portion of our capital, in an amount to be determined in its discretion, to its CDO financings. We will use temporary financing mechanisms such as warehouses, credit facilities and repurchase agreements to finance the assets being assembled for a CDO issuance.
Our Hedging and Risk Management Strategy
          We may from time to time seek to utilize derivative financial instruments to hedge all or a portion of our credit and interest rate risks.
          We intend to engage in a variety of credit risk and interest rate management techniques that seek to mitigate changes in credit spreads and interest rates or potentially other influences on the values of our assets. Our risk management techniques may include, but are not limited to:
•	puts and calls on securities or indices of securities;

•	short sales of securities;

•	Eurodollar futures contracts and options on such contracts;

•	credit default swaps;

•	interest rate swaps and/or swaptions; and

•	other similar transactions.
          See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Quantitative and Qualitative Disclosures about Market Risk” for a further discussion of our risk management techniques.
Regulatory Matters
1940 Act
          We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(C) defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. In order for us not to be deemed an “investment company” under

Section 3(a)(1)(C) of the 1940 Act, the securities issued to us by our subsidiaries that are exempted from the definition of an “investment company” by Section 3(c)(1) or 3(c)(7) of the 1940 Act, together with any other “investment securities” (within the meaning of the 1940 Act) we may own, may not have a combined value in excess of 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.
          Assets that would generally be excluded from the term “investment securities” include specialty finance companies and alternative asset managers in which we own a majority of the equity and securities issued by other majority-owned subsidiaries that are not themselves investment companies and are not relying on the exemptions from the definition of investment company set forth in Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. Section 3(c)(1) excepts from the definition of investment company a private issuer whose securities are owned by not more than 100 persons. Section 3(c)(7) excepts from the definition of investment company a private issuer whose securities are owned exclusively by qualified purchasers. In addition, we believe that certain credit default swaps are not “investment securities,” although the status of credit default swaps is not currently settled under the 1940 Act. In the event that credit default swaps are at some point deemed to be “securities” under the 1940 Act, we could be required to register under the 1940 Act. Assets that generally would constitute “investment securities” include loans, debt securities, preference shares and subordinated notes issued by CDOs that are not majority owned subsidiaries of ours.
          We monitor our holdings with the objective that the value of our assets that are “investment securities” will not exceed 40% of the value of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Therefore, we must limit the types and nature of our businesses in which we may engage and assets that we may acquire.
          Certain of our subsidiaries that are structured finance vehicles, including those that issue CDOs, may rely on the exemption from the 1940 Act provided by Rule 3a-7 under the 1940 Act. Rule 3a-7 exempts from the 1940 Act certain structured finance entities, that is entities that pool assets that convert into cash in a finite time period and issue securities whose payments depend primarily on the cash flow from those assets. Rule 3a-7 imposes significant limitations on the ability of an issuer to purchase or sell assets, including prohibiting the issuer from purchasing or selling assets for the primary purpose of recognizing gains or decreasing losses resulting from market value changes. Thus, provisions in the indentures that govern our CDO subsidiaries restrict them from purchasing and selling assets in circumstances in which it may otherwise be advantageous for them to do so.
          If we cannot rely on any exemption, exception or other exclusion from registration as an investment company, we would be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company. If we were required to register as an investment company under 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters, and we could be subject to adverse tax consequences, including being treated as a corporation for U.S. federal income tax purposes.
          See “Risk Factors—Risks Related to Our Business—Maintenance of our 1940 Act exemption will impose limits on our operations,” for 1940 Act — related risks relative to our business.
Taxation
          See “Material U.S. Federal Income Tax Considerations” for a discussion of material tax considerations relating to our investments and an investment in LP units.
Other Regulatory Matters
          Because we are externally managed, we do not have any facilities or employees. However, our business is subject to various other regulations, including in particular, under the U.S. federal securities laws, in addition to the 1940 Act. These regulations, among other things, impose limitations on the resale of restricted securities, prohibit trading on material non-public information and impose various requirements on issuers of securities, including any structured finance subsidiaries that we may establish.
Competition
          We are subject to significant competition in seeking business opportunities. Many entities of varying sizes compete with us to make the types of purchases that we plan to make, including financial and insurance companies, commercial and investment banks, commercial finance companies, public and private investment funds and other investors. Many of our competitors have greater resources than we do and we may not be able to compete successfully for assets.
Employees
          The LP is externally managed by Tricadia Capital pursuant to a management agreement. We do not have any employees. All of the LP’s executive officers are employees of Tricadia Capital or one or more of its affiliates.
Properties
          Our executive offices are located at 767 Third Avenue, 11th Floor, New York, New York, 10017. We do not own or lease any real property.
Legal Proceedings
          We are not currently subject to any material legal proceedings.

TRICADIA CAPITAL AND THE MANAGEMENT AGREEMENT
Tricadia Capital
          We are externally managed by Tricadia Capital pursuant to a management agreement, which is described below. Under the management agreement, Tricadia Capital is responsible for administering our activities and day-to-day operations.
Senior Officers of Tricadia Capital
          The following table sets forth information with respect to the senior officers of Tricadia Capital:

Name	Age	Position with Tricadia Capital

Michael Barnes	41	Partner and Chief Investment Officer

Arif Inayatullah	44	Partner and Chief Investment Officer

Geoffrey Kauffman	49	President and Chief Executive Officer of Tricadia CDPC Management, LLC

Julia Wyatt	50	Chief Financial Officer and Chief Operating Officer
          See “Management — Biographical Information” for biographies of the senior officers of Tricadia Capital.
The Management Agreement
          The following summary of certain provisions of the management agreement is qualified in its entirety by reference to the management agreement which is filed as an exhibit to this registration statement.
      Responsibilities of the Manager
          Tricadia Capital is responsible for selecting, purchasing and selling our assets, managing the financing activities of our subsidiaries and providing us with advisory services. Tricadia Capital is responsible for our day-to-day operations and performs or causes to be performed such services and activities relating to our assets and operations as may be appropriate. Tricadia Capital may, pursuant to the terms of the management agreement, delegate certain of its contractual obligations to third parties where, in the discretion of Tricadia Capital, it would be in our best interests and our limited partners’ best interests to do so.
          The management agreement requires Tricadia Capital to manage our business affairs in conformity with the policies and the guidelines that are approved and monitored by our Board. Tricadia Capital’s role as manager is under the supervision and direction of our Board. The management agreement provides that, except with the prior approval of our Board, Tricadia Capital shall refrain from, among other things set forth in the management agreement, any action that in its good faith judgment would cause us to be engaged in (or to recognize any income that is considered to be derived from the conduct of) a U.S. trade or business within the meaning of Section 864 of the Code.
          The management services to be provided by Tricadia Capital under the management agreement are not exclusive to us and, except as set forth in the management agreement and as otherwise described herein, nothing in the management agreement prevents Tricadia Capital or its affiliates from providing similar services to other existing or future companies, partnerships and other clients, including where their objectives overlap with our business plan, or from engaging in other activities. See “Certain Relationships and Related Party Transactions” for more information concerning the terms of the Management Agreement. See “— Potential Conflicts of Interest; Allocation of Investment Opportunities.”
      Term
          The term of the management agreement is for three years from its commencement and shall be automatically renewed for a one year term on each anniversary date after the initial three year term unless two-thirds of the holders of our outstanding LP units determine by resolution that there has been unsatisfactory performance by Tricadia Capital that is materially detrimental to us or the compensation payable to Tricadia Capital is unfair and the parties are unable to negotiate an acceptable compensation arrangement and we provide notice of such termination to Tricadia Capital 180 days prior to the end of the term or any extension thereof. Unless terminated for cause, and even if terminated on an anniversary date by us, Tricadia Capital will be entitled to a payment equal to four times the average amount of the annual management fee and incentive allocation earned by Tricadia Capital or its affiliates, as the case may be, during the 24-month period preceding such termination.
      Management Fee
          Our subsidiaries, or in certain circumstances we, will collectively pay Tricadia Capital a base management fee quarterly in arrears in an amount equal to 0.375% of our equity (equal to 1.50% on an annualized basis). Tricadia Capital uses its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.
          For purposes of calculating the base management fee, “LP’s equity” means, for any quarter, the sum of the net proceeds from any issuance of the LP units after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance, plus our retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that we pay for repurchases of our LP units; provided that the foregoing calculation of the equity shall be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges incurred in the current or prior periods (including but not limited to, incentive compensation expenses, net amortization/accretion on premiums/discounts and unrealized gains or losses), after discussion between Tricadia Capital and our Board.
          Tricadia Capital’s base management fee shall be calculated by Tricadia Capital within 30 days after the end of each fiscal quarter and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee within 20 business days following the delivery of Tricadia Capital’s calculations.
      Incentive Allocation
          In addition to the base management fee, an affiliate of Tricadia Capital shall receive a quarterly incentive allocation in an amount equal to:
(i)	25% of the dollar amount by which
          (a) our net income (as determined by GAAP), before accounting for the incentive allocation, per weighted average LP unit for such quarter, exceeds
          (b) an amount equal to (A) the weighted average of the price per LP unit, at the time of issuance, for all issuances of LP units, after deducting underwriting discounts and commissions and other costs and expenses relating to such issuances, multiplied by (B) 0.50% plus one-fourth of three-month U.S. dollar LIBOR for such quarter, multiplied by
(ii)	the weighted average number of LP units outstanding during such quarter.
          The foregoing calculation of the incentive allocation will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges (including but not limited to, incentive compensation expenses, net amortization/accretion on premiums/discounts and unrealized gains or losses), after discussion between Tricadia Capital and our Board. The incentive allocation calculation and associated distribution will be made quarterly in arrears.
          Tricadia Capital will compute the quarterly incentive allocation within 30 days after the end of each fiscal quarter, and we shall distribute cash in respect of the quarterly incentive allocation with respect to each fiscal quarter within five business days following the delivery to us of Tricadia Capital’s written statement setting forth the computations of the incentive allocation for such quarter.

      Waiver of Certain Fees
          As compensation for services provided to our structured finance subsidiaries, Tricadia Capital and its affiliates are entitled to receive certain fees for monitoring the assets of the structured finance subsidiaries. Under the management agreement, Tricadia Capital has agreed to waive senior and subordinated portions of the base management or servicing fees payable to it and its affiliates pursuant to the terms and conditions of the governing agreements related to each structured finance subsidiary, pro rata to the percentage of our equity interests in each structured finance subsidiary. Each waiver will expire on June 12, 2009. Following such time, it will be within Tricadia Capital’s sole discretion whether to continue to waive such fees. The waiver does not extend to any performance fees Tricadia Capital and its affiliates may receive from structured finance subsidiaries.
      Expenses
          We will bear our own expenses as set forth in the management agreement, including, without limitation, asset purchase expenses (i.e., expenses that Tricadia Capital reasonably determines to be related to the purchase of our assets) and expenses related to this registration statement, any additional equity offerings and the following:
•	brokerage commissions, custodial fees, bank service fees, interest expenses and expenses related to any actual or proposed purchase that is not paid by another person;

•	expenses of our directors and officers;

•	fees and expenses paid by Tricadia Capital and Mariner in connection with providing our back office operations;

•	the costs associated with the establishment of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, and other costs);

•	interest on our credit facilities or other indebtedness;

•	expenses (including travel expenses) associated with or incurred in connection with the offering and sale of securities by us;

•	the costs of insurance for our directors and officers;

•	the costs of printing and mailing capital demand notices, proxies and reports to holders of the LP units and all other costs of maintaining compliance with applicable federal, state, local and foreign laws, rules and regulations;

•	business-related travel expenses;

•	hedging expenses;

•	legal expenses;

•	professional fees (including, without limitation, expenses of consultants and experts);

•	internal and external accounting expenses (including costs associated with any computer software or hardware used by us);

•	auditing and tax preparation expenses;

•	costs and expenses of rendering financial assistance to or arranging for financing for any assets;

•	entity-level taxes;

•	our tax-related litigation expenses, including our attorneys fees;

•	licensing fees;

•	expenses of any registrar, custodian and transfer agent;

•	expenses of listing our securities on any securities exchange;

•	organizational expenses (including expenses associated with meetings of our Board and of the limited partners);

•	certain administrative fees and expenses;

•	costs and expenses incurred in contracting with third parties, including Tricadia Capital and its affiliates;

•	other expense categories approved by our Board;

•	our winding-up costs, in the event of our dissolution; and

•	extraordinary expenses.
          We have retained Back Office Services Group, Inc., or BOSG, to perform certain back office services for the LP. BOSG is a wholly-owned subsidiary of Mariner. The services provided by BOSG include the handling of daily trade and settlement operations, derivative confirmation processing, portfolio accounting, investor accounting, maintaining our books and records and those of our affiliated entities, coordinating the correspondence to and from us, facilitating the completion of the audit, and other services as may be requested by us and agreed to by BOSG from time to time. In return for such services, BOSG shall receive a monthly fee from us equal to a specified percentage of the fair market value of our equity.
          A portion of the back office, human resources, marketing, compliance, legal support and investor relations services that Tricadia provides to us are in turn provided to Tricadia by Mariner pursuant to a services agreement. We believe that this relationship and the services agreement enhance Tricadia's operational infrastructure. However, Mariner is not responsible under the services agreement for the LP's day-to-day business, operations, risk monitoring or supervision. The services agreement between Tricadia and Mariner may be terminated by Tricadia or Mariner without our consent and provides for termination upon certain conditions set forth therein.
          To the extent that accounting and operational services are provided to us by Tricadia Capital and/or its affiliates, we will bear all costs and expenses of Tricadia Capital and/or its affiliates that are directly attributable to the salaries, bonuses and fringe benefits payable to accounting and operations employees of Tricadia Capital and its affiliates performing accounting and operations services and information systems, software and hardware utilized solely by us in connection with accounting and operations, and our allocable share of the costs and expenses of accounting and operations professionals and systems, that are directly attributable to the salaries, bonuses and fringe benefits payable to the accounting and operations professionals of Tricadia Capital and its affiliates whose services are provided to us and to investment funds or accounts managed by Tricadia Capital and/or its affiliates and information systems, software and hardware utilized by us and investment funds or accounts managed by Tricadia Capital and/or its affiliates. Such allocable share will be based on the relative time which the applicable employees providing such accounting and operational services devote, on an estimated basis, to us and information systems, software and hardware used for us, on an estimated basis, and the investment funds or accounts managed by Tricadia Capital and/or its affiliates.
          To the extent that any expenses to be borne by us are paid by Tricadia Capital, we will reimburse Tricadia Capital for such expenses.
      Limitation of Liability
          The management agreement provides that Tricadia Capital and its directors, officers, employees, partners, members, shareholders, advisors and agents (in their capacities as such), will not be liable to us, any subsidiary of ours, the LP directors, our partners or the holders of the LP units for any acts or omissions by any of the foregoing arising from the performance of any of their obligations or duties under the management agreement, except that Tricadia Capital will be so liable by reason of acts or omissions constituting fraud, willful misconduct or gross negligence. Pursuant to the management agreement, we have agreed to indemnify Tricadia Capital and its directors, officers, employees, partners, shareholders, members, advisors and agents, to the fullest extent permitted by law against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the LP and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties under the management agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the manager of the LP or as contemplated by Delaware law, a trustee, director, officer, employee, member, shareholder, partner, advisor or agent of Tricadia Capital in such capacity, except by reason of acts or omissions constituting fraud, willful misconduct or gross negligence.
      Assignment
          Tricadia Capital may not assign the management agreement without the consent of the Board, which consent may not be unreasonably withheld but may be conditioned on parallel assignment of the incentive allocation provisions of the LP Agreement. Notwithstanding the foregoing, Tricadia Capital may at any time subcontract its duties under the management agreement, or all of its rights and obligations under the management agreement, to any entity which is an affiliate of Tricadia Capital. Any permitted assignment shall bind the assignee in the same manner as Tricadia Capital is bound under the management agreement; provided that Tricadia Capital will be liable for all acts or omissions of the assignee following any such assignment. Each entity and individual providing services to Tricadia Capital under any such delegation of duties will be indemnified and reimbursed to the same extent as a person or entity acting as manager or a director, officer, employee, member, partner, shareholder, advisor or agent of Tricadia Capital or its affiliates would be indemnified, as described above. The terms and provisions of the management agreement may be amended by our Board without the consent of holders of the LP units.
Potential Conflicts of Interest; Allocation of Investment Opportunities
          The management services provided by Tricadia Capital under the management agreement are not exclusive to the LP and its subsidiaries. Tricadia Capital and/or its affiliates engage in a broad spectrum of activities, including investment advisory activities, and have extensive investment activities that are independent from, and may from time to time conflict with, our business activities and strategies. Certain affiliates of Tricadia Capital may advise, sponsor or act as investment manager to other investment vehicles, portfolio companies of private equity investments and other persons or entities (including investors in the LP units) that have investment objectives that overlap with our business plan and that may, therefore, compete with us for asset acquisition opportunities. A number of collective investment vehicles currently managed by Tricadia Capital have investment objectives which overlap, in part, with our business plan. We will therefore face a number of conflicts of interest with Tricadia Capital and its affiliates with respect to the allocation of asset acquisition opportunities. In addition, subject to the exclusivity provisions of the management agreement, Tricadia Capital may raise new investment vehicles whose investment objectives overlap with the business plan of the LP, which may further compound these conflicts. See “Risk Factors — Risks Related to our Manager and/or its Affiliates — We may purchase assets from Tricadia Capital or its affiliates, make co-purchases alongside Tricadia Capital or its affiliates or otherwise participate in asset acquisitions in which Tricadia Capital or its affiliates have an interest, which could result in conflicts of interests” and “Risk Factors — Risks Related to our Manager and/or Affiliates — Tricadia Capital has broad operational latitude, and even if Tricadia Capital finds a business opportunity that is appropriate for us, it may allocate, in its discretion, some or all of such opportunity to other accounts or other vehicles managed by it and its affiliates.”
          The exclusivity provisions of the management agreement provide that, until 50% of the proceeds from the June 12, 2007 private offering have been deployed by us in accordance with our business strategies, Tricadia Capital will not sponsor or act as collateral manager or servicer for any newly created CDO other than on our behalf. In addition, these provisions mandate that, until 50% of the proceeds from the June 12, 2007 private offering have been deployed by us in accordance with our business strategies, we will be the only publicly traded entity sponsored by Tricadia Capital that will be primarily engaged in the business of owning the equity and subordinated debt tranches of CDO subsidiaries.

          We anticipate co-purchasing assets alongside Tricadia Capital and its affiliates, including purchases of assets from, and interests in loans to, unaffiliated third parties. In addition, we may acquire interests in unaffiliated third parties where Tricadia Capital and its affiliates have acquired, is concurrently acquiring or intends to acquire a different interest in the same entity. In such instances, our interest may be senior or junior to, or have rights different from or adverse to, the interest owned by Tricadia Capital and its affiliates. Such acquisitions will be made in compliance with Tricadia Capital’s policies, procedures and guidelines.
          Under the management agreement, we may only sell assets to or buy assets from Tricadia Capital and/or its affiliates in compliance with our policies, procedures and guidelines and with prior approval of the Board. Clients of Tricadia Capital and/or its affiliates in which they do not have a substantial investment are not considered affiliates for these purposes.
          In addition, we may purchase securities issued in connection with the financing of an investment vehicle owned or managed by an affiliate of Tricadia Capital, and Tricadia Capital and its affiliates may make similar purchases from us. Under the management agreement, we will generally be required to seek the approval of our Board before we engage in any such transaction.
          Tricadia Capital may determine, in light of the differing business objectives of us and it or a particular affiliate which has co-invested with us and other factors applicable to the specific situation, to dispose of all or a portion of an asset on our behalf at the same time as such asset or portion thereof or a related asset is being retained by it or such affiliate. Conversely, Tricadia Capital may determine to retain all or a portion of an asset on behalf of the LP where such asset or a related instrument is being disposed of on behalf of Tricadia Capital or such affiliate. Each of these determinations may present an actual or potential conflict of interest that is subject to Tricadia Capital’s policies, procedures and guidelines.
          Under the management agreement, there are no limits on the percentage of our total assets that may be comprised of assets of the types described above. Assets of the types described above may not be the result of arm’s length negotiations and may involve actual or potential conflicts between our interests and the interests of Tricadia Capital or its affiliates. In addition, where we co-purchase assets with Tricadia Capital or its affiliates, our returns on such assets may differ and, in some cases, materially from Tricadia Capital or its affiliates’ returns as a result of a variety of factors, including differences in the rates at which we are able to finance our assets as compared to Tricadia Capital or its affiliates and differences in the timing of our disposition of such asset as compared to Tricadia Capital or its affiliates.
          Our chairman and each of our officers also serve or may serve as officers or directors of Tricadia Capital and/or one or more of its existing or future affiliates. Such individuals may therefore have obligations to the investors in affiliates of Tricadia Capital which may, in particular circumstances, conflict with our interests or those of holders of the LP units.
          To assist us in addressing potential conflicts arising out of transactions between us, on the one hand, and Tricadia Capital and/or its affiliates, on the other, our Board has two independent directors who are unaffiliated with Tricadia Capital and/or its affiliates. The management agreement requires certain transactions be approved by the Board. Our Board may adopt the policies and procedures pre-approving certain types of transactions, based on conditions and parameters set forth in such policies and procedures.

MANAGEMENT
Directors and Executive Officers
          Our Board currently consists of five persons, two of whom are considered independent in accordance with the general independence standards of the New York Stock Exchange and the LP Agreement. We refer to these individuals as our independent directors. Our Board appoints our officers, each of whom serve at the discretion of the Board. Under the LP Agreement, directors hold office for a one year term.
          Our directors and executive officers, their ages and titles, are as follows:

Name	Age	Title	Tricadia Capital Title

Michael Barnes	41	Chairman, Co-Chief Executive Officer and Co-Chief Investment Officer	Partner and Chief Investment Officer

Arif Inayatullah	44	Director, Co-Chief Executive Officer and Co-Chief Investment Officer	Partner and Chief Investment Officer

Robert G. Simses	61	Director	Not Applicable

Bradley E. Smith	51	Director	Not Applicable

Peter S. Croncota	47	Director	Not Applicable

Geoffrey Kauffman	49	Chief Operating Officer	President and Chief Executive Officer of Tricadia CDPC Management, LLC

Julia Wyatt	50	Chief Financial Officer	Chief Financial Officer and Chief Operating Officer

Patrick Huvane	40	Controller	Not Applicable
Biographical Information
          Certain information regarding each of the directors and executive officers is set forth below.
           Michael Barnes (Chairman, Co-Chief Executive Officer and Co-Chief Investment Officer)
          Mr. Barnes is the Chairman, Co-Chief Executive Officer and Co-Chief Investment Officer of Tiptree and a founding partner of Tricadia Capital. Since November 2007, Mr. Barnes has been a director and Co-Chief Executive Officer of Apple Creek Acquisition Corp., or Apple Creek, a blank check company sponsored by Tricadia Capital. Prior to the formation of Tricadia Capital in April 2003, Mr. Barnes spent two years as Head of Structured Credit Arbitrage within UBS Principal Finance LLC, a wholly owned subsidiary of UBS Warburg, which conducts proprietary trading on behalf of the firm. Mr. Barnes joined UBS in November 2000 as part of the merger between UBS and PaineWebber Inc. Prior to joining UBS, Mr. Barnes was Managing Director and Global Head of the Structured Credit Products Group of PaineWebber. Prior to joining PaineWebber in 1999, he spent 12 years at Bear, Stearns & Co. Inc., the last five of which, he was head of their Structured Transactions Group. Mr. Barnes received his B.A. from Columbia College, Columbia University.
           Arif Inayatullah (Director, Co-Chief Executive Officer and Co-Chief Investment Officer)
          Mr. Inayatullah is a Director, Co-Chief Executive Officer and Co-Chief Investment Officer of Tiptree and a founding partner of Tricadia Capital. Since November 2007, Mr. Inayatullah has been a director and Co-Chief Executive Officer of Apple Creek. Mr. Inayatullah has 19 years of experience in engineering complex structured transactions in the fixed income, currency, equity, and commodities markets, with a particular emphasis on leveraged credit products. Prior to the formation of Tricadia Capital in April 2003, Mr. Inayatullah was at UBS Principal Finance LLC where he was an Executive Director responsible for the development of structured credit arbitrage transactions. Mr. Inayatullah joined UBS in March 2002. Prior to UBS, he was a partner at BroadStreet Group where he had responsibility for managing the BroadStreet Group’s structured product and CDO business lines from March 2000 to June 2001. Prior to BroadStreet, Mr. Inayatullah was a Managing Director at Crédit Agricole Indosuez where he was responsible for structured finance and proprietary credit arbitrage. Mr. Inayatullah holds a B.S. in Electrical Engineering and Materials Science from Cornell University.
           Robert Simses (Director)
          Mr. Simses is a partner in the Palm Beach, Florida law firm of Simses & Associates, P.A. which practices exclusively in the areas of individual and charitable tax planning, estate planning, probate administration, trust law and real estate. Prior to forming the firm in 2001, Mr. Simses was a partner in charge of the Palm Beach office of the Connecticut based law firm of Cummings & Lockwood, which he joined in 1981. Prior to that, he served as a Senior Tax Law Specialist with the Office of Chief Counsel in the National Office of the Internal Revenue Service from 1975 to 1980. From 1968 to 1971 Mr. Simses served on active duty as a member of the Naval Administrative Unit at the White House. Mr. Simses received his B.A. from Boston University in 1968, his Juris Doctor from Case Western Reserve University School of Law in 1974, a Masters of Law in Taxation from Georgetown University School of Law in 1979, and a Masters of Law in Estate Planning from the University of Miami School of Law in 1981. Mr. Simses is admitted to the practice of law in Florida and Connecticut. Mr. Simses is a Director of NYMAGIC, Inc., a New York Stock Exchange listed insurance company that is affiliated with Mariner. Since October 2002, Mr. Simses has served as the President and Chief Operating Officer of the William H. Pitt Foundation Inc.
           Bradley Smith (Independent Director)
          Mr. Smith is a founder and managing director of Kahala Capital Advisors LLC, a private investment firm, which he founded in 2000 and, since December 2007, a director of Apple Creek. Prior to this, Mr. Smith worked for five years at Bear, Stearns & Co. Inc., where he was a Senior Managing Director and responsible for the start-up of Bear, Stearns & Co. Inc.’s credit derivative business. Before Bear, Stearns, Mr. Smith worked at Bankers Trust in that firm’s New York, Tokyo and Hong Kong offices. Since January 2006, Mr. Smith has been a Director of Mariner-Tricadia Credit Strategies, Ltd., a hedge fund managed by Tricadia Capital, and since June 2007 has been a Director of Tiptree. Mr. Smith holds a B.A. from St. Joseph’s University and an M.B.A. from The Garvin School of International Management.
           Peter Croncota (Independent Director)
          Mr. Croncota retired in 2004 from a 21-year career on Wall Street, most recently as a Senior Managing Director at Bear, Stearns & Co. Inc., where he was the global head of Fixed Income and Credit Derivatives Sales and Marketing. He joined Bear, Stearns & Co. Inc. in 1995. Prior to that, he worked in the derivatives business at Bankers Trust Co., Westpac Banking Corp., and Nomura Securities International. Mr. Croncota holds a BS degree from Georgetown University and an MBA from the Wharton School at the University of Pennsylvania. Mr. Croncota is a member of the Board of Regents of Georgetown University.
           Geoffrey Kauffman (Chief Operating Officer)
          Mr. Kauffman is the Chief Operating Officer of Tiptree. Mr. Kauffman also serves as a Managing Director of Tricadia Capital and as the President and Chief Executive Officer of Tricadia CDPC Management and is overseeing the development and administration of other alternative asset management vehicles at Tricadia. Since November 2007, Mr. Kauffman also has been the Chief Operating Officer of Apple Creek. Prior to joining Tricadia, Mr. Kauffman was a Partner with the Shidler Group working on developing credit derivative products company projects. Before joining the Shidler Group, Mr. Kauffman was involved in the launch of the CGA Group of companies which originated financial guarantee contracts. Mr. Kauffman lived in Bermuda from July 1997 through the end of 1999, and held the positions of President, Chief Underwriting Officer and Principal Representative of CGA Bermuda, Ltd. In January of 2000, Mr. Kauffman returned to New York as President and CEO of CGA Investment Management, the largest of the three CGA Group companies, where he remained until the company was sold to Ace, Ltd. in July of 2001. Prior to joining CGA, Mr. Kauffman was at AMBAC and the MBIA / AMBAC International joint venture in 1995 and 1996 to help develop their International Structured Finance Department. Prior to AMBAC, Mr. Kauffman was with FGIC’s ABS Group and helped establish that business from 1989 to 1995, focusing on CDOs, Asset Backed Securities and Multi Seller Conduit programs. Prior to FGIC, Mr.

Kauffman worked in the Investment Banking Division of Marine Midland Bank (now HSBC), and focused on middle market M&A as well as Structured Finance. Mr. Kauffman holds a B.A. (Psychology) from Vassar College and an MBA (Finance) from Carnegie Mellon University.
           Julia Wyatt (Chief Financial Officer)
          Ms. Wyatt is the Chief Financial Officer of Tiptree and the Chief Financial Officer and Chief Operating Officer of Tricadia Capital. Since November 2007, Ms. Wyatt has been the Chief Financial Officer of Apple Creek. Prior to joining Tricadia in March 2005, Ms. Wyatt was the Chief Financial Officer of HCM, a specialized investment management firm dedicated to managing funds in fixed income markets from October 1996 to February 2005. During her eight years with HCM, Ms. Wyatt was responsible for all non-investment related aspects of the firm, including financial, legal, regulatory and client services. Prior to HCM, Ms. Wyatt was a senior member of the Fixed Income Management Group with NeubergerBerman. Previously, she was employed by Morgan Grenfell Capital Management where she was the Treasurer and Director of Client Services. Ms. Wyatt obtained her C.P.A. license during her six years with Deloitte & Touche, spending the last two years in the Executive Office Research Department. Ms. Wyatt has a B.S. in Accounting from the University of Utah.
           Patrick Huvane (Controller)
          Mr. Huvane is the Controller of Tiptree. Mr. Huvane was Controller and Chief Compliance Officer of Axon Financial Services Ltd., an investment firm, from November 2006 to November 2007. From May 2001 to November 2006, Mr. Huvane held various positions, including Managing Director, Chief Financial Officer and Chief Compliance Officer, at Fletcher Asset Management Inc., an investment firm. Mr. Huvane has a B.S. in Accounting from Manhattan College and an MBA in Finance from New York University’s Stern School of Business. Mr. Huvane is also a licensed Certified Public Accountant in the State of New York.
Executive Compensation
Compensation Discussion and Analysis
          We are externally managed and have no employees. Because our management agreement provides that Tricadia Capital is responsible for managing our affairs, our executive officers, who are employees of Tricadia Capital, do not receive cash compensation from us for serving as our executive officers. In their capacities as officers or employees of Tricadia Capital or its affiliates, they devote a portion of their time to our affairs as is required, for the performance of the duties of Tricadia Capital under the management agreement.
          Except for the equity grants described below, Tricadia Capital compensates each of our executive officers. We pay Tricadia Capital a management fee, and Tricadia Capital uses the proceeds from the management fee in part to pay compensation to its officers and employees. Tricadia Capital has informed us that, because the services performed by these executive officers or employees in their capacities as such are not performed exclusively for us, it cannot segregate and identify that portion of the compensation awarded to, earned by or paid to our executive officers by Tricadia Capital that relates solely to their services to us.
          The objective of our compensation program is to align the interests of our officers, Tricadia Capital, employees of Tricadia Capital that provide services to us, and other service providers with those of our investors. Our compensation consists of grants of options to acquire LP units and grants of restricted LP units. We currently maintain two incentive plans, our 2007 LP Unit Incentive Plan and 2007 LP Unit Incentive Plan for Non-Natural Persons. See “—Unit Incentive Plans” for a description of these incentive plans. The purpose of the plans is to provide incentives to our officers, Tricadia Capital, employees of Tricadia Capital that provide services to us and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. The incentive plans are administered by the Board. Unless terminated earlier, the LP unit incentive plans will terminate in 2017 but will continue to govern unexpired awards.
          A maximum of 900,000 LP units may be issued under both plans. As of the date of this prospectus, we have issued 540,000 options to purchase LP units to Tricadia Capital, an aggregate of 211,860 restricted LP units to individuals affiliated with Tricadia Capital and 52,965 restricted LP units to Mariner Partners, Inc. The grants to our officers and to employees of Tricadia Capital and its affiliates made during 2007 were made at the time of our initial private offering and were based on Tricadia Capital’s view as to the level of equity compensation appropriate to incentivize its personnel with primary responsibility for the success of the business and the role of such individuals in the completion of our initial private placement, and such levels were set in consultation and negotiation with the initial purchasers and selected investors in our initial private placement.

Restricted LP units were granted to Mariner Partners, L.P., based on the services we expect to receive from Mariner and its affiliates and were a negotiated part of our initial private placement. Options were granted to our manager based on the services we expect to receive from our manager and its affiliates. All grants were made on June 12, 2007 in connection with the initial private placement of the LP units except for a grant of 2,250 restricted LP units to an officer who joined us on November 19, 2007.
Summary Compensation and Equity Award Tables
          Tricadia Capital is responsible for our management. Our executive officers, in their capacity as our officers, do not receive any cash compensation from us. We pay a management fee to Tricadia Capital. In turn, in their capacity as officers of Tricadia Capital, our executive officers receive compensation from Tricadia Capital for the performance of their duties to Tricadia Capital on our behalf, as well as on behalf of the several other entities managed by Tricadia Capital. Because the services performed by the officers and employees of Tricadia Capital were not performed exclusively for us, Tricadia Capital cannot segregate and identify that portion of the compensation awarded to, earned by or paid to the executive officers by Tricadia Capital that relates solely to such persons’ services for us. Our executive officers are eligible to receive equity awards under our 2007 LP Unit Incentive Plan.
          The following table sets forth equity awards granted under our 2007 LP Unit Incentive Plan received by our named executive officers.
Summary Compensation

Name and	Stock Awards	Option Awards
Principal Position	($)(1)	($)	TOTAL($)(1)

Michael Barnes
Co-Chief Executive Officer and Co-Chief Investment Officer	219,375	—	219,375
Arif Inayatullah
Co-Chief Executive Officer and Co-Chief Investment Officer	134,063	—	134,063
Geoffrey Kauffman
Chief Operating Officer	91,406	—	91,406
Julia Wyatt
Chief Financial Officer	18,281	—	18,281
Patrick Huvane
Controller	6,093	—	6,093

(1)	The amount reported in this column reflects the dollar amount recognized for financial statement purposes for 2007 in accordance with FAS 123(R).

Grants of Plan-Based Awards

			All Other Option
		All Other Stock	Awards: Number
		Awards: Number	of Securities		Grant Date Fair
		of Shares of Stock	Underlying	Exercise or Base	Value of Stock and
Name and		or Units	Options	Price of Option	Option Award
Principal Position	Grant Date	(#)(1)	(#)	Award ($)	($)(2)
Michael Barnes	June 12, 2007	81,000	—		1,215,000
Arif Inayatullah	June 12, 2007	49,500	—		742,500
Geoffrey Kauffman	June 12, 2007	33,750	—		506,250
Julia Wyatt	June 12, 2007	6,750	—		101,250
Patrick Huvane	November 19, 2007	2,250	—		33,750

(1)	Consists of restricted units that are subject to forfeiture, restrictions on transferability and other restrictions that lapse upon vesting. The restricted units vest in one-third increments on the first three anniversaries of the grant date. Holders of restricted units have the right to receive distributions pursuant to the LP Agreement.

(2)	The grant date fair values were $15 per LP unit.
Option Exercises and Stock Vested

	Options Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired On	Value Realized	Acquired On	Value Realized
	Exercise	On Exercise	Vesting	on Vesting
Name	(#)	($)	(#)	($)

Michael Barnes	—	—	—	—
Arif Inayatullah	—	—	—	—
Geoffrey Kauffman	—	—	—	—
Julia Wyatt	—	—	—	—
Patrick Huvane	—	—	—	—
Outstanding Equity Awards at Fiscal Year-End

	Option Awards			Stock Awards
	Number of Securities	Option		Number of Shares or	Market Value of Shares
	Underlying Unexercised	Exercise	Option	Units of Stock That	or Units of Stock That
	Unearned Options(#)	Price	Expiration	Have Not Vested	Have Not Vested
Name	Unexercisable	($)	Date	(#)(1)	($)(2)

Michael Barnes	—	—	—	81,000	1,215,000
Arif Inayatullah	—	—	—	49,500	742,500
Geoffrey Kauffman	—	—	—	33,750	506,250
Julia Wyatt	—	—	—	6,750	101,250
Patrick Huvane	—	—	—	2,250	33,750

(1)	Consists of restricted units that are subject to forfeiture, restrictions on transferability and other restrictions that lapse upon vesting. The restricted units vest in one-third increments on the first three anniversaries of the grant date. Holders of restricted units have the right to receive distributions pursuant to the LP Agreement.

(2)	Market value was $15 per LP unit.

Independent Director Compensation
          Each independent director receives an annual fee of $15,000. Each independent director also receives $1,000 for each Board or committee meeting attended, whether in person or telephonic, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each Board or committee meeting. In addition, we have purchased directors’ and officers’ liability insurance on behalf of our directors and officers.
Director Compensation

	Fees earned or
Name	paid in cash ($)	TOTAL ($)

Robert Simses	—	—
Bradley Smith	17,000	17,000
Peter Croncota	17,000	17,000
Unit Incentive Plans
          We have a 2007 LP unit incentive plan and a 2007 LP Unit Incentive Plan for Non-Natural Persons. The purpose of the LP unit incentive plans is to provide incentives to our officers, Tricadia Capital, employees of Tricadia Capital that provide services to us and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. The incentive plans are administered by the Board. Unless terminated earlier, the LP unit incentive plans will terminate in 2017 but will continue to govern unexpired awards. A maximum of 900,000 LP units may be issued under both plans. As of the date of this prospectus, we have issued (i) 540,000 options to purchase LP units to Tricadia Capital, (ii) an aggregate of 211,860 restricted LP units to individuals affiliated with Tricadia Capital and (iii) 52,965 restricted LP units to Mariner Partners, Inc. An aggregate of 95,175 LP units remain for future grant under the plans.
          The exercise price of each LP unit option may not be less than 100% of the fair market value of the LP units on the date of grant. The Board will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments, and the exercisability of options may be accelerated by the Board.
          Our LP unit incentive plans also permit the grant of restricted LP units. A restricted LP unit award is an award of LP units that may be subject to forfeiture, restrictions on transferability and such other restrictions, if any, as the Board may impose at the date of grant. The LP units may vest and the restrictions may lapse separately or in combination at such time, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our Board may determine. Our Board may, at any time amend, alter or discontinue the incentive plan, but cannot, without a participant’s consent, take any action that would impair the rights of a participant under any award granted under the plan.

PRINCIPAL AND SELLING UNITHOLDERS
Principal Holders of the LP Units
          The following table sets forth information regarding beneficial ownership of our LP Units by:
•	each person who is known by us to beneficially own 5% or more of the outstanding LP Units;

•	each of our executive officers named in the Summary Compensation Table under “Management;”

•	each of our directors; and

•	all executive officers and directors as a group.
As of the date of this prospectus, we have 9,546,522 LP units outstanding, including 264,825 restricted LP units issued under our incentive plans. The amounts and percentage of LP units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

	LP Units Beneficially Owned
Name and Address(1)	Number	Percentage

Michael Barnes (2)	2,247,666	23.54%
Arif Inayatullah (2)	2,116,166	22.17
Peter S. Croncota	—	—
Robert G. Simses (3)	133,333	1.40
Bradley E. Smith (4)	13,333	*
Geoffrey Kauffman (5)	33,750	*
Julia Wyatt (5)	6,750	*
Patrick Huvane (5)	2,250	*
Tricadia CDO Fund, L.P. (6)	2,000,000	20.94
Banc of America Securities LLC	1,000,000	10.47
All executive officers and directors as a group (8 persons)	2,519,915	26.39

*	Less than 1%

(1)	The address for all executive officers and directors is c/o Tiptree Financial Partners, L.P., 767 Third Avenue, 11th Floor, New York, New York 10017. The address for each of Tricadia Capital Management, LLC and Tricadia CDO Fund, L.P. is 767 Third Avenue, 11th Floor, New York, New York 10017. The address of Banc of America Securities LLC is 9 West 57th Street, New York, New York 10019.

(2)	Includes (i) 33,333 LP units held by Tricadia Capital Management, LLC, (ii) 2,000,000 LP units held by Tricadia CDO Fund, L.P., (iii) with respect to Mr. Barnes, 81,000 restricted LP units subject to vesting with respect to transfer restrictions and (iv) with respect to Mr. Inayatullah, 49,500 restricted LP units subject to vesting with respect to transfer restrictions. Messrs. Barnes and Inayatullah are the managing members of (i) Tricadia Holdings, L.P., which is the managing member of Tricadia Capital Management, LLC, and (ii) Tricadia Capital, LLC, which is the general partner of Tricadia CDO Fund,

L.P. Each of Messrs. Barnes and Inayatullah disclaim beneficial ownership over LP units in excess of their respective pecuniary interest in each of Tricadia Capital Management, LLC and Tricadia CDO Fund, L.P.

(3)	Consists of LP units held by the William H. Pitt Foundation. Mr. Simses is a director of the William H. Pitt Foundation. Mr. Simses disclaims beneficial ownership over the LP units held by the William H. Pitt Foundation.

(4)	Consists of LP units held by Kahala Capital Advisors LLC. Mr. Smith is the managing member of Kahala Capital Advisors LLC. Mr. Smith disclaims beneficial ownership over such LP units in excess of his pecuniary interest in Kahala Capital Advisors LLC.

(5)	Consists of restricted LP units subject to vesting with respect to transfer restrictions.

(6)	See footnote (2) above.

Selling Unitholders
          The selling unitholders may, from time to time, offer and sell pursuant to this prospectus any or all of our LP units held by them. The LP units offered by the selling unitholders pursuant to this prospectus were originally issued and sold by us in our June 12, 2007 private offering. When we refer to the “selling unitholders” in this prospectus, we mean those persons specifically designated in the tables below, as well as their respective permitted transferees, pledgees, donees, assignees, successors and others who later come to hold any of the selling unitholders’ interests other than through a public sale.
          Because the selling unitholders may offer all, some or none of the LP units pursuant to this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of these LP units, no definitive estimate can be given as to the amount of LP units that will be held by the selling unitholders after the time the registration statement of which this prospectus is a part is declared effective. We cannot advise you as to whether the selling unitholders will in fact sell any or all of their LP units. In addition, the selling unitholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our LP units in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. Information concerning the selling unitholders may change from time to time, and any changed information will be set forth in prospectus supplements or post-effective amendments, as may be appropriate.
          The following table sets forth information with respect to the selling unitholders and our LP units beneficially owned by the selling unitholders that the selling unitholders may, from time to time, offer and sell pursuant to this prospectus. We will complete this table in a pre-effective amendment to this prospectus. In accordance with the rules of the Securities and Exchange Commission, each listed person’s beneficial ownership includes:
•	all LP units the investor actually owns beneficially or of record;

•	all LP units over which the investor has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all LP units the investor has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

	LP Units			Percentage of LP
	Beneficially Owned		LP Units	Units Beneficially
	Prior to the	LP Units That May	Beneficially Owned	Owned After the
Name of Selling Unitholder	Offering	be Offered	After the Offering	Offering

          Any selling unitholder that is identified as a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling unitholder obtained the LP units as compensation for services. In addition, any affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, unless such selling unitholder purchased in the ordinary course of business and, at the time of its purchase of the LP units to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the LP units. As a result, any profits on the sale of the LP units by selling unitholders who are deemed to be “underwriters” and any discounts, commissions or concessions received by any such broker-dealers who are deemed to be “underwriters” will be deemed to be underwriting discounts and commissions under the Securities Act. Selling unitholders who are deemed to be “underwriters” will be subject to prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including, but not limited to, those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
          To our knowledge, except as described in the footnotes to the table above and their ownership of our LP units described above, none of the selling unitholders has held any position or office with, or has otherwise had a material relationship with, us or any of our subsidiaries within the past three years.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Investment by and Purchase of Assets From Tricadia CDO Fund, L.P.
          On June 12, 2007, we purchased all of the subordinated notes, Class E Notes (Baa3/BBB) and Class F Notes (Ba2/BB) of Tricadia CDO 2007-8, Ltd. for approximately $19 million from Tricadia CDO Fund, L.P., a fund managed by an affiliate of Tricadia Capital. On the same day, we also purchased a controlling interest in the subordinated notes of TELOS CLO 2007-2, Ltd. for approximately $21.4 million from Tricadia CDO Fund, L.P., a fund managed by an affiliate of Tricadia Capital. On that same day, Tricadia CDO Fund, L.P. purchased from us 2,000,000 LP units at a price of $15 per unit.
Management Agreement
          As previously described, the LP is managed by Tricadia Capital pursuant to a management agreement, pursuant to which, among other things, Tricadia Capital or its affiliates receives a base fee, is eligible to receive an incentive feed and is entitled to the reimbursement of certain expenses. See “Tricadia Capital and the Management Agreement — The Management Agreement” for more information concerning the terms of the management agreement and the management fees.
          We own approximately 95% of the equity tranche of TELOS CLO 2007-2, which is managed by an affiliate of Tricandia Capital. For 2007, TELOS CLO 2007-2 paid management fees of approximately $1.5 million to an affiliate of Tricadia Capital pursuant to a management agreement between that affiliate and TELOS CLO 2007-2.
Grant of Options and Restricted LP Units.
          Pursuant to our 2007 LP Unit Incentive Plan and 2007 LP Unit Incentive Plan for Non-Natural Persons, we have granted 540,000 options to purchase LP units to Tricadia Capital, an aggregate of 211,860 restricted LP units to individuals affiliated with Tricadia Capital and 52,965 restricted LP units to Mariner Partners, Inc.
Credit Default Swaps
          Bank of America, N.A. is an affiliate of Banc of America Securities LLC, which owns 10.47% of the outstanding LP units. We are party to 14 CDS with Bank of America, N.A. that have an aggregate notional value of $85.1 million and estimated fair value of $29.4 million as of December 31, 2007. We paid Bank of America an aggregate of approximately $1.2 million of fixed premium payments on these CDS during 2007.

DESCRIPTION OF THE LP UNITS AND ORGANIZATIONAL DOCUMENTS OF THE LP
General
          The rights of a limited partner of the LP are set forth in the LP Agreement and the Delaware Revised Uniform Limited Partnership Act, or DRULP. The following is a summary of the material terms of the LP units. Our agreement of limited partnership, which we refer to as the LP Agreement, provides for the issuance of LP units and the distributions on and voting and other contractual rights relating to the LP units. The statements that follow are subject to and are qualified in their entirety by reference to all of the provisions of the LP Agreement, which will govern your rights as a holder of the LP units, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part.
Authorized Limited Partnership Interests of the LP
          LP Units. The LP is authorized to issue an unlimited number of LP units. As of the date of this prospectus, we have 9,546,522 LP units outstanding, including 264,825 restricted LP units issued under our incentive plans but excluding options to purchase 540,000 LP units granted under our incentive plans. The LP has an outstanding special limited partnership interest (relating to the incentive allocation), held by an affiliate of Tricadia Capital. Holders of the LP units have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. In the event of our liquidation, dissolution or winding up, holders of the LP units are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of any preferred partnership interests that may be issued by the LP prior to distribution.
          Preferred Units. Our Board is authorized to cause the LP from time to time (without approval of partners of the LP) to create and issue additional common or preferred LP partnership interests in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties that rank senior to the LP units with regard to (i) the allocations of items of income, gain, loss, deduction and credit, and (ii) the rights to receive distributions, including upon dissolution and liquidation of the LP.
Voting Rights
          Each outstanding LP unit is entitled to one vote for each unit on any matter with respect to which the holders of the LP units are entitled to vote.
          The LP Agreement provides that the holders of LP units are entitled to vote for the election of all directors. The directors of the LP will be appointed at each annual meeting of partners of the LP, except that directors may also be appointed at a special meeting of partners called by the chairman of our Board, the LP’s chief executive officer, if any, or by resolution adopted by our Board or at a special meeting to replace directors who have been removed by the holders of LP units as provided in the LP Agreement. Directors will be appointed by a plurality of LP units represented at the meeting, assuming the presence of a quorum. Because the LP Agreement does not provide for cumulative voting rights, the holders of a plurality of the outstanding LP units represented at a meeting will effectively be able to appoint all the directors of the LP standing for election at the meeting.
Approval of Certain Actions by Holders of LP Units
          The LP Agreement provides that, without the approval of holders of at least a majority of the outstanding LP units, the LP may not take any action (other than to amend organizational documents as described below) that under the mandatory provisions of the General Corporation Law of Delaware a Delaware corporation could not take without obtaining the approval of its stockholders.
Management of the LP
          Pursuant to the LP Agreement, the management of the LP is vested in a general partner, or the General Partner. The current General Partner of the LP is Tricadia Capital, LLC. However, the General Partner has

delegated irrevocably its rights and responsibilities relating to the management of the LP to the Board, except that, the General Partner has retained the authority to (i) take any action necessary to avoid the LP being taxed as a corporation, (ii) make any filings required by any law or regulation and (iii) take administrative acts relating to the admission of new members or the transfer of LP units. The LP Agreement authorizes the LP to engage outside managers to administer the LP’s business activities and day-to-day operations, subject to the oversight of our Board and the LP Agreement. We have entered into a management agreement with Tricadia Capital, pursuant to which Tricadia Capital is responsible for providing general supervision of, and assistance with respect to, all of the LP’s activities. See “Tricadia Capital and the Management Agreement — The Management Agreement” for more information concerning the terms of the management agreement.
           Board of the LP
          The number of directors which will constitute the whole Board shall be no fewer than three. The number of directors which shall constitute the whole Board shall be determined, subject to the preceding sentence, from time to time by resolution adopted by a majority of our Board then in office. At all times, at least two seats on the whole Board shall be reserved for independent directors. The term of each director will be from the effective date of such director’s election for a one-year period until such director’s successor is duly appointed and qualified, or until such director’s earlier death, resignation or removal as provided below. Any director or the whole Board may be removed upon the affirmative vote of holders representing at least two-thirds of the LP units entitled to vote, given at an annual meeting or at a special meeting of our unitholders called by the chairman of our Board or the chief executive officer for that purpose. The vacancy in our Board caused by any such removal shall be filled by the holders representing a plurality of the LP units, provided that a quorum is present at a duly called meeting of the unitholders. Unless otherwise required by law or the LP Agreement, any vacancy on our Board resulting from an increase in the authorized number of directors may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. If there are no directors in office, vacancies shall be filled by holders representing a plurality of the LP units, provided that a quorum is present, at a duly called meeting of our unitholders. Any director appointed to fill a vacancy shall hold office until such director’s successor is appointed and qualified, unless sooner removed.
           Board Committees
          The LP Agreement provides that our Board may designate one or more committees consisting of one or more directors of the LP, which may exercise, to the extent provided by the Board, the powers and authority of our Board under the LP Agreement.
           Officers
          Our Board may appoint such officers and agents as may be deemed necessary or advisable from time to time. Pursuant to this authority, our Board has appointed persons to hold the following senior offices of the LP: Chief Executive Officer, Chief Investment Officer, Chief Operating Officer and Chief Financial Officer. See “Management — Directors and Executive Officers.”
Fiduciary Duties of Directors and Officers of the LP and of the General Partner
          The LP Agreement provides that the LP’s directors owe substantially similar fiduciary duties to the LP and its equity holders as the directors of a Delaware business corporation owe to a Delaware corporation and its stockholders.
          The LP Agreement also provides that the General Partner does not have any greater fiduciary or similar duties to the LP, other than those of loyalty and good faith, than a director of a corporation for profit organized under the General Corporation Law of Delaware would have to such corporation or its stockholders. To the fullest extent permitted by law, to the extent that the General Partner has delegated its authority, rights and powers with respect to the LP to the Board, the General Partner shall cease to have any duties, including fiduciary duties, with respect to such delegated authority, rights and powers.

Limitations on Liability and Indemnification of Tricadia Capital and Our Directors and Officers
          The LP Agreement provides that our directors will not be liable for monetary damages to us or any subsidiary of ours for any acts or omissions arising from the performance of any of their obligations or duties in connection with the LP, except as follows: (i) for any breach of the director’s duty of loyalty to the LP or its limited partners; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit. The LP Agreement also provides that the LP will indemnify its directors and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the LP) by reason of the fact that the person is or was a director, officer, employee or agent of the LP, or is or was serving at the request of the LP as a director, officer, employee or agent of another company, against all losses, claims, damages and liabilities that relate to the operations of the LP unless it is established that the act or omission giving rise to the claim constituted bad faith, willful misconduct, gross negligence or reckless disregard of duties.
          The LP Agreement further provides that the General Partner will not be liable for monetary damages to the LP, any holders of LP units or any assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. The LP Agreement further provides that, to the fullest extent permitted by Delaware law, the LP will indemnify the General Partner and each officer, employee or agent of the General Partner or any such person that or is or was serving at the request of the General Partner as a director, officer, employee or agent of another entity (in their capacities as such), from and against any and all losses, claims, damages and liabilities that relate to the operations of the General Partner unless it is established that the act or omission giving rise to the claim constituted bad faith, willful misconduct, gross negligence or reckless disregard of duties.
          Each of the persons entitled to be indemnified for expenses and liabilities as described above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on behalf of the LP in furtherance of the interests of the LP in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions, provided that such legal counsel or accountants were selected with reasonable care by or on behalf of the LP.
          The management agreement also contains indemnification and exculpation provisions applicable to Tricadia Capital and its directors, officers, employees, partners, members, shareholders, advisors and agents (in their capacities as such). See “Tricadia Capital and the Management Agreement—The Management Agreement—Limitation of Liability—Indemnification of Tricadia Capital and Our Directors and Officers.”
          We may also enter into indemnification agreements with certain directors and executive officers of the LP. These provisions and agreements may have the practical effect in some cases of eliminating our limited partners’ ability to collect monetary damages from such directors and executive officers.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the LP pursuant to the foregoing provisions, the LP has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Return of Capital
          Unless expressly determined otherwise by the Board, no partner of the LP will be entitled to the withdrawal or return of its capital contribution, except to the extent of distributions made pursuant to the LP Agreement or upon termination of the LP as provided herein.
Records and Accounting
          The LP will keep or cause to be kept at the principal office of the LP those records and documents required to be maintained by the DRULP and other books and records deemed by our Board to be appropriate with respect to the LP’s business. The books of the LP will be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as our Board determines to be necessary or appropriate and in compliance with applicable laws, rules and regulations.
Financial Reports
          Under the LP Agreement, the LP is required to use reasonable commercial efforts to mail to each holder of LP units, within 90 days after the end of each year, an annual report containing financial statements of the LP for such year, presented in accordance with generally accepted accounting principles. In addition, the LP is required to use reasonable commercial efforts to mail to each holder of LP units a report containing unaudited financial statements of the LP, and such other information as may be required by applicable law or regulation, or as our Board determines to be appropriate, within 45 days after the close of each quarter (except the last fiscal quarter of each year). After the effectiveness of the registration statement of which this prospectus is a part, the filing by the LP of reports pursuant to the Exchange Act will satisfy the obligation of the LP to deliver financial reports to holders of LP units.
Tax Reports
          Under the LP Agreement, the LP is required to arrange for the preparation and timely filing of all returns of partnership income, gains, deductions, losses and other items required of the partnership for U.S. federal and state income tax purposes and to furnish, as soon as reasonably practicable following the close of each fiscal year, the tax information reasonably required by holders of the LP units for U.S. federal and state income tax reporting purposes (including Schedules K-1).
          The LP may be unable to provide final Schedules K-1 to holders of LP units for any given fiscal year until significantly after April 15 of the following year. The LP will endeavor to provide holders of LP units with estimates of the taxable income or loss allocated to their LP units on or before such date, but final Schedules K-1 may not be available until completion of the LP’s annual audit. Holders of LP units may be required to obtain extensions of the filing date for their income tax returns at the federal, state, local or foreign levels.
Tax Matters Partner
          Under the LP Agreement, the General Partner (or another partner designated by the General Partner) is the “tax matters partner” of the LP for U.S. federal income tax purposes and is authorized to act as the “tax matters partner” of the LP or in any similar capacity under state, local or foreign law. The tax matters partner is authorized, but not required: (1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of items required to be taken into account by a partner for income tax purposes, (2) to seek judicial review of such final adjustments made to the LP’s tax returns, (3) to intervene in any action brought by any other partner for judicial review of a final adjustment, (4) to file a request for an administrative adjustment with the IRS, (5) to enter into an agreement with the IRS to extend tax assessment periods, and (6) to take any other action on behalf of the partners or the LP in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.
Certain Provisions That Could Inhibit a Change of Control
          Certain provisions of the management agreement and the LP Agreement may make it more difficult for third-parties to acquire control of the LP by various means. These provisions could deprive the holders of the LP units of opportunities to realize a premium on the LP units owned by them. In addition, these provisions may adversely affect the prevailing market price of LP units. These provisions are intended to:
•	protect the position of Tricadia Capital and its rights to manage the business and affairs of the LP under the management agreement;

•	enhance the likelihood of continuity and stability in the composition of our Board and in the policies formulated by the Board;

•	discourage certain types of transactions which may involve an actual or threatened change in control of the LP;

•	discourage certain tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of the LP to consult first with our Board to negotiate the terms of any proposed business combination or offer; and

•	reduce the vulnerability of the LP to an unsolicited proposal for a change of control that does not contemplate the acquisition of all of the outstanding LP units or that is otherwise unfair to holders of the LP units.
          The LP Agreement requires the affirmative vote of at least two-thirds of the LP units to remove directors of the LP.
          Holders of the LP units are not entitled to call a special meeting of partners or act by written consent. The LP Agreement also provides that holders of LP units seeking to bring business before an annual meeting of partners or to nominate candidates for election as directors at an annual meeting of partners of the LP must provide notice thereof in writing to the LP not less than 90 days and not more than 120 days prior to the anniversary date of the preceding year’s annual meeting of the LP. These provisions may preclude holders of LP units from bringing matters before an annual meeting or from making nominations for directors at an annual or special meeting.
          Authorized but unissued LP units are available for future issuance, at the discretion of our Board, without approval of partners of the LP. Such additional partnerships interests may be issued in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties that rank senior to the LP units with regard to the allocations of items of income, gain, loss, deduction and credit, and the rights to receive distributions, including upon our dissolution and liquidation.
Transfers of Units
Voluntary Transfer of the General Partner Interest
          The General Partner may not transfer, without the approval of Board, any of its general partner interest except to an affiliate of the General Partner or employees of the LP. In addition, the General Partner may not withdraw as General Partner, except with the approval of Board or upon termination of the management agreement, if the sale described below under “—Mandatory Transfer of the General Partner Interest” has not occurred.
Mandatory Transfer of the General Partner Interest
          Upon termination of the management agreement, the General Partner shall sell the units comprising the general partner interest in the LP (each of which is equivalent economically to a LP unit) to a person designated by our Board by written notice within two business days after such termination. The sale transaction shall close on the date specified in the notice given by the Board, which date shall be not less than 15 nor more than 30 days after the notice is given. The purchase price payable for each general partner unit shall equal the market price of an LP unit as of the date the notice is given by our Board of termination of the management agreement. No vote of any limited partner shall be required for such mandatory transfer of the general partner interest, but a condition to closing such transaction will be that all outstanding allocations and distributions have been made to Tricadia Capital and/or its affiliates under all agreements.
Limited Partners’ Rights to Transfer; Tax Allocations Among Transferring Limited Partners
          Subject to the requirements of applicable U.S. federal and state securities laws and the provisions of any other agreement with the LP to which a holder of LP units is subject, a holder of LP units may transfer, with or without the consent of the General Partner or the Board, all or any portion of its LP units.

          Upon transfer of a LP unit on any day other than the first day of a calendar year, net income and/or net loss and other items allocable among partners for such year will be allocated among the transferor and the transferee by taking into account their varying interests during the year in accordance with Section 706(d) of the Code, using any convention permitted by law that is designed to more closely align the receipt of cash and the allocation of income among the holders of LP units and that is selected by the General Partner. The General Partner will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, loss, deduction and credit to holders in a manner that reflects such holders’ beneficial shares of our items but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. If the convention selected by the General Partner is not allowed by the Treasury Regulations or if the IRS otherwise does not accept such convention, the IRS may contend that the LP’s taxable income must be reallocated among the holders of the LP units. If such a contention were sustained, certain holders’ respective tax liabilities would be adjusted to the possible detriment of certain other holders. In addition, as a result of such allocation method, a holder may be allocated taxable income even if such holder does not receive any distributions.
Incentive Interests
          The LP Agreement gives our Board the right, in its discretion, to grant incentive interests to persons that would allow such persons to participate in the profits or revenues of the LP. Our Board may grant incentive interests that allow the holders of such incentive interests to convert such interests into LP units, on terms and conditions determined by our Board in its discretion. See “Tricadia Capital and the Management Agreement — The Management Agreement — Incentive Allocation.”
Amendment of the LP Agreement
          A proposed amendment to the LP Agreement will be adopted and be effective as an amendment to the LP Agreement if it is approved by our Board and it receives the approval of a majority in interest of the outstanding LP units.
          In addition, our Board will have the power, without the consent of the holders of the LP units, to amend the LP Agreement as may be required to facilitate or implement any of the following purposes:
     (1) in connection with an initial public offering (including, but not limited to, the operation of the LP following the consummation of such initial public offering), to make any changes with respect to any matters (including, but not limited to, accounting and tax related matters) arising under the LP Agreement as may be required to satisfy or comply with any requirements, conditions, or guidelines contained in or relating to any order, directive, opinion, rule or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;
     (2) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any affiliate of the General Partner for the benefit of the holders of LP units;
     (3) to set forth and reflect in the LP Agreement the designations, rights, powers, duties, and preferences of the holders of any additional partnership interests issued pursuant to the LP Agreement;
     (4) to reflect a change in our name, the location of our principal place of business, our registered agent or our registered office;
     (5) the admission, substitution, withdrawal or removal of partners in accordance with the LP Agreement;
     (6) to reflect a change that our Board determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which our unitholders have limited liability under the laws of any state;
     (7) to reflect changes that our Board determines do not adversely affect our limited partners in any material respect;

     (8) to reflect a change that our Board determines to be required to effect the intent of the provisions of the LP Agreement or is otherwise contemplated by the LP Agreement, to cure any ambiguity or correct any provision in the LP Agreement not inconsistent with law, or to supplement any provisions or make other changes with respect to matters arising under the LP Agreement that will not be inconsistent with law or with the provisions of the LP Agreement;
     (9) to reflect changes that our Board determines to be necessary or appropriate to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law;
     (10) to reflect changes that our Board determines to be necessary or appropriate to facilitate the trading of the LP units or comply with any applicable listing rules;
     (11) to reflect a change in our fiscal year or taxable year and any other changes that our Board determines to be necessary or appropriate as a result of a change in our fiscal year or taxable year;
     (12) to reflect any amendment that is necessary, (A) in the written opinion of counsel, to prevent us or our General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the 1940 Act, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under ERISA, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor, or (B) based on written advice of nationally recognized tax counsel experienced in such matters, to prevent us from being treated as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes;
     (13) to reflect an amendment that our Board determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of partnership interests or rights to acquire partnership interests;
     (14) to reflect any amendment expressly permitted in the LP Agreement to be made by the General Partner or our Board acting alone; and
     (15) to reflect an amendment that our Board determines to be necessary or appropriate to reflect and account for the formation by us of, or investment by us in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by us of activities permitted by the terms of the LP Agreement.
          We will provide notice to the holders of the LP units, which after the effectiveness of the initial public offering may be by SEC filings, prior to the effectiveness of any amendments made under the above provisions.
          Further, the General Partner will be required to admit persons into the LP as limited partners who satisfy the requirements for admission as set forth in the LP Agreement.
          Notwithstanding the above, the LP Agreement provides that it will not be amended (without the consent of each partner adversely affected) if such amendment would:
•	convert a limited partner’s interest in the LP into a general partner interest;

•	modify the limited liability of a limited partner in a manner adverse to such limited partner;

•	cause the LP to be taxed as a corporation for U.S. federal income tax purposes; or

•	amend the provisions relating to this paragraph.
          Further, the LP Agreement will not be amended without the consent of our Board if such amendment would involve an actual material conflict of interest between the LP, on the one hand, and our manager or its affiliates, on the other hand.

Dissolution of the LP
          The LP Agreement provides that we will be dissolved, and our affairs will be wound up, only upon the first to occur of any of the following:
     (1) an event of withdrawal of the General Partner, as defined in the DRULP (other than an event of bankruptcy), unless, within 90 days after such event of withdrawal (i) there is at least one remaining General Partner admitted to the LP in accordance with the LP Agreement that carries on the business of the LP or (ii) holders of a majority of the LP units agree in writing to continue the business of the LP and to the appointment, effective as of the date of withdrawal, of a successor General Partner;
     (2) an election to dissolve the LP made by the General Partner, upon approval by the Board;
     (3) entry of a decree of judicial dissolution of the LP or the sale of all or substantially all of the assets and properties of the LP;
     (4) any time there are no limited partners unless the business of the LP is continued without dissolution; or
     (5) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, unless prior to the entry of such order or judgment a majority in interest of the holders of LP units agree in writing to continue the business of the LP and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.
          The LP Agreement further provides that the LP will not be dissolved by the admission of substituted or additional limited partners or by the admission of a successor General Partner in accordance with the terms of the LP Agreement.
          Upon our liquidation and winding up, the then holders of LP units will be entitled to share ratably in our assets legally available for distribution following payment to creditors and subject to the terms of any future interests issued by us.
Right to Obtain Certain Documents and Information
          Each holder of an LP unit will have the right, for a purpose solely related to such person’s interest as a limited partner in us (which will not include any commercial purpose), upon written demand with a statement of the purpose of such demand and at such holder’s own expense (including such copying and administrative charges as the General Partner may establish from time to time):
•	to obtain a copy of the most recent annual and quarterly financial statements of the LP;

•	to obtain a copy of the LP’s U.S. federal, state and local income tax returns for each fiscal year;

•	to obtain a current list of the name and notice mailing address of each holder of LP units; and

•	to obtain a copy of the LP Agreement and the Certificate of Limited Partnership of the LP and certain related documents.
          Notwithstanding the above, the General Partner, as directed by the Board, may keep confidential from the holders of LP units, for such period of time as our Board determines to be reasonable, any information that: (i) our Board reasonably believes to be in the nature of trade secrets or other confidential and/or proprietary information, the disclosure of which our Board in good faith believes is not in our best interests or could damage us or our businesses; or (ii) we are required by law or by agreements with an unaffiliated third-party to keep confidential.

Transfer Agent and Registrar
          The transfer agent and registrar for the LP units is The Bank of New York.

LP UNITS ELIGIBLE FOR FUTURE SALE
          There currently is no public market for our LP units. We cannot predict the effect, if any, that sales of the LP units or the availability of the LP units for sale will have on the market price of our LP units prevailing from time to time. Sales of substantial amounts of our LP units in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our LP units. See “Risk Factors — Risks Related to this Offering — There currently is no public market for our LP units, an active trading market may never develop and the market price of the LP unit may be volatile.”
          As of the date of this prospectus, we had 9,546,522 LP units outstanding including 264,825 restricted LP units subject to a vesting period of three years from issuance, but not including 540,000 LP units issuable upon exercise of options granted pursuant to our incentive plans. On each June 12 of 2008, 2009 and 2010, 87,525 restricted LP units vest and become transferable, subject to compliance with applicable securities laws. On each November 19 of 2008, 2009 and 2010, 750 restricted LP units vest and become transferable, subject to compliance with applicable securities laws. Options to acquire 180,000 restricted LP units vest and become exercisable on each June 12 of 2008, 2009, and 2010.
          All of the LP units sold by the selling unitholders pursuant to this prospectus will be freely tradable without restriction. LP units granted or issued upon exercise of options granted under our incentive plans that are not registered will be restricted securities under Rule 144 and may be sold in the public market only if registered or in transactions that qualify for an exemption from registration.
          The SEC adopted amendments to Rule 144 effective on February 15, 2008 applicable to securities acquired both before and after that date. Under these amendments, if six months has elapsed since the date of acquisition of restricted LP units by persons who are not our affiliates at the time of, or at any time during the three months preceding, a sale, and we have been a public reporting partnership under the Exchange Act for at least three months before the sale, the holder of such restricted LP units will be entitled to freely sell the LP units.
          Persons who have held our restricted LP units for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, and provided we have been a public reporting partnership under the Exchange Act for at least three months before the sale, will be entitled to sell LP units, but subject to an additional restriction requiring that the number of LP units sold by such persons within any three-month period does not exceed 1% of the total number of LP units then outstanding.
          Sales under Rule 144 also may be subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
          TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN BY THE LP TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON INVESTORS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE LP IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE LP OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
          The following discussion summarizes the material U.S. federal income tax considerations relating to an investment in LP units. This discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements of the IRS, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect.
          The discussion does not purport to describe all of the U.S. federal income tax considerations applicable to us or that may be relevant to a particular investor in view of such investor’s particular circumstances and, except to the extent specifically provided below, is not directed to investors subject to special treatment under the U.S. federal income tax laws, such as banks or other financial institutions, dealers in securities or currencies, tax-exempt entities, regulated investment companies, real estate investment trusts, non-U.S. persons (as defined below), insurance companies, mutual funds, persons holding LP units as part of a hedging, integrated or conversion transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, charitable remainder unit trusts under Section 664 of the Code, common trust funds, or persons liable for the alternative minimum tax. In addition, this summary does not discuss any aspect of state, local or non-U.S. tax law and assumes that investors will hold the LP units as a capital asset within the meaning of Section 1221 of the Code. The tax treatment of partners in a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) that is an investor generally depends on both the status of the partner (rather than the partnership) and the activities of the partnership and is not specifically addressed herein. Partners in partnerships purchasing the LP units should consult their tax advisors.
          No statutory, administrative or judicial authority directly addresses the treatment of the LP units or instruments similar to the LP units for U.S. federal income tax purposes. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Moreover, no advance rulings have been sought from the IRS regarding any matter discussed in this memorandum. Accordingly, prospective investors are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of acquiring, holding and disposing of the LP units, as well as the effects of state, local and non-U.S. tax laws, including potential state tax filing requirements.
          For purposes of the following discussion, a U.S. person is a person that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control. A “non-U.S. person” is a person that is not a U.S. person.
          Status/Classification of the LP.
          While the LP believes that it is organized, has operated and intends to continue to operate so that it will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in the LP’s circumstances, no assurance can be given by the LP that it will so qualify for any particular year. The LP’s taxation as a partnership will depend on its ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below). Accordingly, no assurance can be given that the actual results of the LP’s operations for any taxable year will satisfy the qualifying income exception.
          If, for any reason (including the LP’s failure to meet the qualifying income exception), the LP were treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, the LP would be subject to U.S. federal income tax on its taxable income at regular corporate income tax rates, without deduction for any distributions to investors, thereby materially reducing the amount of any cash available for distribution to investors.
          Under Section 7704 of the Code, unless certain exceptions apply, a publicly traded partnership is generally treated and taxed as a corporation, and not as a partnership, for U.S. federal income tax purposes. A partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We expect to be treated as a publicly traded partnership.
          If 90% or more of the gross income of a publicly traded partnership during each taxable year consists of “qualifying income,” it will be treated as a partnership, and not as a publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes (the “qualifying income exception”). Qualifying income generally includes rents, dividends, interest and capital gains from the sale or other disposition of stocks, bonds and real property and includes other income derived from the business of investing in, among other things, stocks and securities. Amounts included in gross income under Section 951(a)(1)(A)(i) of the Code as “Subpart F income” from a controlled foreign corporation (within the meaning of Section 957 of the Code, a “CFC”) and under Section 1293(a) of the Code as earnings from a passive foreign investment company (within the meaning of Section 1297 of the Code, a “PFIC”) that is a qualified electing fund (within the meaning of Section 1295 of the Code, a “QEF”) constitute other income derived from the business of investing in, among other things, stocks and securities.
          While the LP may have been and is expected to be treated as a publicly traded partnership, we believe that it has satisfied and satisfies the qualifying income exception. There can be no assurance, however, that the IRS would not challenge the LP’s compliance with the qualifying income requirements and, therefore, assert that it would be taxable as a corporation for U.S. federal income tax purposes. In such event, the amount of cash available for distribution to investors would likely be reduced materially.
          It should also be noted that, in respect of certain investments, in order to minimize certain tax risks, the LP invests through one or more subsidiaries treated as corporations for U.S. federal tax purposes. Structuring investments in this manner minimizes the risk of non-U.S. persons having effectively connected income from their investment in the LP, limits UBTI for U.S. persons that are tax-exempt, and reduces the risk of the LP not generating sufficient “qualifying income” for purposes of the publicly traded partnership rules under the Code. However, the additional costs, including corporate level taxes, associated with structuring investments in this manner are borne by all investors (including investors that are U.S. holders) and will reduce the overall return to all investors.
          Taxation of Investors on the LP’s Profits and Losses. By reason of its taxation as a partnership for U.S. federal income tax purposes, the LP is not itself subject to U.S. federal income tax. Rather, each investor in computing its federal income tax liability for a taxable year will be required to take into account its allocable share of items of the LP’s income gain, loss, deduction and credit for the taxable year of the LP ending within or with the taxable year of such investor, regardless of whether the investor has received any distributions. It is possible that the U.S. federal income tax liability of an investor with respect to its allocable share of the earnings of the LP in a particular taxable year could exceed the cash distributions to the investors for the year, thus requiring an out-of pocket tax payment by the investor. The characterization of an item of the LP’s income, gain, loss, deduction or credit will generally be determined at the LP level (rather than at the investor level).
          Allocation of Profits and Losses. For each fiscal year of the LP, items of income, gain, loss, deduction or credit recognized by the LP, will be allocated among the investors in accordance with their allocable shares of the LP’s items of income, gain, loss, deduction and credit. An investor’s allocable share of such items will be determined by the LP Agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with the investor’s interest in the LP. If the allocations provided by the LP

Agreement do not have “substantial economic effect” and were successfully challenged by the IRS, the redetermination of the allocations to a particular investor for U.S. federal income tax purposes could be less favorable than the allocations set forth in the LP Agreement.
          Section 706(d) of the Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis. The LP will apply certain assumptions and conventions in an attempt to comply with the applicable tax rules and to report income, gain, deduction, loss and credit to investors in a manner that reflects such investors’ beneficial shares of LP items (including closely aligning the receipt of cash and the allocation of income among the holders of LP units), but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. In addition, as a result of such allocation method, a holder may be allocated taxable income even if it does not receive any distributions.
          If the LP’s convention is not permitted by the applicable tax rules (or only applies to transfers of less than all of a holder’s shares), or if the IRS otherwise does not accept the LP’s convention, the IRS may contend that taxable income or losses of the LP must be reallocated among the holders of the LP units. If such a contention were sustained, the holders’ respective tax liabilities would be adjusted to the possible detriment of certain holders. Our Board is authorized to revise the LP’s method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period).
          Adjusted Tax Basis of LP units. LP distributions generally will not be taxable to an investor to the extent of such investor’s adjusted tax basis in the LP units it is treated as holding. In addition, an investor is allowed to deduct its allocable share of LP losses (if any) only to the extent of such investor’s adjusted tax basis in the LP units it is treated as holding at the end of the taxable year in which the losses occur. An investor’s adjusted tax basis is generally equal to the investor’s aggregate purchase price for LP units and is generally increased by the investor’s allocable share of LP profits (and items of income and gain). An investor’s adjusted tax basis is generally decreased by the investor’s allocable share of LP losses (and items of loss, deduction and expense), the amount of cash distributed by the LP to the investor and the LP’s tax basis for property (other than cash) distributed by the LP to the investor. Moreover, an investor’s adjusted tax basis will include the investor’s allocable share of LP liabilities, if any.
          To the extent that an investor’s allocable share of LP losses are not allowed because the investor has insufficient adjusted tax basis in its LP units, such disallowed losses may be carried over by the investor to subsequent taxable years and will be allowed if and to the extent of the investor’s adjusted tax basis in its LP units in subsequent taxable years.
          Treatment of Distributions. Cash distributions by the LP with respect to LP units or in redemption of less than all the LP units an investor is treated as owning generally will not be taxable to such investor. Instead, such distributions will reduce, but not below zero, the adjusted tax basis in all of the LP units treated as held by such investor immediately before the distribution. If such distributions by the LP to an investor exceed the investor’s adjusted tax basis in the LP units treated as held by such investor, the excess will be taxable to the investor as gain from a sale or exchange of the LP units (as described in “Disposition of Interest” below). It is possible that partial redemptions made during the taxable year could result in taxable gain to an investor where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year. A reduction in an investor’s allocable share of the LP’s liabilities, and certain distributions of marketable securities by the LP, are treated as cash distributions for U.S. federal income tax purposes.
          Disposition of Interest. A sale or other taxable disposition of all or a part of an investor’s LP units (including in redemption for cash of all of the investor’s LP units) will be treated as a disposition of all or part, as the case may be, of the LP’s interests such investor is treated as holding. Such sale or disposition generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including the investor’s share of any indebtedness, if any, of the LP) and the investor’s adjusted tax basis in the LP units such investor is treated as holding (as described in “Adjusted Tax Basis of LP units” above). An investor’s adjusted tax basis will be adjusted for this purpose by its allocable share of the LP’s income or loss for the year of such sale or other disposition. Any gain or loss recognized with respect to such sale or other disposition will generally be treated as capital gain or loss and will be long-term capital gain or loss if the investor’s holding period for the LP units the investor is treated as owning exceeds one year. A portion of such gain, however, will be treated as ordinary income under the Code to the extent attributable to the investor’s allocable share of unrealized gain or loss in assets of the LP to the extent described in Section 751 of the Code. This would include unremitted earnings of any CFCs held, directly or indirectly, by the LP although in the case of an investor who is an individual, the amount treated as ordinary income may be limited pursuant to Section 1248 of the Code.
          Investors who purchase LP units at different times and intend to sell all or part of the LP units within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding periods” rules to them and the treatment of any gain or loss as long-term or short term capital gain or loss. In this regard, special rules would apply if the LP is treated as a publicly traded partnership for U.S. federal income tax purposes.
          An investor who disposes of the LP units at a time when the LP holds stock in a PFIC that is not a QEF would be treated as disposing of an interest in such PFIC to the extent of such investor’s pro rata share of such PFIC stock held by the LP. See “— Nature of the LP’s Business Activities — Non-Cash Income from LP Investments in Non-U.S. Corporations — PFIC” for a discussion of the tax treatment applicable to a disposition of stock of a PFIC that is not a QEF.
          Limitation on Deductibility of Capital Losses. Any capital losses generated by the LP (or upon a disposition of the LP units) will generally be deductible by investors who are individuals only to the extent of such investors’ capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. Any capital losses generated by the LP (or upon a disposition of the LP units) will generally be deductible by corporate investors to the extent of such investors’ capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years. Prospective investors should consult their tax advisors regarding the deductibility of capital losses.
          Limitation on Deductibility of Certain LP Losses. Individuals and certain closely held C corporations are allowed to deduct their allocable share of the LP’s losses (if any) only to the extent of each such investor’s “at risk” amount in the LP at the end of the taxable year in which the losses occur. The amount for which an investor is “at risk” with respect to its interest generally is equal to its adjusted tax basis for such interest, less any amounts borrowed (x) in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest; (y) from persons who have a proprietary interest in the LP and from certain persons related to such persons; and (z) for which the investor is protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that an investor’s allocable share of the LP’s losses is not allowed because the investor has an insufficient amount at risk in the LP, such disallowed losses may be carried over by the investor to subsequent taxable years and will be allowed if and to the extent of the investor’s at risk amount in subsequent years.
          It is not expected that the LP will generate any material amount of income or losses from “passive activities” for purposes of Section 469 of the Code. Accordingly, income allocated by the LP to an investor generally may not be offset by the passive losses of such investor and losses allocated to an investor generally may not be used to offset passive income of such investor. Investors also should consult their tax advisors regarding the possible application to them of the limitations on the deductibility of losses from certain passive activities contained in Section 469 of the Code.
          Investment Interest Limitation. Individuals and other noncorporate investors are allowed to deduct their allocable share of LP “investment interest” (within the meaning of Section 163(d) of the Code and the Treasury Regulations promulgated thereunder) only to the extent of each such investor’s net investment income for the taxable year. An investor’s net investment income generally is the excess, if any, of the investor’s investment income from all sources (which is gross income from property held for investment) over investment expenses from all sources (which are deductions allowed that are directly connected with the production of investment income). Investment income excludes net capital gain attributable to the disposition of property held for investment, as well as “qualified dividend income” that is taxable at long-term capital gains, unless the investor elects to pay tax on such gain or income at ordinary income rates.

          To the extent that an investor’s allocable share of LP investment interest is not allowed as a deduction because the investor has insufficient net investment income, such disallowed investment interest may be carried over by the investor to subsequent taxable years and will be allowed if and to the extent of the investor’s net investment income in subsequent years. If an investor borrows to finance the purchase of the LP units, any interest paid or accrued on the borrowing will be allocated among the LP’s assets for purposes of determining the portion of such interest that is investment interest subject to the foregoing limitations or passive interest subject to the passive activity rules under Section 469 of the Code. The portion of such interest allocated to property held for investment (such as stock in a corporation) will be treated as investment interest. Investors should consult their tax advisors regarding the application to them of the allocation of such interest among the assets of the LP. Since the amount of an investor’s allocable share of LP investment interest that is subject to this limitation will depend on the investor’s aggregate investment interest and net investment income from all sources for any taxable year, the extent, if any, to which LP investment interest will be disallowed under this rule will depend on each investor’s particular circumstances each year.
          Limitation on Deduction of Certain Other Expenses. An individual, estate or trust may deduct so-called “miscellaneous itemized deductions,” which include fees and other expenses of the LP, only to the extent that such deductions exceed 2% of the adjusted gross income of the taxpayer. The amount of an investor’s allocable share of such expenses that is subject to this disallowance rule will depend on the investor’s aggregate miscellaneous itemized deductions from all sources and adjusted gross income for any taxable year. Thus, the extent, if any, to which such fees and expenses will be subject to disallowance will depend on each investor’s particular circumstances each year. Other limitations are also imposed on itemized deductions of high-income individuals. An investor’s share of management fees and certain other expenses attributable to the LP will constitute miscellaneous itemized deductions for these purposes.
          It is intended that the incentive allocation constitutes an allocable share of LP earnings and not a fee. No assurance can be given, however, that the IRS could not recharacterize successfully the incentive allocation as a fee, in which case investors could be subject to the limitations on deductibility relating to miscellaneous itemized deductions and certain other itemized deductions of high-income individuals with respect to such amount, as described above. Prospective investors are urged to consult their tax advisors regarding their ability to deduct expenses incurred by the LP.
          Organizational expenses of the LP are not currently deductible, but must be amortized ratably over a period of 15 years. Syndication expenses of the LP (i.e., expenditures made in connection with the marketing and issuance of the LP units, including placement fees) are neither deductible nor amortizable.
          Tax Elections. Under Section 754 of the Code, the LP may elect to have the basis of its assets adjusted in the event of a distribution of property to an investor or in the event of a transfer of an interest in the LP by sale or exchange or as a result of the death of an investor. Pursuant to the terms of the LP Agreement, the General Partner (which will be an affiliate of Tricadia Capital), in its sole discretion, is authorized to make such election. Such an election, if made, can be revoked only with the consent of the IRS. The LP will also be required to reduce the tax basis in its assets in connection with certain redemptions and dispositions of LP units.
          The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to the LP, the LP will apply certain conventions in determining and allocating basis adjustments. The use of such conventions may result in basis adjustments that do not exactly reflect a holder’s purchase price for its LP units. It is possible that the IRS will successfully assert that the conventions utilized by the LP do not satisfy the technical requirements of the Code or the Treasury Regulations and, thus, will require different basis adjustments to be made. If such were the case, a holder of LP units may have adverse consequences.
          Regulated Investment Companies. We anticipate that 90% or more of an investor’s allocable share of the LP’s gross income during each year will be income described in Section 851(b)(2) of the Code for purposes of the investor’s determination as to whether such investor satisfies the income requirements necessary to qualify as a regulated investment company for U.S. federal income tax purposes.

          Unrelated Business Taxable Income. An investor that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, generally exempt from U.S. federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of the LP’s income consists of unrelated business taxable income, or UBTI. A tax-exempt partner in a partnership (or an entity treated as partnership for U.S. federal income tax purposes) that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, such tax-exempt partner could be treated as earning UBTI to the extent that such entity derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).
          The LP expects to incur some acquisition indebtedness which will result in UBTI. The LP, nevertheless intends to limit UBTI (other than in respect of acquisition indebtedness) by managing its activities, including investing through subsidiaries treated as corporations for U.S. Federal tax purposes, to avoid a determination that the LP is engaged in a U.S. trade or business. Tax-exempt investors are urged to consult their tax advisors concerning the possible U.S. federal, state, local and non-U.S. tax consequences arising from an investment in the LP.
Nature of the LP’s Business Activities
          We have invested and will continue to invest directly or indirectly in a variety of assets, including, but not limited to, (i) securities of non-U.S. entities, including equity of non-U.S. corporations that (x) are CDOs and (y) are likely to be classified as CFCs or PFICs; and (ii) securities of U.S. entities, including equity of taxable U.S. corporations.
          Such investments have different tax consequences, which may vary depending on their particular terms and each investor’s particular circumstances. Certain of the LP’s business activities are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gain or “qualified dividend income” into higher taxed short-term capital gain or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause the LP (and thus the investors) to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the timing as to when a purchase or sale of stock or securities is deemed to occur, and (vi) adversely alter the characterization of certain complex financial transactions.
          The discussion below describes the U.S. federal income tax considerations that may be relevant to some, but not to all, of the LP’s contemplated investments. Accordingly, prospective investors are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of the LP’s business activities.
          Non-Cash Income from LP Investments in Non-U.S. corporations. All or most of the non-U.S. entities owned directly and indirectly by the LP are classified as CFCs and/or PFICs. As discussed below, it is possible that such investments will cause the LP (and thus the investors) to recognize income or gain without a corresponding receipt of cash. The rules applicable to an investment in such non-U.S. entities are complex, and, by necessity, the discussion below is only a summary. Thus, prospective investors are urged to consult their tax advisors in this regard.
     CFCs
          A non-U.S. entity will be treated as a CFC if it is treated as a non-U.S. corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity, is owned, within the meaning of section 958(a) of the Code, or is treated as owned by reason of applying the attribution rules of ownership of section 958(b) of the Code, by U.S. Shareholders (as defined below) on any day during the taxable year of such non-U.S. entity.

          For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person (within the meaning of section 957(c) of the Code) that owns (within the meaning of section 958 (a) of the Code) or is treated as owning (by reason of applying the attribution rules of ownership of section 958(b) of the Code) 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote (whether actually or in substance).
          If a non-U.S. entity held by the LP directly or indirectly is treated as a CFC for an uninterrupted period of 30 days or more during the tax year, then if the LP is a U.S. Shareholder with respect to such non-U.S. entity and is treated as owning (within the meaning of Section 958(a) of the Code) shares in such non-U.S. entity on the last day of the non-U.S. entity’s tax year, each investor (regardless of whether such investor is a U.S. Shareholder with respect to such CFC) in the LP units generally will be required to include in its gross income its allocable share of the LP’s pro rata share of such non-U.S. entity’s income from dividends, interest, net gains from the sale or other disposition of stocks or securities (determined in accordance with the Code and Treasury Regulations) and certain other income as described under Section 951 of the Code and the Regulations promulgated thereunder (such inclusions in gross income, collectively, “Subpart F Inclusions”), regardless of whether the LP receives cash in respect of its income or the investor receives a distribution. The aggregate Subpart F Inclusions in any taxable year for a non-U.S. entity treated as a CFC are limited to such entity’s current earnings and profits. Subpart F Inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of the LP’s Subpart F Inclusions without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of the LP’s earnings (if any) attributable to net capital gains of the CFC. The tax basis of the LP in the shares of such non-U.S. entity, and of an investor in the LP units it is treated as holding, will be increased to reflect Subpart F Inclusions. Subpart F Inclusions will be treated as income from sources within the U.S., for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Subpart F Inclusions will not be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. investors. Amounts included as Subpart F Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed to the U.S. Shareholder. Moreover, any gain allocated to an investor from a disposition of stock in a CFC by the LP would be treated as ordinary income to the extent of the investor’s allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings and profits would not include any amounts previously taxed pursuant to the CFC rules. Net losses (if any) of a non-U.S. entity owned by the LP that is treated as a CFC will not, however, pass through to the investors.
          If a non-U.S. entity held by the LP is classified as a CFC, and an investor is required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, then the consequences described under this subheading “CFCs” (and not the consequences described under the subheading “PFICs “ below) generally will apply to the investor. If the LP’s ownership percentage in a non-U.S. entity changes such that the LP is not always a U.S. Shareholder with respect to such non-U.S. entity, then the LP and the investors may be subject to the PFIC and CFC rules. The interaction of these rules is complex, and investors are urged to consult their tax advisors in this regard.
          The discussion under this subheading “CFCs” does not address the tax consequences applicable to an investor that owns an interest in a CFC both through the LP and either directly or indirectly through a chain of ownership that does not include the LP. Such investors are urged to consult their tax advisors regarding the tax consequences in such circumstances.
          See “— Status/Classification of the LP” for a discussion of “qualifying income” with respect to Subpart F Inclusions.
     PFICs
          A non-U.S. entity will be treated as a PFIC for U.S. federal income tax purposes if (i) such entity is treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) either 75% or more of the gross income of such entity for the taxable year is “passive income” (as defined in Section 1297 of the Code and the Treasury Regulations promulgated thereunder) or the average percentage of assets held by such entity during the taxable year which produce passive income or which are held for the production of passive income is at least 50%. A U.S. investor will be subject to the PFIC rules for an investment in a PFIC without regards to its percentage ownership.

          The LP intends, where possible, to make an election with respect to each entity treated as a PFIC to treat such non-U.S. entity as a QEF (a “QEF Election”) in the first year it holds shares in such entity. A QEF Election is effective for the LP’s taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS.
          As a result of a QEF Election, each investor will be required to include in its gross income each year its allocable share of the LP’s pro rata share of such non-U.S. entity’s ordinary earnings and net capital gains, at ordinary income and long-term capital gain rates, respectively (such inclusions in gross income, “QEF Inclusions”), for each year in which the non-U.S. entity owned directly or indirectly by the LP is a PFIC, regardless of whether the LP receives cash in respect of its income or the investor receives distributions from the LP. Thus, investors may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. An investor may, however, elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses (if any) of a non-U.S. entity owned by the LP that is treated as a PFIC will not, however, pass through to investors and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, investors may, over time, be taxed on amounts that, as an economic matter, exceed the net profits of the LP. The tax basis of the LP in the shares of such non-U.S. entities, and of an investor in the LP units it is treated as holding, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed to the U.S. person.
          In certain cases, the LP may be unable to make a QEF Election with respect to a PFIC. This could occur if the LP is unable to obtain the information necessary to make a QEF Election because, for example, such entity is not an affiliate of the LP or because such entity itself invests in underlying investment vehicles over which the LP has no control. If the LP does not make a QEF Election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by the LP of shares of such entity, gain on the disposition of the LP units by an investor at a time when the LP owns shares of such entity, as well as certain other defined “excess distributions” as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the investor held its LP units or the period during which the LP held its shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. Investors will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons.
          See “— Status/Classification of the LP” for a discussion of “qualifying income” with respect to QEF Inclusions.
          Investment in CDOs. CDOs generally conduct their activities in such a way as not to be deemed to be engaged in a U.S. trade or business and not to be deemed to generate “effectively connected income.” The Code and the Treasury Regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations which restrict their activities in the United States to trading in stocks and securities (and any other activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the non-U.S. person or its employees or through a resident broker, commission agent, custodian or other agent. This particular exemption does not apply to non-U.S. corporations that are engaged in activities in the United States other than trading in stocks and securities (and any other activity closely related thereto) for their own account or that are dealers in stocks and securities. CDOs owned, directly or indirectly, by the LP likely will rely on such exemption from U.S. federal income tax on a net basis. There can be no assurance, however, that such entities will be able to satisfy the requirements for such exemption and, therefore, will not be subject to U.S. federal income tax on their income on a net basis. Although the CDOs in which we invest are generally not expected to be subject to U.S. federal income tax on a net basis, such CDOs may generate income that may be subject to withholding taxes imposed by the United States or other countries. To the extent that such entities are subject to U.S. federal income taxes on their income on a net basis or to withholding taxes, the LP’s return on its investment in such entities will be adversely affected.

          Qualified Dividends and Certain Capital Gains. The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the U.S. federal income tax rates on (i) capital gains received by individuals and (ii) “qualified dividend income” received by individuals from certain domestic and foreign corporations. Subject to the discussion under “Disposition of Interest” and “Nature of the LP’s Investment — Non-Cash Income from LP Investments in Non-U.S. corporations,” the reduced rates applicable to capital gains generally will also apply to capital gains recognized by investors who sell the LP units that they have held for more than one year. The reduced rates, which do not apply to short-term capital gains, generally apply to long-term capital gains from sales or exchanges recognized prior to December 31, 2010.
          Non-U.S. Currency Gains or Losses. If the LP makes an investment denominated in a currency other than the U.S. dollar, then the LP may recognize gain or loss attributable to fluctuations in such currency relative to the U.S. dollar. The LP may also recognize gain or loss on such fluctuations occurring between the time it obtains and disposes of non-U.S. currency, between the time it accrues and collects income denominated in a non-U.S. currency, or between the time it accrues and pays liabilities denominated in a non-U.S. currency. Such gains or losses generally will be treated as ordinary income or loss, and such gain will generally be treated as “qualifying income” under Section 7704(d) of the Code and the Treasury Regulations promulgated thereunder.
          Non-U.S. taxes. Certain dividend, interest and other income received by the LP from sources outside of the United States may be subject to withholding taxes imposed by other countries. The LP may also be subject to capital gains taxes in certain other countries where it purchases and sells stocks and securities. Tax treaties between the United States and other countries may affect, reduce or eliminate such taxes. Investors will be required to include such taxes in their income and generally will be entitled to claim either a credit (subject, however, to various limitations on foreign tax credits) or a deduction (subject to the limitations generally applicable to deductions) for their share of such non-U.S. taxes in computing their U.S. federal income taxes.
          Alternative Minimum Tax. In certain circumstances, individuals, corporations and other taxpayers may be subject to an alternative minimum tax in addition to regular tax. An investor’s potential alternative minimum tax liability may be affected by reason of an investment in the LP units. The extent, if any, to which the alternative minimum tax applies will depend on each investor’s particular circumstances for each taxable year.
          Tax Reporting by the LP. Information returns will be filed with the IRS, as required, with respect to income, gain, loss, deduction and other items derived by the LP. The LP will file a partnership return with the IRS and will issue an IRS Schedule K-1 to the holders of the LP units. If an investor holds its LP units through a nominee (such as a bank or investment manager), the nominee will provide an investor with an IRS Schedule K-1 or a substantially similar form. By buying the LP units, each holder is generally deemed to agree not to treat, on its own income tax returns, any item of income, gain, loss, deduction or credit relating to its LP units in a manner inconsistent with the treatment of such items by the LP as reflected on the Schedule K-1 or other information statement furnished by the LP, and not to file any claim for a refund relating to any such item based on, or which would result in, such inconsistent treatment, unless otherwise required by competent authority.
          Nominee Reporting. Persons who hold the LP units as nominees for another person are required to furnish to us in writing (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax exempt entity; (iii) the amount and description of LP units held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.
          Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on LP units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the LP units with the information furnished to us.
          Tax Audits. Under the Code, adjustments in tax liability with respect to the LP items generally will be made at the LP level in a partnership ‘proceeding rather than in separate proceedings with each investor. The

General Partner (or another Partner designated by the General Partner) will represent the LP as its “tax matters partner” during any audit and in any dispute with the IRS. Each investor will be informed of the commencement of an audit of the LP. In general, the tax matters partner may enter into a settlement agreement with the IRS on behalf of and that is binding upon, the investors.
          Non-U.S. Persons. Investors who are non-U.S. persons generally will be subject to U.S. withholding tax at a 30% rate on the gross amount of their allocable share (whether or not distributed) of the LP’s interest, dividends, rents and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. The LP generally would be required to withhold and pay over to the IRS such 30% withholding tax. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which such non-U.S. persons reside or are organized, provided the non-U.S. person provides the required certification (generally, on IRS Form W-8BEN) to the LP. The 30% withholding tax does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain investors who are non-U.S. persons (provided certain requirements are met and the required certification is made by the non-U.S. person). Moreover, investors who are non-U.S. persons generally are not subject to U.S. tax on their allocable share of LP’s capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such non-U.S. persons; (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. persons; or (iii) such non-U.S. persons are individuals who are not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met). Prospective investors should note that the LP reserves the right to withhold on income allocable to both U.S. holders and non-U.S. holders to the extent it deems necessary to discharge its withholding obligations. U.S. holders will generally be entitled to a tax credit (or to claim a refund) for any amounts withheld on income allocable to them.
          Non-U.S. persons treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on their net income which is considered to be effectively connected with such U.S. trade or business. Non-U.S. persons that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.
          While it is expected that the LP’s method of operation will not result in the LP generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to investors who are non-U.S. persons, there can be no assurance that the IRS will not assert successfully that some portion of the LP’s income is properly treated as effectively connected income with respect to such investors. If an investor who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because an investment of the LP in such year constituted a U.S. trade or business, such investor generally would be required to (i) file a U.S. federal income tax return for such year reporting its allocable share, if any, of the LP income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income. Moreover, an investor who is a corporate non-U.S. person might be subject to a U.S. branch profits tax on its allocable share of the LP’s effectively connected income. In addition, we would be required to withhold and pay over to the IRS certain amounts with respect to any non-U.S. person’s allocable share of the LP’s effectively connected income. Any amount so withheld would be creditable against such non-U.S. person’s U.S. federal income tax liability, and such non-U.S. person could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. federal income tax liability for the taxable year. Finally, if the LP is engaged in a U.S. trade or business, a portion of any gain recognized by an investor who is a non-U.S. person on the sale or exchange of its LP units may be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. person may be subject to U.S. federal income tax on the sale or exchange.
          In general, different rules from those described above apply in the case of non-U.S. persons subject to special treatment under U.S. federal income tax law, including a non-U.S. person (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

          Investors who are individual non-U.S. persons generally will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of their death. It is unclear whether partnership interests (such as the LP units) will be considered U.S.-situs property. Accordingly, investors who are non-U.S. holders may be subject to U.S. federal estate tax on all or part of the value of the LP units owned at the time of their death.
          Prospective investors who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. federal income tax ‘consequences to them of acquiring, holding and disposing of the LP units, as well as the effects of state, local and non-U.S. tax laws.
          Tax Shelter Regulations. In certain circumstances, an investor who disposes of an interest in a transaction resulting in the recognition by such investor of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction (a “reportable transaction”) in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions (the “Tax Shelter Regulations”). In addition, an investment in the LP may be considered a “reportable transaction” if, for example, the LP recognizes certain significant losses in the future. Investors should consult their tax advisors concerning any possible disclosure obligation under the Tax Shelter Regulations with respect to the disposition of their interest in the LP.
          Certain State, Local and Non-U.S. tax Matters. Investors, as well as the LP itself (and various vehicles in which it invests) may be subject to various state, local and non-U.S. taxes and tax filing requirements. Prospective investors are urged to consult their tax advisors with respect to the state, local and non-U.S. tax consequences of acquiring, holding and disposing of the LP units, including potential state tax filing requirements.
          In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available for distribution to holders of the LP units would be substantially reduced, which could cause a substantial reduction in the value of the LP units.
          Backup Withholding. The LP is required in certain circumstances to backup withhold on certain payments paid to noncorporate holders of the LP units who do not furnish us with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION
          We are registering the LP units to permit the resale of these units by the unitholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling unitholders of the LP units. We will bear all fees and expenses incident to our obligation to register the LP units.
          The LP units may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, including:
•	in the over-the-counter market;

•	on any national securities exchange or quotation service on which the LP units may be listed or quoted at the time of sale;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the units as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	transactions in which broker-dealers agree with the selling unitholder to sell a specified number of units at a stipulated price per unit;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
          The selling unitholders may sell all or a portion of the LP units offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the selling unitholders effect such transactions by selling LP units to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling unitholders or commissions from purchasers of the LP units for whom they may act as agent or to whom they may sell as principal.
          The selling unitholders may pledge or grant a security interest in some or all of the LP units owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the LP units from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling unitholders to include the pledgee, transferee or other successors in interest as selling unitholders under this prospectus. The selling unitholders also may transfer and donate the LP units in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

          The selling unitholders and any broker-dealer participating in the distribution of the LP units may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the LP units is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of LP units being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling unitholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.
          Under the securities laws of some states, the LP units may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the LP units may not be sold unless such LP units have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
          There can be no assurance that the selling unitholders will sell any or all of the LP units registered pursuant to the registration statement, of which this prospectus is a part.
          The selling unitholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the LP units by the selling unitholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the LP units to engage in market-making activities with respect to the LP units. All of the foregoing may affect the marketability of the units and the ability of any person or entity to engage in market-making activities with respect to the LP units.
          We will pay all expenses of the registration of the LP units pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling unitholders will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling unitholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling unitholders will be entitled to contribution. We may be indemnified by the selling unitholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling unitholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.
          Once sold under the registration statement, of which this prospectus is a part, the LP units will be freely tradable in the hands of persons other than our affiliates.
LEGAL MATTERS
          The validity of the LP units will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York.
EXPERTS
          The consolidated financial statements of Tiptree Financial Partners, L.P. as of December 31, 2007 and for the period from June 12, 2007 (commencement of operations) through December 31, 2007, have been included in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
          We have filed with the SEC a registration statement on Form S-1 under the Securities Act in connection with this offering of our LP units. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, and the exhibits and schedules thereto. We have omitted certain portions of the registration statement from the prospectus in accordance with the rules and regulations of the

SEC. You should refer to the registration statement for further information. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or document.
          Copies of this registration statement, all exhibits and amendments, as well as such reports and other information, when so filed, may be inspected without charge and may be obtained at prescribed rates at the SEC’s Public Reference Room located at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330 or by contacting the SEC at its website at www.sec.gov.

INDEX TO FINANCIAL STATEMENTS
Index
For the Period from June 12, 2007 (commencement of operations)
through December 31, 2007

Report of Independent Registered Public Accounting Firm
The Board of Directors
Tiptree Financial Partners, L.P.:
We have audited the accompanying consolidated balance sheet of Tiptree Financial Partners, L.P. and subsidiaries as of December 31, 2007, and the related consolidated statements of operations, changes in partnership capital, and cash flows for the period from June 12, 2007 (commencement of operations) through December 31, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tiptree Financial Partners, L.P. and subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for the period from June 12, 2007 (commencement of operations) through December 31, 2007 in conformity with U.S. generally accepted accounting principles.
/s/ KPMG LLP
New York, New York
March 7, 2008

TIPTREE FINANCIAL PARTNERS, LP and SUBSIDIARIES
Consolidated Balance Sheet
December 31, 2007

2007
Assets
Cash and cash equivalents — unrestricted	$75,257,132
Cash and cash equivalents — restricted	21,905,251
Due from trustee	1,827,708
Trading securities	1,300,000
Held-to-maturity securities— pledged	9,386,187
Loans owned, at amortized cost — pledged	372,670,580
Derivative financial instruments, at fair value	29,394,880
Accrued interest receivable	3,783,749

Total Assets	$515,525,487

Liabilities
Notes payable	$370,500,000
Accrued interest payable	5,033,801
Other liabilities and accrued expenses	1,408,451

Total Liabilities	376,942,252

Partnership capital
Limited partnership units, unlimited units authorized, 9,546,522 units issued and outstanding, including 264,825 restricted units	$139,225,455
Distributions paid	(3,991,130)
Capital change due to equity compensation	816,686
Retained earnings	2,532,224

Total Partnership Capital	138,583,235

Total Liabilities and Partnership Capital	$515,525,487

See accompanying notes to consolidated financials statements.

TIPTREE FINANCIAL PARTNERS, LP and SUBSIDIARIES
Consolidated Statement of Operations
For the Period from June 12, 2007 (commencement of operations) through December 31, 2007

2007
Realized and unrealized gains/losses
Realized loss — Securities	$(18,616,382)
Realized gain — Extinguishment of notes payable	3,657,500
Net unrealized loss — Securities	(25,000)
Unrealized gain — Derivatives	29,394,880

Total net realized & unrealized gains/losses	$14,410,998

Income
Margin and bank interest income	2,187,063
Loan interest income	18,992,720
Other interest income	2,015,160
Other income	24,545

Total income	$23,219,488

Total net realized & unrealized gains/loss and income	$37,630,486

Expense
Interest expense	$14,428,706
Organizational expenses	17,507,442
Management fee expense	1,569,735
Restricted unit and option expense	816,686
Accrued expenses	343,816
Other expenses	431,877

Total expenses	$35,098,262

Net income	$2,532,224

Net income per common LP unit
Basic	$0.27
Diluted	$0.27

Weighted average number of common LP units
Basic	9,281,697
Diluted	9,546,522
See accompanying notes to consolidated financials statements.

TIPTREE FINANCIAL PARTNERS, LP and SUBSIDIARIES
Consolidated Statement of Changes in Partnership Capital
For the Period from June 12, 2007 (commencement of operations) through December 31, 2007

	General	Limited
	Partner	Partners	Total

Balance at June 12,2007	$—	$—	$—

Capital contributions	—	139,225,455	139,225,455

Capital distributions	—	(3,991,130)	(3,991,130)

Capital change due to equity compensation	—	816,686	816,686

Net income	—	2,532,224	2,532,224

Balance at December 31, 2007	$—	$138,583,235	$138,583,235

See accompanying notes to consolidated financials statements.

TIPTREE FINANCIAL PARTNERS, LP and SUBSIDIARIES
Consolidated Statement of Cash Flows
For the Period from June 12, 2007 (commencement of operations) through December 31, 2007

2007
Cash flows from operating activities:
Net income	$2,532,224
Adjustments to reconcile net income to net cash used in operating activities:
Realized loss — Securities	18,616,382
Realized gain — Extinguishment of notes payable	(3,657,500)
Net unrealized loss — Securities	25,000
Unrealized gain — Derivatives	(29,394,880)
Accretion of discounts	(268,618)
Restricted unit expenses — units and options	816,686
Increase in due from trustee	(1,827,708)
Increase in interest receivable	(3,783,749)
Increase in accrued interest payable	5,033,801
Increase in other liabilities and accrued expenses, net	1,262,773

Net cash used in operating activities	$(10,645,589)

Cash flows from investing activities:
Purchases of securities	(13,156,500)
Purchases of loans	(435,570,500)
Proceeds from principal paydowns of loans	66,833,851
Proceeds from sales of securities	1,550,000
Distributions from and sales of investments in variable interest entities	1,466,796
Purchases of investments in variable interest entities	(19,050,000)
Cash and cash equivalents (restricted) from servicing of variable interest entities	(21,905,251)

Net cash used in investing activities	$(419,831,604)

Cash flows from financing activities:
Capital distributions paid	(3,991,130)
Proceeds from issuance of notes payable	370,500,000
Proceeds from issuance of common units	139,225,455

Net cash provided by financing activities	$505,734,325

Net increase in cash and cash equivalents - unrestricted	75,257,132
Cash and cash equivalents - unrestricted at beginning of period	—

Cash and cash equivalents - unrestricted at end of period	$75,257,132

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$9,337,012

Non-cash investing and financing activities:
Capital change due to equity compensation	$816,686
Receivable for principal paydowns of loans due from trustee	$(1,827,708)
See accompanying notes to consolidated financials statements.

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Organization:
Tiptree Financial Partners, L.P. (“the LP”) is a Delaware limited partnership that was formed on May 23, 2007 and commenced operations on June 12, 2007. The business objectives of the LP together with its consolidated subsidiary (collectively “the Partnership”), are, among other things, to (i) provide holders of its common partnership units, or LP units, with competitive risk-adjusted returns by acquiring performing and distressed credit assets and related equity interests, including broadly syndicated and middle market corporate leveraged loans, mezzanine debt, unsecured debt, credit default swaps (“CDS”), synthetic credit indexes and tranches from synthetic credit indexes, consumer related debt and structured debt, such as asset backed securities (“ABS”) and collateralized debt obligations (“CDO”); and (ii) utilize a portion of its capital to opportunistically make acquisitions or participate in joint ventures, primarily focused on specialty finance companies and alternative asset managers. Tricadia Capital, LLC, a Delaware limited liability company, is the General Partner of the Partnership. As of and for the period June 12, 2007 (commencement of operations) through December 31, 2007, the General Partner had no capital in the Partnership. The manager of the LP is Tricadia Capital Management, LLC (“Tricadia Capital”), a Delaware limited liability company and owns 0.35% of the outstanding LP units.
Tiptree CDO Holding Company, LLC (“the LLC”), a subsidiary of the LP, is a limited liability holding company formed on June 1, 2007 and organized under the laws of the State of Delaware. The Managing Member of the LLC is the LP. The primary business purpose of the LLC is to act as a holding company for the Partnership’s investments in CDOs and collateralized loan obligations (“CLO”). Tricadia Capital is the manager of the LLC.
Note 2 — Significant accounting policies:
Basis of presentation:
The accompanying consolidated financial statements of the Partnership are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements are presented in U.S. dollars, the main operating currency of the Partnership.
Principles of consolidation:
The accompanying consolidated financial statements include the accounts of the LP, its subsidiary, and entities that are considered to be variable interest entities (“VIE”) and for which the Partnership is considered to be the primary beneficiary.
The Partnership consolidates all voting interest entities in which it holds a greater than 50% voting interest. It also consolidates all VIEs for which it is considered to be the primary beneficiary, pursuant to Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities — an interpretation of ARB No. 51, as revised (“FIN 46R”). FIN 46R clarifies the consolidation guidance for entities in which the equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance activities without additional subordinated financial support from other parties. These entities are defined as VIE’s. In general, FIN 46R requires an enterprise to consolidate a VIE when the enterprise holds a variable interest in the VIE and is deemed to be the primary beneficiary of the VIE. An enterprise is the primary beneficiary if it absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both.
(Continued)

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
TELOS CLO 2007-2, Ltd. (“TELOS 2007-2”), a limited liability company incorporated on November 30, 2006 in the Cayman Islands, is a VIE established to complete a secured $412 million financing transaction containing a diversified portfolio of middle market loans and, to a lesser extent, broadly syndicated leveraged loans. In 2007, the Partnership purchased $42 million principal amount of the TELOS 2007-2 Subordinated Notes for approximately $36.7 million. This represented approximately 95% of the equity tranche of this entity and as such, the Partnership has determined it is the primary beneficiary of this entity and has included the accounts of TELOS 2007-2 in these consolidated financial statements. The Partnership purchased $11 million of the $42 million principal amount of Subordinated Notes it owns from an unrelated seller for approximately $7.3 million in cash. Although these Subordinated Notes are owned by the Partnership, the previously outstanding $11 million principal amount of Subordinated Notes that were owned by the unrelated seller are considered to be extinguished at the time of purchase by the Partnership. As a result, the Partnership recognized a gain of approximately $3.7 million in the consolidated statement of operations.
During 2007 the Partnership had a $19 million investment in Tricadia CDO 2007-8, Ltd. and was required to consolidate Tricadia CDO 2007-8, Ltd. under FIN 46-R. Prior to December 31, 2007 the Partnership sold that investment and recognized a realized loss of $17.7 million and as such no longer consolidates Tricadia CDO 2007-8, Ltd. The revenue and expense of Tricadia CDO 2007-8, Ltd. that was previously consolidated but no longer is reflected on the Partnership’s financial statements was predominantly related to interest income and expense and has no net impact on the Partnership’s financial statements for the period ended December 31, 2007 aside from the realized loss recorded. The net income statement impact of this entity is reflected in the realized loss recognized.
All intercompany balances and transactions between the LP, its subsidiary and consolidated VIE have been eliminated in consolidation.
Use of estimates:
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the Partnership’s consolidated financial statements and accompanying notes. The most important of these estimates and assumptions for the Partnership relate to valuation of its securities and derivative positions as well as loan impairment analysis. Such estimates are used in the determination of fair value of credit derivative instruments and the determination of the allowance for loan losses. Although these and other estimates and assumptions are based on the best available estimates, actual results could differ materially from management’s estimates. Credit market conditions increase the risk and complexity of the judgment in these estimates.
Cash and cash equivalents — unrestricted:
The Partnership considers all highly liquid investments with maturities of three months or less to be cash equivalents. At December 31, 2007, cash equivalents include a tri-party repurchase agreement with a principal balance of $74 million. The agreement matured on January 2, 2008 with interest at 4.25% per annum and had accrued interest due to the Partnership of approximately $0.03 million at December 31, 2007.
Cash and cash equivalents — restricted:
Cash and cash equivalents — restricted represent amounts in cash accounts held by TELOS 2007-2 that are restricted to the investing activities and debt servicing of TELOS 2007-2. These amounts are pledged as collateral for certain of its notes payable.
Fair Value of Financial Investments:
SFAS No. 107, “Disclosures About Fair Value of Financial Instruments” (SFAS 107), requires the disclosure of the estimated fair value of financial instruments. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Estimated fair values of financial instruments are based on dealer quotes and nationally recognized pricing services. Many of our assets are highly illiquid and will not be publicly traded or readily marketable. As a result, we may not be able to sell a given asset at a price equal to the amount ascribed to such asset. Accordingly, the net realizable values could be materially different from the fair value estimates used for valuation purposes.
Investments:
The Partnership records all security transactions on a trade-date basis. Realized gains and losses are generally determined using the specific identification method. Statement of Financial Accounting Standards, or SFAS, No. 115, “Accounting for Certain Investments in Debt and Equity Securities,”
(Continued)

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
requires us to classify our investment assets as trading, available-for-sale or held-to-maturity. We intend and have the ability to hold to maturity the securities held by TELOS 2007-2. Accordingly, SFAS No. 115 permits us to classify these securities as held-to-maturity. FASB Staff Position (“FSP”) FAS No. 115-1 and FAS No. 124-1 requires the Partnership to determine when an asset is considered impaired (i.e., decline in fair value below its amortized cost), evaluate whether the impairment is other than temporary (i.e., the value of the security will not be recovered over its remaining life), and, if the impairment is other than temporary, recognize an impairment loss equal to the difference between the security’s cost and its fair value. The guidance also includes accounting considerations subsequent to the recognition of other-than-temporary impairments. FSP FAS No. 115-1 and FAS No. 124-1 also include disclosure requirements for securities in an unrealized loss position for which other than temporary impairments have not been recognized.
Trading securities:
The Partnership holds approximately a 5 percent interest in Tricadia CDO 2003-1 (“CDO 2003-1”), Ltd., a limited liability company incorporated under the laws of the Cayman Islands, which invests in a diversified portfolio of CDO securities and synthetic securities. The Partnership also holds approximately a 2 percent interest in TELOS CLO 2006-1, Ltd. (“Telos 2006-1”), a limited liability company incorporated under the laws of the Cayman Islands, which invests primarily in CLOs of middle market loans. Both CDO 2003-1 and Telos 2006-1 are considered VIEs but the Partnership is not the primary beneficiary to either. The Partnership’s investments in these entities have been classified as trading securities and accounted for based on their respective fair values, as the Partnership may sell these interests at any time.
Held-to-maturity securities — pledged:
Tranches of CLOs and CDOs acquired by TELOS 2007-2 are considered held-to-maturity investments, as TELOS 2007-2 has both the intent and ability to hold these investments to their indicated respective maturities. Consequently, these investments are reported at their amortized cost, with purchase discount or premium, if any, amortized or accreted to interest income over the terms of the security.
The Partnership monitors these investments for impairments. A loss is recognized when it is determined that a decline in the estimated fair value of a security below its amortized cost is other-than-temporary. The Partnership considers many factors when determining whether the impairment of a security is deemed to be other-than-temporary, including but not limited to the length of time a security has had a decline in estimated fair value below its amortized cost, recent events specific to an issuer or industry, and changes in external ratings. These securities are pledged as collateral for certain notes payable of TELOS 2007-2, and constituted approximately 2% of the Partnership’s total assets as of December 31, 2007.
Loans owned, at amortized cost — pledged:
The Partnership holds through its consolidated VIE, TELOS 2007-2, participations in various commercial middle market loans and syndicated leveraged loans. These positions are intended to be held for the long term so it is initially recorded on the balance sheet at their purchase price and subsequently accounted for based on their outstanding principal plus or minus unaccreted purchase discounts and unamortized purchase premiums. In certain instances when the credit fundamentals underlying a particular loan have deteriorated significantly or the quality of the VIE’s holdings in terms of the various rating agency tests that apply to the VIE can be improved, the Partnership may
(Continued)

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
determine to sell a loan. Once that determination has been made, the loan will be accounted for at the lower of amortized cost or market value.
Interest income on loans includes interest at stated coupon rates adjusted for accretion of purchase discounts and the amortization of purchase premiums. Unamortized premiums and discounts are recognized in interest income over the contractual life of the loans using the straight-line method which approximates the effective interest method.
The Partnership’s investments in commercial middle market loans and syndicated leveraged loans are not homogeneous, and the Partnership individually reviews each loan for impairment, using relevant information in its analysis, including quoted market values, quality of collateral and estimated cash flows.
An impaired loan may be left on accrual status during the period the Partnership is pursuing repayment of the loan. If a loan is placed on non-accrual status, interest income is recorded only upon receipt of actual cash and previously recognized accrued interest is reversed. A loan is placed on non-accrual status when one of the following events occurs: (i) management believes that scheduled debt service payments will not be paid when contractually due; (ii) the loan becomes 90 days delinquent; (iii) management determines the borrower is incapable of, or has ceased efforts toward, curing the cause of the impairment; or (iv) the net realizable value of the underlying collateral securing the loan decreases below the Partnership’s carrying value of such loan. Loans may be restored to accrual status when all principal and interest is current and full repayment of the remaining contractual principal and interest is expected, or when the loan otherwise becomes well-secured and is in the process of collection.
Allowance for Loan losses:
Management maintains an allowance for loan losses at a level adequate to recognize losses incurred at the balance sheet date, based on an evaluation of known and inherent risks related to the loan investments. When determining the adequacy of the allowance for loan losses management considers economic conditions and trends, the estimated fair values of the loans, delinquency of contractual payments, credit quality trends and other factors that management determines are relevant. To estimate the allowance for loan losses, management individually reviews each of the loans for impairment and uses relevant information in its analysis, including estimated fair values, current valuation multiples and estimated fair values and quality of collateral. Management considers a loan to be impaired when, based on current information and events, it is probable that the Partnership will be unable to collect all amounts due to it based on the contractual terms of the loan. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis over its estimated fair value; management uses the observable market price as an expedient to measure any impairment. Increases in the allowance for loan losses are recognized in the accompanying consolidated statement of income as a provision for loan losses. When management forecloses on the loan or transfers it to held for sale, the loan is charged-off or written-down to fair value and the allowance for loan losses is reduced. Management has determined that, as of December 31, 2007, the allowance for loan losses is zero.
Derivative financial instruments:
SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, (“SFAS No. 133”), as amended and interpreted by SFAS 138, SFAS 149, and SFAS 155 establishes accounting and reporting standards for derivative instruments. All derivatives whether designated for hedging relationships or not are required to be recorded on the consolidated balance sheet at fair value. The Partnership recognizes all derivatives on the consolidated balance sheet at fair value. As of December 31, 2007, derivative financial instruments consist of CDS.
(Continued)

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The underlying reference assets are mezzanine ABS, CDOs, and CLOs. The Partnership has not designated any derivative transactions as accounting hedges, and, consequently, has not applied hedge accounting treatment under SFAS No. 133. The changes in the fair values of the derivative financial instruments are reported in the consolidated statement of operations. Fair values are based on quotes provided by a dealer.
Equity-based compensation:
The Partnership accounts for equity-based compensation issued to non-employees, directors, and affiliates of the Partnership using the current fair value based methodology prescribed by SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). Certain directors of the Partnership have been granted restricted LP units. SFAS 123(R) establishes standards for the accounting for these grants to directors. In accordance with SFAS No. 123(R), the Partnership measures the cost of an award of restricted LP units to directors at the fair value of the restricted LP units on the date granted and the resulting compensation cost is expensed over the vesting period on a straight-line basis.
Restricted LP units have also been awarded to Tricadia Capital employees and its affiliates. SFAS No. 123(R) references Emerging Issues Task Force (“EITF”) 96-18 which establishes criteria for determining the measurement date for equity-based compensation awarded to non-employees. Although only certain aspects of the accounting for equity-based payment transactions with non-employees are explicitly addressed by Statement 123(R), the SEC staff in Staff Accounting Bulletin (SAB) 107 instructs entities to use by analogy the guidance in Statement 123(R) as it applies to employees for equity-based compensation awarded to non-employees. In accordance with EITF 96-18, the Partnership has determined that the measurement date for restricted LP units awarded to non-employees occurs when the restricted LP units vest. The Partnership initially measures the cost of an award of restricted LP units to non-employees at the fair value of the restricted LP units on the date awarded and subsequently measures the cost of the restricted LP units at their fair value at each vesting and reporting date throughout the vesting period. The initial compensation cost and subsequent changes thereto are charged to expense over the vesting period.
Earnings Per Unit:
In accordance with SFAS No. 128, “Earnings Per Share”, the Partnership presents both basic and diluted earnings (loss) per common unit (“EPS”) in its consolidated financial statements and footnotes thereto. Basic earnings (loss) per common unit (“Basic EPS”) excludes dilution and is computed by dividing net income or loss allocable to common unitholders by the weighted-average number of common units, including vested restricted common units, outstanding for the period. Diluted earnings per common unit (“Diluted EPS”) reflects the potential dilution of common unit options and unvested restricted common units, if they are not anti-dilutive. See Note 15 for EPS computations.
Income taxes:
Income of the Partnership is allocated to the individual partners for inclusion in their respective tax returns. Accordingly, no provision is made for Federal, state or local income taxes in the accompanying consolidated financial statements, nor are any income taxes payable by the Partnership. TELOS 2007-2 was incorporated under the laws of the Cayman Islands as an exempted company and, in accordance with a tax concession ruling received by it pursuant to Cayman Islands law, will not be subject to any Cayman Islands tax or withholding on profits, income, gains or appreciation, sales or corporation taxes for approximately 30 years. Therefore, no provision is made for Federal, state or local income taxes in the accompanying consolidated financial statements, nor are any income taxes payable by the Partnership with respect to TELOS 2007-2. Additionally, the current source of income being derived by the Partnership is not
(Continued)

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
effectively connected income and is strictly portfolio in nature. As such, there is not a nonresident alien withholding requirement for the non-U.S. LP unitholders on any income. The Partnership’s federal and state income tax returns, when filed, will be subject to examination by the Internal Revenue Service and state departments of revenue.
Recent Accounting Developments:
The Financial Accounting Standards Board (“FASB”) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140”, (“SFAS No. 155”), in February 2006. SFAS No. 155 permits fair value remeasurement for hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation, clarifies which interest-only strip receivables are not subject to the requirements of SFAS No. 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and amends SFAS No. 140 to eliminate the prohibition on a qualifying special purpose entity, or QSPE, from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The Statement is effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. The adoption of SFAS No. 155 at commencement of operations did not have a material impact on the consolidated financial statements of the Partnership.
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. In February 2008, the FASB issued FSP No. 157-2 “Effective Date of FASB Statement No. 157” (“FSP 157-2”), which defers application of SFAS No. 157 to nonfinancial assets and liabilities that are not required or permitted to be recognized or disclosed at fair value on a recurring basis, provided, however, that deferral does not apply to such assets or liabilities if SFAS No. 157 has previously been applied in annual or interim financial statements. The Partnership has adopted SFAS No. 157 and FSP 157-2 on January 1, 2008 and it is anticipated that the adoption will not have a material impact on its consolidated financial statements.
In February 2007, the FASB released SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment of FASB Statement No. 115” (“SFAS No. 159”). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. FAS No. 159 may be adopted and the fair value option may be elected in the first quarter of 2008. The Partnership has not yet determined the impact, if any, that the implementation of SFAS No. 159 could have on its consolidated financial statements. The Partnership has adopted SFAS No. 159 on January 1, 2008 and it is anticipated that the adoption will not have a material impact on its consolidated financial statements.
In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51”. The objective of SFAS No. 160 is to
(Continued)

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements as it pertains to noncontrolling interests (also known as minority interest). SFAS No. 160 applies to all entities that prepare consolidated financial statements, except not-for-profits organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. This Statement amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS No. 160 also changes the presentation of the consolidated income statement and establishes a single method of accounting for changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation. This Statement also expands disclosures in the consolidated financial statements. SFAS 160 is effective for the fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. We are evaluating the impact, if any, that SFAS No. 160 may have on the consolidated financial statements.
Note 3 — LP Unit Incentive Plan:
Pursuant to the Partnership’s 2007 LP Unit Incentive Plan and 2007 LP Unit Incentive Plan for Non-Natural Persons, the Partnership has granted 540,000 options to purchase LP units to Tricadia Capital and up to 360,000 of restricted LP units. Holders of the restricted LP units have all of the rights of a unit holder; including the right to vote and receive distributions. As of December 31, 2007, 264,825 restricted LP units have been issued, leaving 95,175 restricted LP units available for future grants under the 2007 Plans. Certain directors of the Partnership have been granted 130,500 of the restricted LP units issued. The remaining 134,325 of units issued have been granted to Tricadia Capital employees and its affiliates.
Under the terms of the Partnership’s equity-based compensation plans, option exercise prices are equal to the fair market value of the LP units at the date of grant; the option exercise date on any vested option units is any time prior to the tenth anniversary of the grant date; and option units shall vest and become nonforfeitable with respect to one-third of the option units initially granted on each of the first, second, and third anniversaries of the grant date; vesting periods are three years.
Upon exercise of a unit option, the Partnership will receive cash in the amount of the exercise price and consequently issues a new unit from remaining authorized but unissued units outstanding.
The Partnership’s unit option activity for the period ended December 31, 2007 was as follows:

	No. of Units	Weighted-Average
	Under Option	Exercise Price

June 12, 2007	—	$—
Granted	540,000	15
Exercised	—	—
Expired	—	—

December 31, 2007	540,000	$15

The following table summarizes information regarding outstanding and exercisable options as of December 31, 2007.
(Continued)

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Outstanding	Exercisable

Number of units under option	540,000	—
Weighted average exercise price per unit	$15	$—
Aggregate intrinsic value	$—	$—
Weighted average contractual term remaining	9.5 years	0 years
In accordance with EITF 96-18, the Partnership has determined that the measurement date for unit options awarded to non-employees occurs when the unit options vest. The fair value of a unit option award for non-employees is initially estimated on the date of grant using the Black-Scholes Merton option valuation model, and subsequently measures the cost of the unit options at their fair value at each vesting and reporting date throughout the vesting period with changes in fair value during the requisite service period being recognized as compensation cost through that period. The weighted average grant-date fair-value of options granted during the period ended December 31, 2007 was $1.02 per unit. The assumptions set forth in the table below were used to value the grant:

2007
Fair market value of unit	$15
Estimated risk-free interest rate	5.41%
Annual dividend rate per share	$1.5
Estimated volatility factor	26.5%
Weighted-average expected term of options	10 years
As no unit options had vested as of December 31, 2007, there were no exercises of unit options during the period ended December 31, 2007. Option unit expense was $99,452 in 2007.
The Partnership issued 264,825 restricted unit awards during the period ended December 31, 2007, with a weighted-average grant-date fair value of $15 per unit. No restricted units vested in 2007. Restricted unit expense was $717,234 in 2007.
The following table summarizes restricted unit activity for the period ended December 31, 2007:

		Weighted-Average
	No. of	Grant-Date
	Shares	Fair Value

June 12, 2007	—	$—
Granted on June 12, 2007	262,575	15
Granted on November 19, 2007	2,250	15
Vested	—	—
Forfeited	—	—

December 31, 2007	264,825	$15

At December 31, 2007, the total unrecognized compensation cost related to non-vested unit options and restricted units was approximately $0.45 million and $3.26 million, respectively, which is expected to be recognized as compensation expense over a weighted average period of 2.5 years.
(Continued)

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 4 — Cash and cash equivalents-unrestricted
As of December 31, 2007, the Partnership was a buyer in an outstanding tri-party repurchase agreement with a principal balance of $74 million. The agreement matured on January 2, 2008 with interest at 4.25% per annum and had accrued interest due to the Partnership of approximately $0.03 million at December 31, 2007.
Note 5 — Due from trustee:
The amount due from trustee represents receivables for funds held by Citibank, the trustee of TELOS 2007-2, for proceeds on principal paydowns on CLOs of middle market loans. The funds were received by TELOS 2007-2 in January 2008.
Note 6 — Loan portfolio:
As of December 31, 2007, the loan portfolio totaled $372.7 million. The table below summarizes the carrying value, amortized cost, and estimated fair value as of December 31, 2007. The Partnership records assets on its consolidated balance sheet at carrying value. The carrying value for corporate loans is amortized cost. Estimated fair values are based on dealer quotes and nationally recognized pricing services.

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The following table summarizes the Partnership’s loan portfolio as of December 31, 2007:
Loan Portfolio
(Dollar amounts in thousands)

	Principal/Par			Estimated
Carrying Value	Amount	Discount	Net Amortized Cost	Fair Value

$372,671	$374,832	$(2,161)	$372,671	$359,265
The corporate loans in the table above consist of assets of TELOS 2007-2, the consolidated VIE. The Partnership considers a loan to be impaired when, based on current information and events, it is probable that the Partnership will be unable to collect all amounts due to it based on the contractual terms of the loan. Using this criteria, it has been determined that none of the corporate loans are impaired as of December 31, 2007.
Note 7 — Investment securities portfolio:
As of December 31, 2007, the investment securities portfolio totaled $10.7 million, primarily consisting of corporate debt securities totaling $9.4 million and other fixed income credit assets totaling $1.3 million. The table below summarizes the carrying value, amortized cost, and estimated fair value as of December 31, 2007. The carrying value for these preference shares, subordinated notes and corporate debt securities is the estimated fair value. Estimated fair values are based on dealer quotes and nationally recognized pricing services.
The following table summarizes the Partnership’s held-to-maturity credit asset portfolio as of December 31, 2007:
Held-To-Maturity
(Dollar amounts in thousands)

		Principal/Par		Net Amortized	Estimated
	Carrying Value	Amount	Discount	Cost	Fair Value

Securities held in consolidated VIE	$9,386	$10,000	$(614)	$9,386	$7,895
The corporate debt securities in the table above consist of securities held by of TELOS 2007-2, the consolidated VIE. The Partnership considers a security to be impaired when, based on current information and events, it is probable that the Partnership will be unable to collect all amounts due to it based on the contractual terms of the security. Using this criteria, it has been determined that none of the corporate debt securities are impaired as of December 31, 2007.
The following table summarizes the Partnership’s securities classified as trading as of December 31, 2007:
(Continued)

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Trading
(Dollar amounts in thousands)

	Carrying	Principal/Par	Estimated
	Value	Amount	Fair Value
CLO Subordinated Notes	$750	$1,000	$750
CDO Preference Shares	550	1,000	550

Total	$1,300	$2,000	$1,300

(Continued)

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The preference shares and subordinated notes in the table above consist of the Partnership’s other unconsolidated investments in VIE’s. Specifically, these CDOs consist of the Partnership’s investments in TELOS CLO 2006-1, Ltd., a collateralized loan obligation issuer primarily focused on a diversified portfolio of broadly syndicated and middle market senior secured loans and Tricadia CDO 2003-1, Ltd., a CDO of CDOs primarily focused on BBB — mezzanine loans.
Note 8 — Derivative financial instruments:
The following table summarizes the Partnership’s derivative financial instruments as of December 31, 2007.

	Notional		Range of Scheduled
TYPE	Amount	Fair Value	Termination Dates
	(Dollar amounts in millions)
CDO-Related CDS	$27.0	$21.9	06/12/42-12/20/46
CLO-Related CDS	58.1	7.5	04/20/18-03/14/22

Total	$85.1	$29.4

The Partnership is party to 14 CDS with Bank of America, N.A. that have an aggregate notional value of $85.1 million and estimated fair value of $29.4 million as of December 31, 2007. The Partnership paid Bank of America an aggregate of approximately $1.2 million of fixed premium payments on these CDS during 2007. As of December 31, 2007, the accrued CDS premium payable by the Partnership is $280,776. Bank of America, N.A. is an affiliate of Banc of America Securities LLC which owns 10.47% of the outstanding LP units.
Note 9 — Related party transactions:
Management fees:
The Partnership is externally managed by Tricadia Capital pursuant to a management agreement in which the Partnership is required to pay a base management fee quarterly in arrears in an amount equal to 0.375% of the LP’s equity (equal to 1.50% on an annualized basis).
In addition to the base management fee, an affiliate of Tricadia Capital may receive a quarterly incentive allocation from the Partnership in an amount equal to:
(i) 25% of the dollar amount by which
     (a) the Partnership net income, before accounting for the incentive allocation, exceeds
     (b) an amount equal to (A) the weighted average of the price per LP unit, at the time of issuance, for all issuances of LP units, after deducting underwriting discounts and commissions and other costs and expenses relating to such issuances, multiplied by (B) 0.50% plus one-fourth of three-month U.S. dollar LIBOR for such quarter, multiplied by
(Continued)

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(ii) the weighted average number of LP units outstanding during such quarter.
The foregoing calculation of the incentive allocation will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges (including but not limited to, incentive compensation expenses, net amortization/accretion on premiums/discounts and unrealized gains or losses), after discussion between Tricadia Capital and our board of directors. The incentive allocation calculation and associated distribution will be made quarterly in arrears.
As compensation for services provided to the structured finance subsidiaries for which the Partnership owns an equity interest, Tricadia Capital and its affiliates are entitled to receive certain fees for monitoring the assets of the structured finance subsidiaries. Under the management agreement, Tricadia Capital has agreed to waive senior and subordinated portions of the base management or servicing fees payable to it pursuant to the terms and conditions of the governing agreements related to each structured finance subsidiary, pro rata to the percentage of the Partnership’s equity interests in each structured finance subsidiary. Each waiver will expire on June 12, 2009. Following such time, it will be within Tricadia Capital’s sole discretion whether to continue to waive such fees. Tricadia Capital will not waive any performance fees it may receive from structured finance subsidiaries.
During 2007 management fees consisted of $1.5 million of fees paid by TELOS CLO 2007-2 to an affiliate of Tricadia Capital pursuant to the terms of a management agreement between TELOS CLO 2007-2 and that affiliate and $0.1 million of management fees paid by the Partnership to Tricadia Capital pursuant to the management agreement after giving effect to fee waivers. Tricadia Capital waived $1.5 million of fees from the Partnership for the period.
Purchase of Assets from Tricadia CDO Fund, L.P.:
On June 12, 2007, the Partnership purchased all of the subordinated notes, Class E Notes (Baa3/BBB) and Class F Notes (Ba2/BB) of Tricadia CDO 2007-8, Ltd. for approximately $19 million from Tricadia CDO Fund, L.P., a fund managed by an affiliate of Tricadia Capital. The Partnership also purchased a controlling interest in the subordinated notes of TELOS 2007-2 for approximately $21.4 million from Tricadia CDO Fund, LP, a fund managed by an affiliate of Tricadia Capital.
In an effort to eliminate its long exposure to residential sub-prime mortgage backed securities, in December 2007, the Partnership sold all of its interests in the subordinated notes, Class E Notes (Baa3/BBB) and Class F Notes (Ba2/BB) of Tricadia CDO 2007-8, Ltd for cash. As a result, the Partnership recorded a realized loss of approximately $17.7 million related to these transactions in the consolidated statement of operations.
Mariner Investment Group, LLC:
     Tricadia Holdings, L.P., the parent of Tricadia Capital, and Mariner Investment Group, LLC (“Mariner”), have a relationship and ongoing services agreement under which a portion of Mariner’s revenues are tied to the success of Tricadia Capital. Under the services agreement, Mariner provides certain support services to Tricadia Capital and its affiliates including back office, human resources, marketing, compliance, and legal support and investor relations. The Partnership believes that this relationship and the services agreement enhance Tricadia’s operational infrastructure. However, Mariner is not responsible under the services agreement for the Partnership ‘s day-to-day business, operations, risk monitoring or supervision. In addition, the Partnership has retained Back Office Services Group, Inc. (“BOSG”), an affiliate of Mariner, to perform certain back office, administrative and accounting services for the Partnership.
Due to Affiliates:
At December 31, 2007, the Partnership has approximately $0.05 million due to affiliates primarily related to expenses paid on behalf of the Partnership. This amount is included in other liabilities and accrued expenses in the consolidated balance sheet.
(Continued)

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 10 — Allocation of net income or net loss:
Net income or net loss for any allocation period is allocated among the partnership unit holders in the proportion that each partnership unit represents to all of the outstanding partnership units.
Note 11 — Concentration of credit risk:
Counterparties:
The Partnership is subject to certain inherent credit risks arising from its transactions involving counterparties to CDS with a cumulative notional amount of $85.1 million and a fair value of $29.4 million. As of December 31, 2007, the Partnership was a party to 14 credit default swap contracts. The counterparty for all of these positions is Bank of America, N.A. (“BofA”). The Partnership’s policy is to monitor its market exposure and counterparty risk through the use of various credit exposure reporting and control procedures.
Transactions with Custodians and Trustees:
The Partnership maintains its unrestricted cash and certain financial positions in accounts held by Bear, Stearns & Co., its custodian pursuant to a custodian agreement. In addition, the Partnership, through its consolidated VIE, TELOS 2007-2, maintains its restricted cash and cash equivalents and certain investments in accounts held by its trustee, Citibank, N.A. pursuant to a trustee agreement. If these and other agents do not fulfill their obligations, the Partnership may be exposed to risk. The risk of default depends on the creditworthiness of the agent. The Partnership limits its credit risk by selecting financial institutions considered to be highly creditworthy.
Tri-Party Repurchase Agreements:
From time to time, the Partnership will invest its excess cash in tri-party repurchase agreements. The distinguishing facet of a tri-party repurchase agreement is the use of a custodian bank that acts as an intermediary between the buyer and the seller of the agreement. The collateral in a tri-party repurchase agreement is held by the custodian bank in a segregated account thereby mitigating counterparty risk. At December 31, 2007, with respect to the Partnership’s outstanding tri-party repurchase agreement, the custodian was Bank of New York, the seller was Goldman Sachs, and the collateral held by the custodian was an allocation of various Government National Mortgage Association positions.
Portfolio:
The TELOS 2007-2 corporate loan portfolio consists of debt obligations of corporations, partnerships and other entities in the form of first and second lien loans. The following table summarizes the par value of the corporate loan portfolio stratified by Moody’s and Standard & Poor’s ratings category as of December 31, 2007.
(Continued)

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Corporate Loans
(Dollar amounts in thousands)

Standard & Poor’s
Ratings Category
BB-	$3,500
B+	84,315
B	191,099
B-	86,595
CCC+	5,230
CCC	4,093

$374,832

Moodys Ratings
Category
Ba3	$11,470
B1	52,768
B2	231,412
B3	69,089
Caa1	6,000
Caa2	4,093

$374,832

(Continued)

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
The corporate debt securities portfolio consists of securities issued by special purpose investment vehicles collateralized by a pool of corporate loans. The following table summarizes the par value of TELOS 2007-2’s corporate debt securities portfolio stratified by Moody’s and Standard & Poor’s ratings category as of December 31, 2007.
Corporate Debt Securities
(Dollar amounts in thousands)

Standard & Poor’s Ratings Category		Moody’s Ratings Category
BBB	$4,000	Baa2	$4,000
BB	6,000	Ba2	6,000
Non-rated	2,000	Non-rated	2,000

	$12,000		$12,000

Note 12 — Notes Payable:
Through its investment in TELOS 2007-2, a $412 million CLO transaction that provides financing for investments in corporate and other loans, the loans and other investments owned by TELOS 2007-2 collateralize the TELOS 2007-2 debt obligations, and as a result, these loans and other investments are not available to the Partnership, its creditors, or partners. These debt obligations, which are collateralized by the TELOS 2007-2 asset portfolio, have a stated maturity occurring on the final distribution date in April 2022 and bear interest at a floating rate per annum equal to three-month LIBOR plus a specified spread as further detailed in the below table (in order from the most senior tranche to the least senior tranche):

	Aggregated		Current Interest
	Principal Amount	Spread over 3	Rate as of
Note Description	(in millions)	month LIBOR	12/31/07)
Class A-1 Notes	$241.0	0.26%	5.5025%
Class A-2 Notes	$40.0	0.40%	5.6425%
Class B Notes	$27.5	0.55%	5.7925%
Class C Notes	$22.0	0.95%	6.1925%
Class D Notes	$22.0	2.20%	7.4425%
Class E Notes	$16.0	5.00%	10.2420%
Subordinated Notes	$2.0	—%	—%

Total Principal Amount	$370.5	Weighted Average rate	5.90%

Note 13 — Commitments and contingencies:
The table below summarizes the contractual obligations of the Partnership through TELOS 2007-2, the consolidated VIE, as of December 31, 2007. This table excludes contractual commitments that do not have fixed and determinable payments, such as the management agreement, accrued interest expense or contractual commitments related to derivatives. As of December 31, 2007, the LP and TELOS 2007-2 owed total net management fees of approximately $0.6 million pursuant to the management agreements.
(Continued)

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

		Less
		Than	1-3	3-5	After
Contractual Obligations	Total	1 Year	Years	Years	5 Years
Delayed draw down loan commitments(1)	$3,028,223	$3,028,223	$—	$—	$—

Total	$3,028,223	$3,028,223	$—	$—	$—

(1)	Delayed draw down loan commitments represent credit facilities in which the Partnership are committed to provide funding to borrowers up to a specified predetermined amount and date.
In addition, in the normal course of business, the Partnership may enter into other legal contracts that contain a variety of representations and warranties that provide general indemnification. The Partnership’s maximum exposure under arrangement is unknown, as this would involve future claims that may be against the Partnership that have not yet occurred. However, based on the Partnership’s experience, the Partnership does not expect these indemnifications will have a material adverse effect on the Partnership’s financial position and results of operations.

Note 14 — Disclosures About Fair Value of Financial Instruments:

The Partnership, in estimating the fair value of its financial instruments not disclosed elsewhere in the notes to consolidated financial statements at December 31, 2007, used the following methods and assumptions:
Cash and cash equivalents — unrestricted
Securities purchased under the tri-party repurchase agreement are carried at the amount at which the securities will be subsequently resold as specified in the tri-party repurchase agreement, which approximates fair value.
Cash and cash equivalents — restricted
The carrying amounts of cash and cash equivalents — restricted are carried at cost which approximates fair value.
Due from trustee; Accrued interest receivable
The carrying amounts of these assets approximate their fair value due to their relatively short-term nature.
Notes payable
The outstanding notes payable of TELOS 2007-2 were issued to certain qualified investors as defined under securities law and are tradable among such investors. Based on indicated prices/quote from a dealer of securities of this nature, the aggregate estimated fair value of all of the debt tranches comprising notes payable amounted to $335.3 million at December 31, 2007.
Accrued interest payable; Other liabilities and accrued expenses
The carrying amounts of these liabilities approximate their fair value due to their relatively short-term nature.
Commitments to extend credit
The Partnership is contractually obligated to provide funding to borrowers up to a predetermined amount and date. At December 31, 2007, the Partnership has previously provided other funding to those borrowers. The estimated fair value of the outstanding loans to these borrowers produces a reasonable proxy for determining the estimated fair value of the hypothetical full draw down of all the remaining commitments to extend credit to those borrowers. At December 31, 2007, the outstanding commitments to extend credit amounted to $3,028,223 and the estimated fair value of a hypothetical full draw down of this amount would be $2,990,084.
Note 15 — Earnings Per Share:
The Partnership calculates basic net income per common unit by dividing net income (loss) for the period by the weighted-average common partnership units outstanding for the period. Diluted net income (loss) for the period takes into account the effect of dilutive instruments, such as options on common partnership units and unvested restricted common units, but uses the average unit price for the period in determining the number of incremental units that are to be added to the weighted-average number of common partnership units outstanding. The following table presents a reconciliation of basic and diluted net income (loss) per common unit for the period June 12, 2007 through December 31, 2007 (amounts in thousands, except per unit data):

June 12, 2007
through December
31, 2007
Basic:
Net income	$2,532
Weighted-average number of common units outstanding	9,282
Basic net income per unit	$0.27

Diluted:
Net income	$2,532
Weighted-average number of common units outstanding	9,282
Plus: incremental shares from assumed conversion of dilutive instruments(1)	265
Adjusted weighted-average number of common units outstanding	9,547
Diluted net income per unit	$0.27

(1)	Included in the diluted earnings per unit computation for 2007 are 265,000 incremental shares from the assumed exercise of dilutive unit options and from the assumed vesting of dilutive restricted units, computed using the treasury stock method.
(Continued)

TIPTREE FINANCIAL PARTNERS, L.P. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 16 — Distributions:
On November 16, 2007 the Board of Directors approved a cash distribution of $0.43 per LP Unit payable on December 3, 2007 to holders of record on September 30, 2007. Total distribution paid was approximately $4.1 million.
Note 17 — Subsequent Events:
On February 6, 2008 the Board of Directors approved a cash distribution of $0.38 per LP Unit payable on February 15, 2008 to holders of record on January 1, 2008. Total distribution paid was approximately $3.6 million.

Tiptree Financial Partners, L.P.
9,281,697 Common Partnership Units

Prospectus

          , 2008
Until           , 2008 (90 days after commencement of this offering) all dealers that effect transactions in our LP units, whether or not participating in this offering, may be required to deliver a prospectus.

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
          The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant. All amounts are estimated except the SEC filing fee.

SEC filing fee	$5,471.56
Legal fees and expenses	*
Accounting fees and expenses	*
Printing expenses	*
Transfer agent and registrar fees	*
Miscellaneous fees	*

Total expenses	*

*	To be completed by amendment.
Item 14. Indemnification of Directors and Officers.
          The section of the prospectus entitled “Description of the LP Units and Organizational Documents of the LP — Limitations on Liability and Indemnification of Tricadia Capital and Our Directors and Officers” is incorporated herein by reference. Subject to any terms, conditions or restrictions set forth in the LP Agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever.
          We currently maintain liability insurance for our directors and officers. Such insurance would be available to our directors and officers in accordance with its terms.
Item 15. Recent Sales of Unregistered Securities.
          On June 12, 2007, (1) Tricadia Capital Management, LLC and its respective affiliates, officers, directors and employees purchased directly from the Registrant an aggregate of 2,546,665 LP units, (2) Mariner Partners, Inc. purchased directly from the Registrant 200,000 LP units and (3) Banc of America Securities LLC, Bear, Stearns & Co. Inc. and UBS Securities LLC purchased directly from the Registrant for their own accounts 1,000,000, 333,333 and 333,333 LP units, respectively, in each case at the price of $15.00 per unit in an offering exempt from registration provided by Regulation D under the Securities Act.
          On June 12, 2007, 5,068,366 LP units were sold by the Registrant to Banc of America Securities LLC, Bear, Stearns & Co. Inc. and UBS Securities LLC (the “Initial Purchasers”), at the price of $13.95 per unit, in an offering exempt from registration pursuant to Section 4(2) of the Securities Act. The Initial Purchasers resold these LP units to “qualified institutional buyers,” as defined in Rule 144A under the Securities Act, to “accredited investors” as defined in Rule 501(a) under the Securities Act and certain outside the United States pursuant to Regulation S under the Securities Act.
          Since June 12, 2007, pursuant to the 2007 LP Unit Incentive Plan and 2007 LP Unit Incentive Plan for Non-Natural Persons, the Registrant has granted options to purchase 540,000 LP units to Tricadia Capital and granted (1) an aggregate of 211,860 restricted LP units to individuals affiliated with Tricadia Capital and (2) 52,965 restricted LP units to Mariner Partners, Inc. The recipients of these options and restricted LP units did not pay any consideration for these awards.

          There have been no other sales of unregistered securities by the registrant.
Item 16. Exhibits and Financial Statement Schedules.
          (a) Exhibits. The exhibits listed in the accompanying Exhibit Index are filed as part of this registration statement.

Exhibit
Number	Title

3.1	Certificate of Limited Partnership of Tiptree Financial Partners, L.P., dated May 23, 2007.

3.2	Amended and Restated Limited Partnership Agreement of Tiptree Financial Partners, L.P., dated as of June 6, 2007.

4.1	Specimen Common LP unit Certificate representing LP units of Tiptree Financial Partners, L.P.

5.1*	Opinion of Schulte Roth & Zabel LLP as to the legality of the securities being registered.

10.1	Management Agreement by and among Tiptree Financial Partners, L.P., Tricadia Capital Management, LLC and Tiptree CDO Holding Company, LLC, dated as of June 12, 2007.

10.2	Registration Rights Agreement by and among Tiptree Financial Partners, L.P., Tricadia Capital Management, LLC, Banc of America Securities LLC, Bear, Stearns & Co. Inc. and UBS Securities LLC, dated as of June 12, 2007.

10.3*	Tiptree Financial Partners, L.P. 2007 LP Unit Incentive Plan for Non-Natural Persons.

10.4	Tiptree Financial Partners, L.P. 2007 LP Unit Incentive Plan.

10.5	Form of Director and Officer Indemnification Agreement

21.1	List of Subsidiaries of Tiptree Financial Partners, L.P.

23.1	Consent of KPMG LLP.

23.2*	Consent of Schulte Roth & Zabel LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page to this registration statement).

*	To be filed by amendment.
          (b) Financial Statement Schedules.
          All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.
Item 17. Undertakings.
          (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
          (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
          (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
          (5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
          (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
          (ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
          (iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
          (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 7th day of March, 2008.

TIPTREE FINANCIAL PARTNERS, L.P.
By:	TRICADIA CAPITAL, LLC, its General Partner

By:	/s/ Michael Barnes
Michael Barnes
Partner and Chief Investment Officer

POWER OF ATTORNEY
          Each person whose signature appears below hereby constitutes and appoints Michael Barnes and Geoffrey Kauffman, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Barnes Michael Barnes	Chairman, Co-Chief Executive Officer and Co-Chief Investment Officer and Director (Principal Executive Officer)	March 7, 2008

/s/ Julia Wyatt Julia Wyatt	Chief Financial Officer (Principal Financial Officer)	March 7, 2008

/s/ Patrick Huvane Patrick Huvane	Controller (Principal Accounting Officer)	March 7, 2008

/s/ Arif Inayatullah Arif Inayatullah	Director	March 7, 2008

Signature	Title	Date

/s/ Robert G. Simses Robert G. Simses	Director	March 7, 2008

/s/ Bradley E. Smith Bradley E. Smith	Director	March 7, 2008

/s/ Peter S. Croncota Peter S. Croncota	Director	March 7, 2008

EXHIBIT INDEX

Exhibit
Number	Title

3.1	Certificate of Limited Partnership of Tiptree Financial Partners, L.P., dated May 23, 2007.

3.2	Amended and Restated Limited Partnership Agreement of Tiptree Financial Partners, L.P., dated as of June 6, 2007.
4.1	Specimen Common LP unit Certificate representing LP units of Tiptree Financial Partners, L.P.

5.1*	Opinion of Schulte Roth & Zabel LLP as to the legality of the securities being registered.

10.1	Management Agreement by and among Tiptree Financial Partners, L.P., Tricadia Capital Management, LLC and Tiptree CDO Holding Company, LLC, dated as of June 12, 2007.

10.2	Registration Rights Agreement by and among Tiptree Financial Partners, L.P., Tricadia Capital Management, LLC, Banc of America Securities LLC, Bear, Stearns & Co. Inc. and UBS Securities LLC, dated as of June 12, 2007.

10.3*	Tiptree Financial Partners, L.P. 2007 LP Unit Incentive Plan for Non-Natural Persons.

10.4	Tiptree Financial Partners, L.P. 2007 LP Unit Incentive Plan.

10.5	Form of Director and Officer Indemnification Agreement

21.1	List of Subsidiaries of Tiptree Financial Partners, L.P.

23.1	Consent of KPMG LLP.

23.2*	Consent of Schulte Roth & Zabel LLP (contained in Exhibit 5.1).

24.1	Power of Attorney (set forth on the signature page to this registration statement).

*	To be filed by amendment.